Filed Pursuant to Rule 424(b)(4)

Registration No. 333-277042

1,200,000 Shares

SOW GOOD INC.

Common Stock

This is a public offering of shares of common stock, par value $0.001 per share (“common stock”) of Sow Good Inc. We are offering 1,200,000 shares of our common stock. The public offering price is $10.00 per share.

Our common stock was previously traded on the OTCQB Marketplace maintained by OTC Markets, Inc. (“OTCQB”) under the symbol “SOWG.” Our common stock has been approved for listing on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SOWG" and will commence trading on the Nasdaq on May 2, 2024.

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934 and have elected to take advantage of certain scaled disclosure available to smaller reporting companies. This prospectus is intended to comply with the requirements that apply to an issuer that is a smaller reporting company. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page 13 for factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$10.00	$12,000,000
Underwriting discounts and commissions(1)	$0.70	$840,000
Proceeds, before expenses, to us	$9.30	$11,160,000

(1)
We refer you to “Underwriting” beginning on page 104 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters the right to purchase up to an additional 180,000 shares of our common stock from us to cover over-allotments.

The underwriters expect to deliver the shares of common stock against payment on or about May 6, 2024.

The date of this prospectus is May 2, 2024

Sole Bookrunning Manager

Roth Capital Partners

Co-Manager

Craig-Hallum

Neither we nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date regardless of the time of delivery of this prospectus or any sale of shares of common stock. Our business, financial condition, results of operations and prospectus may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Sow Good,” and similar references refer to Sow Good Inc., together with its subsidiaries.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus includes our trademarks, service marks and trade names, including but not limited to Sow Good, which are protected under applicable intellectual property laws. This prospectus also contains trademarks, trade names, and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the industries and markets in which we operate and competitive position is based on information from independent industry and research studies and reports, other third-party sources, and management estimates. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates and information. Although we have not independently verified the accuracy or completeness of any third-party information, we believe the information in this prospectus concerning the industries and markets in which we operate and competitive positions is reliable. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industries and markets, which we believe to be reasonable. In addition, projections, assumptions, and estimates of the future performance of the industries and markets in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain information in this prospectus is based on independent or third-party sources, including:

1.
National Confectioners Association, Sweet Insights: State of Treating 2023, 2023.
2.
Euromonitor, Euromonitor Sugar Confectionery in North America Datagraphics report, July 2023.

NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Specifically, we make use of the non-GAAP financial measure “Adjusted EBITDA.” Adjusted EBITDA has been presented in this prospectus as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

For a discussion of the use of Adjusted EBITDA and a reconciliation of the most directly comparable GAAP measure, see “Prospectus Summary—Summary Condensed Financial and Other Data—Non-GAAP Financial Measures.”

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should carefully read the entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “Sow Good,” “we,” “us” and “our” refer to Sow Good Inc. and its consolidated subsidiaries.

Overview

Sow Good is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. We began commercializing our freeze dried candy products in the first quarter of 2023, and as of December 31, 2023, we have fourteen stock keeping units (“SKUs”) in our Sow Good Candy line of treats and four SKUs in our Sow Good Crunch Cream line. We sell our treats using an omnichannel strategy primarily focused on the wholesale and retail channels with less than 2% of sales coming from e-commerce as of December 31, 2023. As of December 31, 2023, our treats are offered for sale in over 5,850 brick-and-mortar retail outlets in the United States. The rapid demand growth for our delectable treats since their retail debut in March 2023 highlights our consumers’ excitement for our novel and explosively flavorful treats that “satisfy your sweet tooth in fewer bites.”

We have custom-built a 20,945 square foot freeze drying facility in Irving, Texas, and have entered into additional co-manufacturing arrangements in China and Colombia, that we anticipate, depending on product mix, will provide for a total of 30 million units by the end of 2024, with a significant portion of that capacity coming from our co-manufacturer relationships. Freeze drying removes up to 99% of moisture from a product in its frozen state by applying a small amount of heat in an extremely low air pressure, near outer space-like environment, through the use of massive vacuum chambers, resulting in moisture being removed from the product at the speed of sound. This process of removing moisture from the product, which can take up to twenty-four hours, concentrates its flavor, creating a “hyper dried, hyper crunchy, and hyper flavorful” snackable treat. Our commitment to providing the most flavorful and crunchy treats extends into the product packaging process, where our 194 employees dedicated to hand-packaging as of December 31, 2023 put our treats through our hand-packed precision packaging process in vigilantly managed low humidity conditions to protect our treats from reintroduction to moisture.

We have built four bespoke freeze driers using proprietary technology tailored specifically to our products, creating a truly state-of-the-art facility in Irving, Texas. We are in the process of fabricating and operationalizing two additional freeze driers, which we anticipate will come online in our Irving, Texas facility in the third quarter of 2024. We estimate that each of our proprietary freeze driers can produce up to approximately $10 million of revenue per year depending on product mix. In addition, due to strong customer demand that consistently outpaces available supply, we have entered into co-manufacturing arrangements with third-party manufacturers whose freeze drying facilities meet our exacting production, sanitation and allergen control requirements, as well as our food quality and safety standards. Currently, all of our products manufactured by third parties are shipped to our facilities in Texas for packaging. However, we are actively searching for additional packaging facilities and additional internal freeze driers for further increased capacity.

We believe in building a company that creates good experiences for our customers and growth for our investors and employees through our core pillars: (i) innovation—creating novel products that delight our consumers; (ii) scalability—building strong business and manufacturing foundations to support rapid growth and accelerated retail launches; (iii) manufacturing excellence—harnessing our executive team’s manufacturing expertise and continuously refining our processes to maximize efficiencies and reduce energy intake and waste, effectively lowering our costs, increasing margins, and improving our sustainability practices; (iv) meaningful employment opportunities—providing developmental opportunities for our communities by cultivating a growth-oriented and opportunity-rich workplace for our employees, top to bottom, and increasing our employee headcount sevenfold since March 2023; and (v) food quality standards—achieving superior product outcomes by using humidity control throughout our entire facilities, and methodical hand-packed precision packaging process of our treats, which takes additional time and expense when compared to an automated system, but ensures optimal flavor and texture, and maximum protection of product integrity, thereby minimizing customer product return rates.

Sow Good is led by co-founders Claudia and Ira Goldfarb, who have over a decade of manufacturing experience with an extensive freeze drying background, dedication to job creation, and proven track record of identifying and growing niche trends into everyday categories. Under their leadership, our revenues have grown from $428.1 thousand during the year ended December 31, 2022 to approximately $16.1 million for the year ended December 31, 2023, with approximately $14.6 million of that being recorded in the six-month period ended December 31, 2023. This revenue was achieved through the capacity provided by our three freeze driers and co-manufacturing arrangements that started in December 2023. Our fourth freeze drier became operational in the first quarter of 2024.

Our Market Opportunity

We believe the candy category is stagnant, repetitive, and in need of revitalization to reengage and captivate consumers seeking innovative ways to satisfy their sweet cravings. We see our market opportunity as existing at the intersection of two burgeoning categories: freeze dried candy and non-chocolate confections. According to Euromonitor, the North American sugar confectionery industry is expected to grow at a compounded annual growth rate of 6% from 2021 to 2028 and sales are expected to be $23.6 billion in 2028. We believe the nascent freeze dried candy market is poised for exponential growth given increasing consumer preferences for novel and distinctive candy products. According to the National Confectioners Association (“NCA”), approximately 61% of shoppers occasionally or frequently seek out products they have never purchased before. Given our exceptional performance in retail launches, surging customer demand, and increasing production capacity, we are confident that we can catapult freeze dried candy from a trendy spark on social media to a stable, top-performing consumer confectionary category in retail.

Our Competitive Strengths

We believe we are well-positioned competitively to become the leader in the rapidly developing freeze dried candy market due to our distinctive branding, manufacturing expertise, advantage of being an early mover in the category and ability to innovate.

A Distinctive and Trusted Brand Name

We believe we have a distinctive brand that consumers trust and helps distinguish our product on crowded retail shelves. Since Sow Good’s inception, we have invested heavily to elevate the Sow Good brand by creating a distinctive and cohesive brand design that sparks consumer curiosity and a desire to sample additional flavors carried by Sow Good. In addition, we use premium packaging materials to communicate the high-quality nature of our products and differentiate ourselves from competitive offerings. We further support our brand efforts through our informative and user-friendly direct-to-consumer website and growing social media presence, where consumers have notably taken to posting unpaid, authentic reviews. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of December 31, 2023. Retailers have applauded our strong brand presentation and we believe this has been a contributing factor in our success in securing coveted shelf space upon our launch of our freeze dried candy treats.

Manufacturing Expertise

Sow Good spent over two years and over $10.0 million dollars to develop a state-of-the-art manufacturing facility and freeze drying equipment calibrated specifically for our products prior to the commercial launch of our freeze dried treats. Manufacturing our treats requires careful handling so as to protect the integrity of their crunch factor, a characteristic of freeze dried candy. To protect the fragility of the product, Sow Good invested in developing a stringent hand-packed precision packing process in humidity-controlled rooms. Our manufacturing expertise and proprietary in-house technology enable us to quickly test, innovate and launch new products with ease and effectively handle and produce the more fragile products with care. This fine-tuned process is difficult to replicate using co-manufacturing. In addition, subtle changes during the freeze drying process can result in dramatic variations in product quality and yield, which makes it very difficult to consistently manufacture freeze dried treats with optimal crunch and flavor at scale successfully. We have overcome these hurdles and achieved scale manufacturing of freeze dried treats by utilizing proprietary technology to custom build three large-scale freeze driers and by developing manufacturing processes that are tailored specifically for each of our products to ensure maximum flavor, crunch, and consistency. We believe the technical knowledge and expertise required to build a freeze drier facility matching our current capacity poses a substantial barrier to entry for competitors in the confectionary space. Moreover, our primary manufacturing facility located in Irving, Texas is a Safe Quality Food (“SQF”) II-certified facility, with a 97 score on our most recent food safety audit, which exemplifies our commitment to maintaining the highest standards in food safety, pathogen prevention, and allergen protocols.

Early Mover Advantage

Given that the freeze dried candy segment of the market is new, we believe we materially benefit from being among the first companies to enter the market at scale, with retail-ready branding and packaging, a diverse and comprehensive product assortment, and seasoned and experienced sales and branding teams. Our early entry into the market has afforded us the time to learn and gain the necessary experience needed to effectively scale and refine the manufacturing, packaging, and distribution processes needed to be successful. We also further utilize our early insights into the burgeoning market to develop a broad product portfolio which include flavor profiles appealing to a broad audience that we believe retailers are seeking. When combined with the strength of our emerging brand, we believe this has allowed us to quickly capture limited available shelf space at retailers. As we continue to expand our presence, we believe the Sow Good brand will be viewed as a pioneer in the category, which should afford increased brand recognition and loyalty. When taken together, we believe these advantages should allow us to establish an early dominant market share in the category that would be difficult to displace due to the barriers to entry for companies just starting out in this market segment. We believe these factors may potentially deter new competitive entrants into the market.

Innovative Product-Development Process

Innovation is at the heart of our company. We are vigilantly monitoring emerging confectionary trends online and in retail and identifying niche markets, turning them into category staples as evidenced by our successful launch of our Crunch Cream line. We also have highly communicative retail relationships in which retailers inform us of new candy trends they detect in their stores, informing our next freeze dried candy development and launches. We utilize a test kitchen that is integrated with our in-house manufacturing capability and expertise that would be difficult to replicate using co-manufacturing to swiftly test, develop, and launch new products without sacrificing quality or time. For example, we launched our Crunch Cream line within nine weeks of ideation. By integrating our strong insight on industry trends with our agility, adaptability, and proficiency in new product development, we can take a product from inception to production in just a few months while maintaining our high food quality standards. We believe this allows us to introduce innovative freeze dried treats to the market that will further elevate the status of the Sow Good brand, entrench our existing customer relationships, and provide advantaged entry into new ones.

Our Growth Strategy

With no major direct competitors in the freeze dried candy space and the fact that there is minimal retail presence for the category, we are capitalizing on our early mover advantage and rapid scaling experience to become the dominant player in this fast growing market. Sow Good is seeking to build significant brand recognition, as well as develop a trust and understanding with consumers that our products will consistently offer explosive and exciting taste. Our growth strategy is based on six primary elements: (i) increasing production capacity; (ii) deepening existing customer relationships; (iii) new customer expansion; (iv) expanding our product offering; (v) driving margin expansion; and (vi) vertically integrating our operations.

Increase Production Capacity:

Merely by meeting the current level of demand for our treats, we anticipate our net sales increasing rapidly. Our initial retail launches of our freeze dried candy line significantly exceeded sales projections. The growing demand from new customers and desire for additional product volume from existing customers has necessitated a significant increase in production capacity. To try to meet this demand, we have increased our workforce sevenfold since March 2023, transitioned to a 24/7 production cycle, and leased 62,000 square feet of warehousing space in the Dallas metroplex to be able to scale and streamline distribution. In addition to scaling production of our four freeze driers as of February 10, 2024, we are in the process of securing two additional freeze driers. We anticipate these two additional freeze driers being operational by the third quarter of the calendar year 2024.

To help bridge the gap between the demand for our treats from our customers and our capacity to manufacture and package those treats in our Irving, Texas facilities, we have entered into co-manufacturing arrangements in China and Colombia to provide additional freeze drying capacity.

Deepen Existing Customer Relationships:

Our products have launched in retailers nationwide from convenience and grocery stores to big-box retailers, such as Five Below, Target, Misfits Market/Imperfect Foods, TJX Canada, Big Lots, Hy-Vee, Cracker Barrel, and Circle K. In addition, we sell a substantial portion of our products through distributors such as Redstone Foods, CB Distributors and Alpine Foods. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of December 31, 2023. We believe there is a significant growth opportunity in increasing our shelf presence, SKU portfolio, and number of stores with our existing customers. For many of these customers, we launched with a limited number of SKUs and are now significantly outpacing initial sales projections. As we scale production, we will have the ability to increase the availability of our products to these customers in current locations and distribution to more of their stores, while also broadening our SKU portfolio offerings. Bolstering our distribution will be a key growth driver for Sow Good so more of our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store, or directly online. To further support our retail launches with existing customers and strengthen our brand name, we are also introducing our product displays with distinctive designs and product highlights to enhance our visibility in current stores and educate new consumers on the advantages of freeze dried treats. We believe this strategy will capture the attention of new consumers, further educate and attract current consumers, and ultimately, increase sales for our retailers.

New Customer Expansion:

Based on our estimate of what penetration for a leading consumer packaged goods (“CPG”) brand should be at maturity, we believe Sow Good’s omnichannel distribution footprint should eventually be multiples of its current size. Currently, our products are marketed and sold through a diverse set of retail channels, including conventional, natural and specialty grocery, club, and convenience stores, and on our website. Increasing our customer base across distribution channels will be a key growth driver for Sow Good and our goal is to expand our customer base so that our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store or directly online. While expanding distribution, we are simultaneously increasing our brand awareness through online and offline marketing initiatives to accelerate the sell-through velocity of our products once they reach the shelves of our customers. We anticipate a portion of the use of proceeds from this offering to fund marketing initiatives to bolster sales and new retail launches.

Expand Our Product Offering:

We are working to increase the breadth of products offered to customers by leveraging our innovation expertise. We seek to achieve this by developing new candy products that complement our existing portfolio as well as the expansion into adjacent product categories. This is illustrated by the launch of our Crunch Cream freeze dried ice cream bars and sandwiches line in October 2023. We believe the expansion of our product offerings will help drive revenue and margin growth through (i) improving brand recognition, (ii) expanding existing customer relationships, and (iii) capturing new customers seeking unique products. In addition, as our product offering portfolio grows, we anticipate manufacturing efficiencies that provide for increased margin expansion and profitability.

Drive Margin Expansion:

Our near-term goal is to increase our net income at a faster rate than our sales growth. We believe that this can be achieved by taking several actions that will drive margin expansion. Our primary margin driver will be the expansion of our production and packaging capacity, as well as a portion of our corporate and administrative functions outside the United States, where the cost and availability of labor are significantly more favorable than our current labor market in Irving, Texas. In terms of other margin expansion initiatives, first, we plan to reduce our per-unit production cost by leveraging fixed costs as production volumes increase. Second, we aim to capture operating efficiencies from the refinement of our manufacturing process, which will further reduce our per-unit production cost. Third, we intend to utilize our sales data and market knowledge to manage our sales mix toward higher margin products over time. Fourth, we are actively pursuing cost reductions in our raw materials by implementing changes to our sourcing strategy. Fifth, we are developing product line expansions that optimize the efficiency of our freeze drying process. Finally, while we expect an increase in general and administrative expenses as we strengthen internal operating functions, we believe these expenses will grow at a slower rate than sales as we solidify our sales function, allowing for further margin improvement.

Vertically Integrate Our Operations:

A key part of driving our margin expansion is continuing to build our vertically integrated business model. The core of this strategy is our highly efficient manufacturing process, which enables rapid expansion of production capacity, provides fixed-cost leverage on increased volumes and optimizes our ability to control quality. In addition to manufacturing capabilities, we have internalized mechanical engineering, branding, design, packaging, digital marketing, customer service and data analytic capabilities, along with finance, research and development and human resource functions. Our broad in-house capabilities and manufacturing capacity are expected to enable significant fixed-cost leverage going forward in manufacturing, as well as most other operating expense line items.

Recent Developments

Reincorporation

Effective February 15, 2024, Sow Good Inc. reincorporated to the State of Delaware from the State of Nevada under the name Sow Good Inc. The reincorporation was effected by the Company filing (i) articles of conversion with the Secretary of State of Nevada, (ii) a certificate of conversion with the Secretary of State of the State of Delaware and (iii) a certificate of incorporation with the Secretary of State of the State of Delaware.

Private Placement

On March 28, 2024, the Company consummated a private placement of its common stock exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof, in an amount of approximately $3.7 million from the sale of 515,597 newly issued shares of common stock at a share price of $7.25 (such offering, the “2024 PIPE”). Of the 515,597 shares of common stock issued pursuant to the 2024 PIPE, 356,903 shares, or 69.2% of the total shares sold, were purchased by, and issued to, unaffiliated accredited investors (the “Unaffiliated PIPE Investors”). The $7.25 price per share of common stock was determined in the course of arms-length negotiations between the Company and the Unaffiliated PIPE Investors over the course of the weeks prior to the consummation of the 2024 PIPE. The remaining 158,694 shares, or 30.8% of the total shares sold were purchased by, and issued to, related parties, including Sow Good’s Chief Executive Officer and Executive Chairman and certain other Sow Good board members. The proceeds were used in funding incremental capital expenditures and general operating expenses.

Warrant Exercise

On April 15, 2024, the Company issued 2,186,250 shares of its common stock in connection with the exercise of warrants that were issued between December 2021 and May 2023 (the “Warrants”), with exercise prices varying from $2.21 to $2.60 (the “Warrant Exercise”). None of the Warrants were amended prior to or in connection with the Warrant Exercise. Each of the exercising holders of warrants (collectively, the “Holders”), received its warrants in connection with the incurrence by the Company of indebtedness pursuant to various tranches of promissory notes issued between December 2021 and May 2023 (collectively, the “Notes”). The Warrants were classified as permanent equity at inception. Due to a redemption feature in the Warrants allowing the Company to redeem the Warrants for $0.001 per Warrant if the daily volume weighted average price per share over thirty consecutive trading days is above $9.00, the Company received indications of intent to exercise Warrants from various Holders given the recent increase in trading price of the Company's common stock. With authorization from the Company's Board of Directors, each of the Holders was provided an opportunity to, and agreed to, amend certain of such Holder’s Notes (the “Notes Amendment”) to allow for the partial prepayment of principal in an aggregate amount equal to the exercise price of such Holder’s Warrants. In addition to the Notes Amendment, certain of the Holders elected use a portion of the accrued but unpaid interest under such Holder’s Notes to pay the exercise price of the Warrants. Certain of the Notes were repaid in full as a result of the Warrant Exercise and thereby did not need to be amended pursuant to the Notes Amendment (the Warrant Exercise, whether by partial or full repayment of principal, or by election to use a portion of accrued but unpaid interest under the Notes, together with the Notes Amendment, the “Warrant Exercise Transaction”). As a result of the Warrant Exercise Transaction, excluding the impact of deferred debt costs, the Company’s debt was reduced by $5,200,362.50, accrued interest payable was reduced by $98,750.00, common equity was increased by $5,299,112.50 and the Company issued an aggregate of 2,186,250 shares of common stock.

Certain of the Notes were fully repaid and the related debt discounts will be fully expensed as a loss on the extinguishment of debt, rather than included in interest, and will be reflected in the unaudited quarterly financial statements of the Company for the second quarter of 2024. The Notes subject to the Notes Amendment were only partially repaid, and the ratable portion of the related debt discounts will be included as amortized interest in the unaudited quarterly financial statements of the Company for the second quarter of 2024. The remaining debt discounts will continue to be amortized as interest over the remaining term of the Notes. The Notes Amendment only allowed for the partial prepayment of principal and did not change any other terms of the Notes, and the present value of expected cash flows over the remaining life of the Notes remains substantially unchanged by the modification of these Notes.

Risk Factor Summary

Investing in our common stock involves substantial risks. The risks described in the section titled “Risk Factors” immediately following this summary may cause us to not realize the full benefits of our strengths or to be unable to successfully execute all or part of our strategy. Some of the more significant risks include the following:

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We have a limited operating history in our current form and have incurred significant operating losses. As a result of continuing investments to expand our business, we may not achieve or sustain profitability.
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Even if this offering is successful, we may need additional funding in order to fund our existing commercial operations, commercialize new products and grow our business.
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Our rapid growth may not be indicative of our future growth, and our limited operating history may make it difficult to assess our future viability.
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We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.
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We have previously identified material weaknesses and significant deficiencies in our internal control over financial reporting for our financial year ended December 31, 2022. If we experience additional material weaknesses in the future, we may not be able to accurately or timely report our financial condition or results of operations and investors may lose confidence in our financial reports and the market price of our common stock could be adversely affected.
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The retail food and non-chocolate confectionary and freeze dried candy segments are highly competitive. If our competitors are more successful or offer better value to consumers, our business could decline.

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Failure to maintain sufficient internal production capacity, source appropriate external production capacity, or to enter into third-party agreements on terms that are beneficial for us may result in our inability to meet customer demand and/or may increase our operating costs and capital expenditures.
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Loss of one or more of our co-manufacturers or our failure to timely identify and establish relationships with new co-manufacturers could harm our business and impede our growth.
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We rely on a small number of suppliers to provide our raw materials for certain of our treats, and our supply chain may be interrupted and prevent us from obtaining the necessary materials we need to operate.
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Consumer preferences for our products, or for freeze dried candy generally, could change rapidly, and if we are unable to respond quickly to new trends, our business may be adversely affected.
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Any damage to our reputation or brand image could adversely affect our business or financial results.
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Fluctuations in various food and supply, transportation and shipping costs could adversely affect our operating results.
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We may not be able to protect our intellectual property and proprietary technology adequately, which may impact our commercial success.
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Food safety concerns and concerns about the health risk of our products may have an adverse effect on our business.
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Our ability to maintain and expand our distribution network and attract consumers, customers, distributors, retailers and brokers will depend on a number of factors, some of which are outside our control.
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Our success depends in part on the effectiveness of our digital marketing strategy and the expansion of our social media presence, but there are risks associated with these efforts.
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Failure to manage inventory at optimal levels could adversely affect our business, financial condition and results of operations.
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Information security events, or real or perceived errors, failures, or bugs in our systems; other technology disruptions; or failure to comply with laws and regulations relating to information security could negatively impact our business, our reputation and our relationships with customers.
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Our international sales and operations, including our planned business development activities outside of the United States, subject us to additional risks and challenges that can adversely affect our business, results of operations and financial condition.
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Our operations are subject to regulation by the FDA and other federal, state, and local authorities in the U.S., and in any other jurisdictions in which we may sell our products, and there is no assurance that we will be in compliance with all laws and regulations.
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Our common stock is currently quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.
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Our ability to uplist our common stock to Nasdaq Capital Market is subject to us meeting applicable listing criteria.
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The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.
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We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future.
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We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.
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If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.
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Our management has broad discretion in the use of the net proceeds received in this offering and may not use the net proceeds effectively.
•
The concentration of our stock ownership limits our stockholders’ ability to influence corporate matters.

•
Our business depends substantially on the continuing efforts of our senior management and other key personnel, including Ira and Claudia Goldfarb, our Executive Chairman and the Chief Executive Officer, respectively, and our business may be severely disrupted if we lose their services.
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A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.
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The failure to successfully integrate newly acquired products or businesses could negatively impact our profitability.

Corporate Information

We were incorporated in Delaware in April 2010 and became a publicly traded company when our shares began trading on July 1, 2010. Prior to April 2, 2012, the Company name was Ante5, Inc., which became an independent company in April 2010. From October 2010 through August 2019, we were engaged in the business of acquiring oil and gas leases and participated in the drilling of wells in the Bakken and Three Forks trends in North Dakota and Montana and managing similar assets for third parties under the name Black Ridge Oil & Gas, Inc. In December 2012, we reincorporated in Nevada. Effective January 21, 2021, we changed our name from Black Ridge Oil & Gas, Inc. to Sow Good Inc. to pursue the freeze dried fruits and vegetables business as acquired with our October 1, 2020 acquisition of S-FDF, LLC. On May 5, 2021, the Company announced the launch of our freeze dried CPG food brand, Sow Good. Effective February 15, 2024, we reincorporated to the State of Delaware from the State of Nevada pursuant to a plan of conversion.

Our principal executive offices are located at 1440 N. Union Bower Road, Irving, Texas 75061, and our telephone number is (214) 623-6055. Our website addresses are www.thisissowgood.com and www.sowginc.com. Information contained on, or that can be accessed through, our websites are not incorporated by reference into this prospectus, and you should not consider information on our websites to be part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we have chosen and may continue to choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Shares of common stock offered by us	1,200,000 shares (1,380,000 shares if the underwriters exercise their over-allotment option in full).

Shares of common stock to be outstanding after this offering	9,961,809 shares (10,141,809 shares if the underwriters exercise their over-allotment option in full).

Over-allotment option to purchase additional shares of common stock	180,000 shares.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $10.3 million (or $12.0 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for general corporate purposes, which may include capital expenditures for the expansion of our production capacity, funding working and growth capital, the expansion of our sales and marketing function and the reduction of certain tranches of our indebtedness. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions, which could change in the future as or plans and business conditions evolve. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application and specific allocations of the net proceeds of this offering. We intend to invest the net proceeds we receive from this offering that are not used as described above in short- and intermediate-term, interest-bearing obligations, investment-grade instruments or other securities. See “Use of Proceeds.”

Representative’s Warrants

Upon the closing of this offering, we will issue to Roth Capital Partners, LLC, representative of the several underwriters, warrants (the “Representative’s Warrants”) entitling it to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in this offering by us at an exercise price equal to 120% of the public offering price of the common stock in this offering. The Representative’s Warrants shall be net exercisable. The Representative’s Warrants will expire five (5) years after the effective date of the registration statement of which this prospectus forms a part. See “Underwriting.”

Dividend policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, industry trends, and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Risk factors

See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Trading symbol	Our common stock will be listed on the Nasdaq Capital Market under the symbol “SOWG.”

The number of shares of our common stock to be outstanding after this offering is based on 9,961,809 shares of our common stock outstanding as of April 25, 2024, which is comprised of: (i) 6,029,371 shares of common stock outstanding as of December 31, 2023; (ii) the shares issued pursuant to the 2024 PIPE; (iii) the shares issued in connection with the Warrant Exercise Transaction; (iv)

the shares issued pursuant to the Equity Compensation Grants (as defined below); and (v) 1,200,000 shares issued in this offering at a public offering price of $10.00 per share of common stock, and excludes:

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999 shares of our common stock are issuable upon the exercise of options outstanding under the Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) as of December 31, 2023;
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2,000 shares of our common stock are issuable upon the exercise of options outstanding under the 2016 Non-Qualified Stock Option Plan (the “2016 Plan”) as of December 31, 2023;
•
2,617,814 shares of our common stock are issuable upon the exercise of options outstanding under the 2020 Stock Incentive Plan (the “2020 Plan”) as of December 31, 2023;
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2,291,250 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.50 per share as of December 31, 2023; and
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3,000,000 shares of our common stock are reserved for future issuance under our 2024 Stock Incentive Plan (the “2024 Plan”), which is now effective, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2024 Plan.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes or gives effect to:

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no exercise by the underwriters of their option to purchase up to an additional 15% of the shares of common stock offered by us in this offering from us to cover over-allotments;
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the issuance of 2,186,250 shares of common stock in connection with the Warrant Exercise Transaction;
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the issuance of 515,597 shares of common stock in connection with the 2024 PIPE;
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the grant and issuance of 30,591 shares of common stock subsequent to December 31, 2024 to certain members of our Board and other advisors to the Company, in each case at a fair market value based on the closing price on the date of the applicable grant (the “Equity Compensation Grants”). See “Executive Compensation—Director Compensation—2024 Director Compensation (to date)” for more information on the grants to the members of our Board;
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no exercise of the Representative’s Warrants to purchase up to an additional 10% of the shares of our common stock offered by us in this offering assuming the net exercise of such warrants; and
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a public offering price of $10.00 per share of common stock.

SUMMARY CONDENSED FINANCIAL AND OTHER DATA

The summary statements of operations for the years ended December 31, 2022 and 2023 and the summary balance sheet data as of December 31, 2022 and 2023 have been derived from our audited condensed financial statements included elsewhere in this prospectus. You should read the financial data set forth below in conjunction with our financial statements and the accompanying notes and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any period in the future.

Combined Statement of Operations Data:

	Years Ended December 31,
	2023	2022
Revenues	$16,070,924	$428,132
Cost of goods sold	11,189,360	308,293
Gross Profit	4,881,564	119,839

Operating expenses:
General and administrative expenses:
Salaries and benefits(1)	3,391,798	3,662,313
Professional services	688,023	245,546
Other general and administrative	1,854,156	1,625,952
Intangible asset impairment	-	310,173
Goodwill impairment	-	4,887,297
Total general and administrative expenses	5,933,977	10,731,281
Depreciation and amortization	168,271	274,053
Total operating expenses:	6,102,248	11,005,334

Net operating loss	(1,220,684)	(10,885,495)

Other income (expense):
Interest expense, including $1,173,986 and $925,839 of warrants issued as a debt discount for the years ended December 31, 2023 and 2022, respectively	(1,839,749)	(1,277,965)
Gain on disposal of property and equipment	-	36,392
Total other expense	(1,839,749)	(1,241,573)

Net loss	(3,060,433)	$(12,127,068)

(1)
Includes stock-based compensation expense as follows:

	Year ended December 31,
	2023	2022
Salaries and benefits	$3,391,798	$3,662,313
Total stock-based compensation expense	$836,267	$888,107

In addition to statement of operations data as determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our business performance.

Other Financial Data:

	Year ended December 31,
	2023	2022
Adjusted EBITDA(1)	$74,927	$(4,500,365)

(1)
This financial measure is not calculated in accordance with GAAP. See “—Non-GAAP Financial Measures” below for information regarding our use of this non-GAAP financial measure and a reconciliation of such measure to its nearest comparable financial measure calculated and presented in accordance with GAAP.

Balance Sheet Data:

	As of December 31,	As of December 31,
	2023	2022
Cash and cash equivalents	$2,410,037	$276,464
Total current assets	10,237,837	2,578,057
Total assets	21,488,558	8,898,577
Total current liabilities	5,771,200	890,177
Total liabilities	14,208,109	6,087,690
Total stockholders’ equity	7,280,449	2,810,887

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure of our performance that is not required by or presented in accordance with GAAP. We define Adjusted EBITDA as net loss before depreciation, interest expense, net and income tax benefit, adjusted to eliminate non-cash intangible asset impairment, goodwill impairment, inventory write-down and stock-based compensation. The most directly comparable GAAP measure is net income (loss). Adjusted EBITDA is not recognized terms under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Because not all companies use identical calculations, the presentations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

We present this non-GAAP measure because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA is useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation, and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone provide.

There are a number of limitations related to the use of Adjusted EBITDA rather than net loss, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. Some of these limitations are:

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Adjusted EBITDA excludes stock-based compensation expense as it has recently been, and will continue to be for the foreseeable future, a significant recurring non-cash expense for our business;
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Adjusted EBITDA excludes depreciation and amortization expense and, although this is a non-cash expense, the assets being depreciated and amortized may have to be replaced in the future;
•
Adjusted EBITDA does not reflect the cash requirements necessary to service interest on our debt which affects the cash available to us;
•
Adjusted EBITDA does not reflect the monies earned from our investments since it does not reflect our core operations;
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Adjusted EBITDA does not reflect change in fair value of financial instruments since it does not reflect our core operations and is a non-cash expense;
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Adjusted EBITDA does not reflect income tax expense that affects cash available to us; and
•
the expenses and other items that we exclude in our calculations of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year ended December 31,
	2023	2022
Net income (loss)	$(3,060,433)	$(12,127,068)
Depreciation and amortization (gross amount)(1)	459,345	299,553
Interest expense	1,839,749	1,277,695
Stock-based compensation expense	836,266	888,107
Intangible asset impairment	-	310,173
Goodwill impairment	-	4,887,297
Gain on disposal of property	-	(36,392)
Adjusted EBITDA	$74,927	$(4,500,365)

(1)
Depreciation and amortization was $459,345, including $291,074 in cost of goods sold, and $299,553, including $25,500 capitalized as inventory overhead and expensed to cost of goods sold, as of December 31, 2023 and 2022, respectively.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before purchasing our common stock. If any of the following risks occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment.

Risks Related to Our Operating History, Financial Position and Capital Needs

We have a limited operating history in our current form and have incurred significant operating losses. As a result of continuing investments to expand our business, we may not achieve or sustain profitability.

Sow Good was formed and commenced commercial sales of our products in 2021, and in 2023 we started producing and commercializing our freeze dried candy treats, including our Sow Good freeze dried candy line and our Crunch Cream line. On October 1, 2020, we completed our acquisition of S-FDF, LLC (the “Seller”), a Texas limited liability company, pursuant to an Asset Purchase Agreement, between the Company and the Seller, dated June 9, 2020, as subsequently amended effective October 1, 2020 (the “Asset Purchase Agreement”). The assets we purchased under the Asset Purchase Agreement were of a development stage business without any major customers or history of operations upon which to forecast future business trends. As a result, we have a limited operating history and limited experience manufacturing and selling our products, establishing relationships with consumers, customers, suppliers, vendors and distributors and building our brand reputation. These and other factors combine to make it more difficult for us to accurately forecast our future operating results, which in turn makes it more difficult for us to prepare accurate budgets and implement strategic plans. We expect that this uncertainty will continue to exist in our business for the foreseeable future. If we do not address these risks and uncertainties successfully, our operating results could differ materially from our estimates and forecasts, and from the expectations of investors or analysts, which could harm our business and result in a decline in the trading price of our common stock.

As a developing company, we will need to adopt and implement a plan to increase awareness of our products, secure distribution channels, and foster and strengthen our supply, manufacturing and distribution relationships. It is likely our strategic priorities will need to evolve over time and our business would be materially and adversely affected if we do not properly adapt our strategies to our changing needs and changes in the market. As our operations develop and grow, we expect to experience significant increases in our working capital requirements. Even if we obtain additional capital and achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

In the years ended December 31, 2023 and 2022, we incurred net losses of approximately $3.1 million and $12.1 million, respectively. We anticipate our operating expenses and capital expenditures will increase substantially in the foreseeable future as we seek to expand our retail distribution, invest in our approach to build brand awareness, leverage our product development capabilities, and invest in production capacity and automation. As a result of our continuing investments to expand our business in these and other areas, we expect our expenses to increase significantly, and we may not achieve profitability in the foreseeable future. Even if we are successful in broadening our consumer base, and increasing revenues from new and existing customers, we may not be able to generate additional revenues in amounts that are sufficient to cover our expenses. We may incur significant losses for a number of reasons, including as a result of the other risks and uncertainties described elsewhere in this prospectus. We cannot assure you that we will continue to achieve profitability in the future or that we will sustain profitability over any particular period of time.

Even if this offering is successful, we may need additional funding in order to fund our existing commercial operations, commercialize new products and grow our business.

To date, we have financed our operations through private placements of our equity, equity-linked and debt securities. We have devoted substantially all our financial resources and efforts to developing our products, workforce, and manufacturing capabilities. Our long-term growth and success are dependent upon our ability ultimately to expand our manufacturing capacity and generate cash from operating activities. There is no assurance that we will be able to generate sufficient cash from operations or access the capital we need to grow our business. Our inability to obtain additional capital could have a material adverse effect on our ability to fully implement our business plan as described herein and grow our business, to a greater extent than we can with our existing financial resources.

Based on our current business plan, we believe the net proceeds from this offering, together with our current cash and cash equivalents and cash receipts from sales, will enable us to conduct our planned operations for at least the next twelve months. If our available cash balances, net proceeds from this offering and/or anticipated cash flow from operations are insufficient to satisfy our liquidity requirements because of lower demand for our products or due to other risks described herein, we may seek to sell common stock or other securities, enter into an additional credit facility or seek another form of third-party funding, including debt financing. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing stockholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements.

We may consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons, including to:

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provide for additional capacity;
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increase our sales and marketing efforts and address competitive developments;
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provide for supply and inventory costs;
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fund development and marketing efforts of any future products or additional features to then-current products;
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acquire, license or invest in new technologies;
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acquire or invest in complementary businesses or assets; and
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finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

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our ability to achieve revenue growth and improve gross margins;
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the cost of expanding our operations and offerings, including our sales and marketing efforts;
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the effect of competing market developments; and
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costs related to international expansion.

The various ways we could raise additional capital carry potential risks. If we raise funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also could provide for rights, preferences, or privileges senior to those of holders of shares of our common stock. If we raise funds by issuing debt securities, those debt securities would have rights, preferences, and privileges senior to those of holders of shares of our common stock. The terms of any debt securities issued or borrowings made pursuant to a credit agreement could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights or grant licenses on terms that are not favorable to us.

Our rapid growth may not be indicative of our future growth, and our limited operating history may make it difficult to assess our future viability.

Our revenues grew from approximately $88.4 thousand for the year ended December 31, 2021 to approximately $428.1 thousand for the year ended December 31, 2022 and approximately $16.1 million for the year ended December 31, 2023. We expect that, in the future, as our revenue increases to higher levels, our revenue growth rate will decline. We also believe that growth of our revenue depends on several factors, including our ability to:

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expand our production capacity;
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increase awareness of our brand;
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expand our existing channels of distribution;
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develop additional channels of distribution;
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grow our customer base;
•
cost-effectively increase online sales at our direct website and third-party marketplaces;

•
effectively introduce new products;
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manufacture at a scale that satisfies future demand; and
•
effectively source key raw materials.

We may not successfully accomplish any of these objectives. In addition, we may face increased competition from current or new competitors that may reduce our market share and thereby limit our growth. Since the initial commercialization of our freeze dried candy treats in March 2023, we have not yet demonstrated the ability to sustain rapid growth over a long period of time or achieve profitability at scale. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or had previously achieved profitability.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

Our strategy envisions the expansion of our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Our rapid growth has placed and may continue to place significant demands on our organizational, administrative and operational infrastructure, including manufacturing operations, quality control, technical support and customer service, sales force management and general and financial administration. We must continue to refine and expand our business capabilities, including in sales, marketing, product development, information technology, equipment, facilities and personnel, as well as our systems and processes and our access to financing sources. We will also need to improve our operational, financial and management controls as well as our reporting systems and procedures. As we grow, we must continue to hire, train, supervise and manage new employees.

We cannot assure that we will be able to:

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meet our capital needs;
•
expand our systems effectively or efficiently or in a timely manner;
•
allocate our human resources optimally;
•
identify and engage qualified employees and consultants, or retain valued employees and consultants; or
•
incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business and our results of operations. Managing our planned growth effectively will require us to:

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maintain a low cost of customer acquisition relative to customer lifetime value;
•
identify products that will be viewed favorably by customers;
•
enhance our facilities and purchase additional equipment at our facility in Irving, Texas; and
•
successfully hire, train and motivate additional employees, including additional personnel for our production, sales and marketing efforts and our finance and accounting functions.

The expansion of our products and customer base may result in increases in our overhead and selling expenses. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability. In addition, if we are unable to effectively manage the growth of our business, the quality of our products may suffer and we may be unable to address competitive challenges, which would adversely affect our overall business, operations and financial condition.

We have previously identified material weaknesses and significant deficiencies in our internal control over financial reporting for our financial year ended December 31, 2022. If we experience additional material weaknesses in the future, we may not be able to accurately or timely report our financial condition or results of operations and investors may lose confidence in our financial reports and the market price of our common stock could be adversely affected.

We carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Interim Chief Financial Officer, of the effectiveness of our internal controls over financial reporting as of December 31, 2022. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in “Internal Control — Integrated Framework (2013).” Based on this assessment, management believed that, as of December 31, 2022, our internal control over financial reporting was ineffective based on those criteria. As a small company with limited resources that is mainly focused on the development and sales of our freeze dried treats, the Company did not employ a sufficient number of staff in its finance department to possess an optimal segregation of duties or to provide optimal levels of oversight. This resulted in certain audit adjustments and management believed that there may be a possibility for a material misstatement to occur in future periods while it employed the current number of personnel in its finance department.

To address and fully remediate this material weakness, management performed additional analyses and other procedures to ensure that the financial statements for the year ended December 31, 2022 fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented. Additionally, our remediation efforts for this material weakness included the hiring of additional staff members in our accounting and finance departments in 2023. As of December 31, 2023, management considered this material weakness fully remediated.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, maintaining effective disclosure controls and procedures and internal control over financial reporting. We continue to develop and refine our disclosure controls and other procedures that are designed to ensure that the information we are required to disclose in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.

We must continue to improve our internal control over financial reporting. Once we are no longer considered to be a smaller reporting company, our management will then be required to make a formal assessment of the effectiveness of our internal control over financial reporting pursuant to Sarbanes-Oxley Act Section 404(a), and we may in the future be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act.

We cannot assure you that there are not, and will not be material weaknesses in our internal control over financial reporting in the future. Any failure to maintain effective internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or operating results. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain these and other effective control systems required of public companies, could also restrict our future access to the capital markets.

Risks Related to Our Business and Industry

The retail food and non-chocolate confectionary and freeze dried candy segments are highly competitive. If our competitors are more successful or offer better value to consumers, our business could decline.

We operate in a very competitive environment that is characterized by competition from a number of other retailers in the market in which we operate. We compete with large national and regional food retail companies, some of which have greater financial and operational resources than us, and with smaller local retailers, some of which may have lower administrative costs than us. We may be at a competitive disadvantage relative to certain of our large national and regional competitors whose operations are more geographically diversified than ours.

Increased competition could hurt our business. The freeze dried candy is fragmented and in its early stages of development, but it is becoming increasingly competitive. New competitors may easily enter the freeze dried candy market on which we are focused. The competitors may offer an equivalent or superior product to that of the Company. We expect the number of companies offering products and services in our market segment to increase.

If we are unable to compete effectively in our markets, our business could decline disproportionately to our competitors, and our results of operations and financial condition could be adversely affected. We can provide no assurance that we will be able to continue to compete successfully in any of our markets. Our inability to continue to compete successfully in any of our markets could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

Failure to maintain sufficient internal production capacity, source appropriate external production capacity, or to enter into third-party agreements on terms that are beneficial for us may result in our inability to meet customer demand and/or may increase our operating costs and capital expenditures.

We intend to rely on internal production capacity and third-party co-manufacturers to fulfill our growing production needs and meet demand for our treats. We have plans to expand our own production facilities, but in the short-term may need to increase our reliance on third parties to provide production and supply certain services for a number of our products. A failure by us or our co-manufacturers to comply with food safety, environmental, or other laws and regulations, or to produce products of the quality and taste-profile we expect, or with efficiency and at costs we expect, may also disrupt our supply of products. In addition, we may experience increased distribution and warehousing costs due to capacity constraints resulting from our growth. If we need to enter into additional co-manufacturing or distribution agreements in the future, we can provide no assurance that we would be able to find acceptable third-party providers or enter into agreements on satisfactory terms or at all. In addition, we will likely need to expand our internal capacity, which could increase our operating costs and could require significant capital expenditures. If we cannot maintain sufficient and satisfactory production, warehousing and distribution capacity, either internally or through third party agreements, we may be unable to meet customer demand and/or our manufacturing, distribution and warehousing costs may increase, which could negatively affect our business.

Loss of one or more of our co-manufacturers or our failure to timely identify and establish relationships with new co-manufacturers could harm our business and impede our growth.

We intend to rely on international co-manufacturers to provide us with a portion of our production capacity. The terms of these co-manufacturing agreements vary, and some of these arrangements are short-term or based on purchase orders. Volumes produced under each of these agreements can fluctuate significantly based upon the product’s life cycle, product promotions, alternative production capacity, and other factors, none of which are under our direct control. Any of the co-manufacturers with whom we do not have a written contract could seek to alter or terminate its relationship with us at any time, leaving us with periods during which we have limited or no ability to manufacture our products. If we need to replace a co-manufacturer, there can be no assurance that additional capacity will be available when required on acceptable terms, or at all.

An interruption in, or the loss of operations at, one or more of our co-manufacturing facilities, which may be caused by work stoppages, labor shortages, strikes or other labor unrest, production disruptions, product quality issues, local economic and political conditions, restrictive governmental actions, border closures, disease outbreaks or pandemics (such as COVID-19), the outbreak of hostilities, acts of war, terrorism, fire, earthquakes, severe weather, flooding or other natural disasters at one or more of these facilities, could delay, postpone or reduce production of some of our products, which could have a material adverse effect on our business, results of operations and financial condition until such time as such interruption is resolved or an alternate source of production is secured.

We believe there are a limited number of competent, high-quality co-manufacturers in the industry that meet our strict quality and control standards, and as we seek to continue to obtain additional or alternative co-manufacturing arrangements in the future, there can be no assurance that we would be able to do so on satisfactory terms, in a timely manner, or at all. Additionally, as we expand our operations internationally, we will need to further develop relationships with co-manufacturers overseas to meet sales demand, and there can be no assurance that we will be able to successfully do so. Therefore, the loss of one or more co-manufacturers, any disruption or delay at a co-manufacturer or any failure to identify and engage co-manufacturers for new products, product extensions and expanded operations could delay, postpone or reduce production of our products, which could have a material adverse effect on our business, results of operations and financial condition.

We rely on a small number of suppliers to provide our raw materials for certain of our treats, and our supply chain may be interrupted and prevent us from obtaining the necessary materials we need to operate.

We rely on suppliers and vendors to meet our high-quality standards and supply products in a timely and efficient manner. There is, however, no assurance that quality ingredients will continue to be available to meet our specific and growing needs. This may be due to, among other reasons, problems with our suppliers’ and vendors’ businesses, finances, labor relations, ability to export or import materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics such as the COVID-19 pandemic, acts of war, terrorism, natural disasters, fires, earthquakes, flooding or other catastrophic occurrences. If for any reason our suppliers or vendors became unable or unwilling to continue to provide services to us, this would likely lead to an interruption in our ability to import our products until we found another source that could provide these services. Failure to find a suitable replacement, even on a temporary basis, would have a material adverse effect on our ability to meet our current production targets, make it difficult to grow and would have an adverse effect on our results of operations.

During the year ended December 31, 2023, three key suppliers, Redstone Foods, Albanese and Jiangsu Shengifan Foodstuff accounted for approximately 61% of our total raw material and packaging purchases. Additionally, we do not have any contractual obligations for the continued supply of raw material and packaging from these key suppliers. As a result of this concentration in our supply chain, our business and operations would be negatively affected if any of our key suppliers were to experience significant disruption affecting the price, quality, availability or timely delivery of their products. While we have not had supply chain disruptions to date, and believe that we can quickly find additional sources for our raw material and packaging, in the event that our supply from our current suppliers is interrupted, our operations may be interrupted in the interim resulting in lost revenue, added costs such as, without limitation, shipping costs, and distribution delays that could harm our business and customer relationships until we are able to identify one or more alternative suppliers.

The challenges of competing with other non-chocolate confectionary businesses may result in reductions in our revenue and operating margins.

The retail food industry is very competitive, and particularly so in the non-chocolate confectionary segment. We compete with many companies on the basis of taste, quality and price of product offered, and customer service. Our success depends, in part, upon the popularity of our products and our ability to develop new items that appeal to a broad range of consumers. Shifts in consumer preferences away from products like ours, our inability to develop new items that appeal to a broad range of consumers, or changes in our offerings that eliminate products popular with some consumers could harm our business. In addition, aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our revenue and operating margins by forcing us to reduce our prices on similar product offerings in order to remain competitive. We also compete with other employers in our markets for workers and may become subject to higher labor costs as a result of such competition. Recently there has been a significant increase in labor costs.

We have been able to compete successfully by differentiating ourselves from our competitors by providing an expanding selection of freeze dried treats, competitive pricing and convenience. If changes in consumer preferences decrease the competitive advantage attributable to these factors, or if we fail to otherwise positively differentiate our product offering or customer experience from our competitors, our business, financial condition, and results of operations could be materially and adversely affected.

Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, significantly greater financial, marketing, and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater revenues and profits from their existing customer bases, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer preferences or habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns, and adopt more aggressive pricing policies (including but not limited to predatory pricing policies and the provision of substantial discounts), which may allow them to build larger customer bases or generate revenues from those customer bases more effectively than we are able to execute upon. There can be no assurance that we will be able to successfully compete against these competitors.

We expect competition in the non-chocolate confectionary and freeze dried candy segments generally to continue to increase. We believe that our ability to compete successfully in this market depends upon many factors both within and beyond our control, including:

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the size and composition of our customer base;
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the number of products that we feature on our website;
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the quality and responsiveness of customer service;
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our selling and marketing efforts;
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the quality and price of the products that we offer;
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the convenience of the shopping experience that we provide;
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our ability to distribute our products and manage our operations; and
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our reputation and brand strength.

Given the rapid changes affecting the global, national, and regional economies generally and the food and beverage industry, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to respond to, among other things, changes in consumer preferences, laws and regulations, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

If we fail to compete successfully in this market, our business, financial condition, and results of operations would be materially and adversely affected.

Consumer preferences for our products, or for freeze dried candy generally, could change rapidly, and if we are unable to respond quickly to new trends, our business may be adversely affected.

Our business is focused on the development, manufacture, marketing, and sale of freeze dried treats. Consumer preferences, and therefore demand for our products, could change rapidly as a result of a number of factors, including consumer demand for specific nutritional content, dietary habits, or restrictions, including perceptions regarding food quality, concerns regarding the health effects of certain ingredients or macronutrient ratios, shifts in preferences for product attributes, laws and regulations governing product claims, brand reputation and loyalty, and product pricing. Further, freeze dried candy as a market entrant is in its nascent stage and may not see wide-spread acceptance. A significant shift in consumer demand away from our products, or towards competitive products, could limit our product sales, reduce our market share, and negatively impact our brand reputation, any of which could adversely affect our business, operating results, and financial condition.

If we fail to grow the value and enhance the visibility of our brand, our business could suffer.

While we believe we have a strong brand reputation, a key component of our growth strategy involves growing the value and enhancing the visibility of our “Sow Good” brand. Our ability to maintain, position and enhance our brand will depend on a number of factors, including the market acceptance of our current and future product offerings, the nutritional content of our products, food quality and safety, quality assurance, our advertising and marketing efforts, and our ability to build relationships with customers and consumers. Any negative publicity, regardless of its accuracy, could materially adversely affect our business. Brand value is often based on perceptions of subjective qualities, and any incident that erodes the loyalty of our customers, suppliers, or consumers, could significantly reduce the value of our brand and harm our business.

Any damage to our reputation or brand image could adversely affect our business or financial results.

Maintaining a good reputation is critical to our business. Our reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social and environmental sustainability practices for our operations, the views of management and other stakeholders, our impact on the environment, public pressure from investors or policy groups to change our policies, consumer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, including opportunities we choose to forego due to management philosophy, consumer perceptions of our use of social media, or consumer perceptions of statements made by us, our employees and executives, agents or other third-parties. Negative publicity, including as a result of the social or political views of our management, employees, customers or vendors, or misconduct by our consumers, customers, vendors or employees, can also spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of consumer confidence in our services could adversely affect our business and financial results as well as require additional resources to rebuild or repair our reputation.

Fluctuations in various food and supply, transportation and shipping costs could adversely affect our operating results.

Supplies and prices of the ingredients that we are going to use to may be affected by a variety of factors, such as weather conditions (including the effects of climate change), natural disasters, seasonal fluctuations, demand, politics and economics in the production areas. These factors subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits.

We rely on our suppliers to meet our quality standards and to supply ingredients and other products in a timely and safe manner, and in accordance with our product specifications. We have developed and implemented a series of measures to ensure the safety and quality of our third-party supplied products, including using contract specifications, certificates of analysis for some products or ingredients, sample testing by suppliers, and sensory based testing. However, no safety and quality measures can eliminate the possibility that suppliers may provide us with products that are inconsistent with our specifications, below our quality standards, improperly labeled, or unsafe for consumption. If this was to occur, in addition to the risks associated with negative customer and consumer experiences, we could face the possible seizure or recall of our products, or the imposition of civil or criminal sanctions, any of which could have an adverse impact on our business.

In addition, the price of candy, which is currently our main ingredient in our products, can be volatile. The candy of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any candy that we are going to use in our products could have a significant adverse effect on our profitability. We cannot assure you that we will be able to secure our candy supply. In addition, we may face limits on the ability to source some of the candy for our freeze dried treats.

In addition, our costs are affected by general inflationary pressures related to transportation and shipping costs, particularly to the extent we have additional retail sales and smaller order quantities. Such inflationary pressures could be passed on to the customer and could cause the price of our products to increase, which may impact the attractiveness of our freeze dried treats relative to other candy or snack options with cost sensitive consumers. We are also subject to a reduction in our profitability due to increased labor costs for our employees. As we look to expand our distribution and market, we may not be able to increase our sales prices to absorb these costs. We cannot provide assurances that we will be able to maintain profitability consistent with our goals. As we plan for the acquisition of additional freeze driers, we also anticipate that the costs for this equipment will be more than as well as the lead time to receive the equipment once ordered will be longer than we have planned. This could increase our capital needs and also delay our ability to ramp up production in a timely manner to correspond to demand.

In addition, we purchase and use significant quantities of cardboard, film, and plastic to package our products. The costs of these products may also fluctuate based on a number of factors beyond our control, including changes in the competitive environment, availability of substitute materials, and macroeconomic conditions. If we are not successful in managing our raw material and packaging costs, if we are unable to increase our prices to fully or partially offset the increased costs, or if such price increases reduce our sales volumes, then such cost increases will adversely affect our operating results.

We may not be able to protect our intellectual property and proprietary technology adequately, which may impact our commercial success.

We believe that our intellectual property and proprietary technology has substantial value and has contributed significantly to the success of our business. We rely on a combination of copyrights, trademarks, trade dress, trade secrets, and trademarks laws, as well as confidentiality agreements and other contractual restrictions, to protect our intellectual property. However, these legal means afford only limited protection and may not adequately protect our intellectual property or permit us to gain or keep any competitive advantage.

Our trademarks, including our Sow Good logo, are valuable assets that reinforce our brand and consumers’ favorable perception of our products. We also rely on unpatented proprietary expertise, recipes and formulations, and other trade secrets and copyright protection to develop and maintain our competitive position. Our continued success depends in part upon our ability to protect and preserve our intellectual property.

Our confidentiality agreements with our employees, consultants, independent contractors and suppliers generally require that all information made known to them be kept strictly confidential. Nevertheless, trade secrets are difficult to protect. Our confidentiality agreements may not effectively prevent disclosure of our proprietary information and may not provide an adequate remedy in the event of unauthorized disclosure of such information. In addition, others may independently discover our trade secrets, in which case we would not be able to assert trade secret rights against such parties. Further, some of our manufacturing know-how and process has been implemented by or with our co-manufacturers. As a result, we may not be able to prevent others from using similar processes, which could adversely affect our business. In addition, we have not historically obtained confidentiality agreements or invention assignment agreements from all employees and consultants, which could impact our ability to protect our intellectual property and proprietary technology.

We cannot assure you that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future, or that third parties will not infringe upon or misappropriate any such rights. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use names and logos similar to our trademarks, which may in turn cause consumer confusion or negatively affect customers’ or consumers’ perception of our brand and products. In addition, if we do not keep our trade secrets confidential, others may produce products with our recipes or formulations. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liability, force us to cease use of certain trademarks or other intellectual property, or force us to enter into licenses with others.

Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights.

Our commercial success depends on our ability to develop and commercialize our products without infringing the intellectual property or proprietary rights of third parties. However, from time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Intellectual property disputes can be costly to defend and may cause our business, operating results, and financial condition to suffer. Whether merited or not, we may face allegations that we or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights, or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties.

It may also be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability, and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management’s attention and financial resources, and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our products, obtain licenses, modify our products while we develop non-infringing substitutes, or incur substantial damages, settlement costs, or face a temporary or permanent injunction prohibiting us from marketing or providing the affected products. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees, or grant cross-licenses to intellectual property rights for our products and solutions. We may also have to redesign our products so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our products may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed intellectual property, license the intellectual property on reasonable terms, or obtain similar intellectual property from another source, our revenue and earnings could be adversely impacted.

Further, some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. And even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition, and results of operations.

Food safety concerns and concerns about the health risk of our products may have an adverse effect on our business.

Food safety is a top priority for us, and we dedicate substantial resources to ensure that our customers enjoy safe and high-quality treats. However, foodborne illnesses and other food safety issues have occurred in the retail food industry in the past and could occur in the future. Also, our reliance on third-party food suppliers, distributors and food delivery aggregators increases the risk that foodborne illness incidents could be caused by factors outside of our control. A failure or perceived failure to meet our quality or safety standards, including product adulteration, contamination, or tampering, or allegations of mislabeling, whether actual or perceived, could occur in our operations or those of our co-manufacturers, distributors or suppliers. This could result in time consuming and expensive production interruptions, negative publicity, the destruction of product inventory, the discontinuation of sales or our relationships with such co-manufacturers, distributors, or suppliers, lost sales due to the unavailability of product for a period of time and higher-than-anticipated rates of returns of goods. The occurrence of health-related illnesses or other incidents related to the consumption of our products, including allergies, excessive consumption or death to a consumer, could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in our sales.

Noncompliance with applicable food product quality and safety regulations can result in enforcement action by applicable regulatory agencies, including product recalls, market withdrawals, product seizures, warning letters, injunctions, or criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid by us, which would affect our results of operations and financial condition. Moreover, negative publicity also could be generated from false, unfounded or nominal liability claims or limited recalls. The occurrence of foodborne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain, significantly increase costs and/or lower margins for us.

In addition, there is increasing consumer awareness of, and increased media coverage on, the alleged adverse health impacts of consumption of various food products globally. Our products contain fats, sugar and other compounds and allergens, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of sugar and other compounds can lead to a variety of adverse health effects. An unfavorable report on the health effects of certain compounds present in our products, or negative publicity or litigation arising from other health risks such as obesity, could significantly reduce the demand for our products. Additionally, there may be new laws and regulations that could impact the ingredients and nutritional content of our product offerings, or laws and regulations requiring us to disclose the nutritional content of our product offerings or otherwise restrict sales of our treats. A decrease in consumer traffic as a result of these health concerns, laws or regulations or negative publicity could materially and adversely affect our business.

Product liability exposure may subject us to significant liability.

We may face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. The sale of products for human use and consumption involves the risk of injury or illness to consumers. Such injuries may result from inadvertent mislabeling, tampering by unauthorized third parties or product contamination or spoilage. Under certain circumstances, we may be required to recall or withdraw products, suspend production of our products, or cease operations, which may lead to a material adverse effect on our business. In addition, customers may stop placing or cancel orders for such products as a result of such events.

Even if a situation does not necessitate a recall or market withdrawal, product liability claims might be asserted against us. While we are subject to governmental inspection and regulations and believe our facilities and those of our co-manufacturers and suppliers comply in all material respects with all applicable laws and regulations, if the consumption of any of our products causes, or is alleged to have caused, a health-related illness or death to a consumer, we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could cause consumers to lose confidence in the safety and quality of our products. Moreover, claims or liabilities of this type might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. Although we maintain product liability and product recall insurance in an amount that we believe to be consistent with market practice, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We have no control over our products once purchased by consumers. Accordingly, consumers may store or prepare our products in a manner that is inconsistent with our directions or store our products for longer than approved periods of time, which may adversely affect the quality and safety of our products.

Although we believe our insurance coverage to be adequate and consistent with industry practice, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. Further, any claim under our insurance policies may be subject to certain exceptions, may not be honored fully, in a timely manner, or at all, and we may not have purchased sufficient insurance to cover all losses incurred. If we were to incur substantial liabilities or if our business operations were interrupted for a substantial period, we could incur costs and suffer losses. Inventory, equipment, and business interruption losses may not be covered by our insurance policies. Additionally, insurance coverage may not be available to us at commercially acceptable premiums in the future, or at all.

Overall, we may not be able to avoid significant product liability exposure. A product liability claim could hurt our financial performance. Even if we ultimately avoid financial liability for this type of exposure, we may incur significant costs in defending ourselves that could hurt our financial performance and condition.

Our ability to maintain and expand our distribution network and attract consumers, customers, distributors, retailers and brokers will depend on a number of factors, some of which are outside our control.

We sell a substantial portion of our products through retailers such as Five Below, Target, Misfits Market/Imperfect Foods, TJX Canada, Big Lots, Hy-Vee, Cracker Barrel, and Circle K, and distributors such as Redstone Foods, CB Distributors and Alpine Foods, and online through our website. The largest four purchasers of our products for the year ended December 31, 2023 were Five Below, CB Distributors, Redstone Foods, and Alpine Foods, accounting for approximately 82% of our revenues for that period.

The loss of, or business disruption at, one or more of these retailers or distributors or a negative change in our relationship with one of our key retailers or a disruption to any one of our sales channels could have a material adverse effect on our business. If we do not maintain our relationship with existing retailers and distributors or develop relationships with new retailers and distributors, the growth of our business may be adversely affected, and our business may be harmed.

In addition, we may not be able to successfully manage all or any of the following factors in any of our current or prospective geographic areas of distribution:

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the level of demand for our brands and product types;
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our ability to price our products at levels competitive with those of competing products; and
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our ability to deliver products in the quantity and at the time ordered by consumers, distributors, retailers and brokers.

Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

Further, if we are required to obtain additional or alternative distribution agreements or arrangements with our distributors or retailers in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Our inability to enter into satisfactory distribution agreements may inhibit our ability to implement our business plan or to establish markets necessary to expand the distribution of our products successfully.

Our customers generally are not obligated to continue purchasing products from us.

Most of our customers are retailers or distributors that buy from us under purchase orders, and we generally do not have long-term agreements with or commitments from these customers for the purchase of products. We cannot provide assurance that our customers will maintain or increase their sales volumes or orders for the products supplied by us or that we will be able to maintain or add to our existing customer base. Decreases in our customers’ sales volumes or orders for products supplied by us may have a material adverse effect on our business, financial condition or results of operations.

If we face labor shortages or increased labor costs, our results of operations and our growth could be adversely affected.

Labor is a significant component of the cost of operating our business. Our ability to meet our labor needs while controlling labor costs is subject to external factors, such as employment levels, prevailing wage rates, minimum wage legislation, union activities, changing demographics, health and other insurance costs and governmental labor and employment requirements. In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, while increasing our wages could cause our earnings to decrease. If we face labor shortages or increased labor costs because of increased competition for employees from our competitors and other industries, higher employee-turnover rates, or increases in the federal- or state-mandated minimum wage, change in exempt and non-exempt status, or other employee benefits costs (including costs associated with health insurance coverage or workers’ compensation insurance), our operating expenses could increase and our business, financial condition and results of operations could be materially and adversely affected.

Our success depends in part on the effectiveness of our digital marketing strategy and the expansion of our social media presence, but there are risks associated with these efforts.

Our digital marketing strategy is integral to our business, as well as to the achievement of our growth strategies. Maintaining, positioning, and enhancing our brand will depend in part on the success of our marketing efforts. As part of these efforts, we rely on social media and other digital marketing to retain customers, attract new customers and consumers to our brand, and enhance the overall visibility of our brand in the market. However, there are a variety of risks associated with these efforts, including the potential for negative comments about or incidents involving us, whether or not accurate, as well as the potential for the improper disclosure of proprietary information about us or consumers. In addition, there is a risk of the U.S. Federal Trade Commission (“FTC”), or other government agency, or other litigation claiming that our marketing does not meet applicable legal requirements or guidance, is not truthful, is misleading, or is unfair or deceptive to consumers. Further, the growing use of social and digital media may increase the speed and extent that information, or misinformation, and opinions about us and our products can be shared. For example, many social media platforms immediately publish content created or uploaded by their participants, often without filters or checks regarding the accuracy of the content posted. Negative publicity about us, our brand or our products on social or digital media could seriously damage our brand and reputation, as well as our significant social media presence. In addition, the misuse of social media and digital marketing platforms by us, our employees, customers, consumers, social media influencers, or business partners could increase our costs, lead to litigation, or result in negative publicity that could damage our reputation. If we do not maintain and enhance the favorable perception of our brand, we may not be able to increase product sales, which could prevent us from achieving our strategic objectives.

Any failure to adequately store, maintain and deliver our products could materially adversely affect our business, reputation, financial condition, and operating results.

Our ability to adequately store, maintain, and deliver our products is critical to our business. Keeping our food products at specific temperatures and humidity levels maintains food safety and quality. In the event of extended power outages, labor disruptions, natural disasters or other catastrophic occurrences, failures of the refrigeration systems in our third-party delivery trucks, or other circumstances, our inability to store inventory at appropriate temperatures and low humidity could result in significant product inventory losses, as well as increased risk of food-borne illnesses and other food safety incidents. Improper handling or storage of food by a customer, without any involvement or fault of ours or our retail customers, could result in food-borne illnesses, which could result in negative publicity and harm to our brand and reputation. Any failure to adequately store, maintain, or transport our products could negatively impact the safety, quality and merchantability of our products and the experience of our customers. The occurrence of any of these risks could materially adversely affect our business, reputation, financial condition, and operating results.

Failure to manage inventory at optimal levels could adversely affect our business, financial condition and results of operations.

We are required to manage a large volume of inventory of products effectively for our business. We depend on our forecasts for the anticipated demand for our products to make procurement plans and manage our inventory. Our forecast for demand, however, may not accurately reflect the actual market demands, which depends on a number of factors including, without limitation, launches of new products, changes in product life cycles and pricing, product defects, changes in consumer spending patterns, supplier back orders and other supplier-related issues, distributors’ and retailers’ procurement plans, as well as the volatile economic environment in the markets where we sell our products. In addition, when we launch a new product with new components or raw material, it may be difficult to establish relationships, determine appropriate raw material and product selection, and accurately forecast market demand for such product. We cannot assure you that we will be able to maintain proper inventory levels for our business at all times, and any such failure may have a material and adverse effect on our business, financial condition and results of operations.

Inventory levels in excess of distributor and/or consumer demand may result in inventory write-downs or an increase in inventory holding costs and a potential negative effect on our liquidity. As we plan to continue expanding our product offerings, we expect to include more products in our inventory, which will make it more challenging for us to manage our inventory effectively and will put more pressure on our storing system. If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. Any of the above may materially and adversely affect our results of operations and financial condition.

Conversely, if we underestimate distributor or consumer demand, or if our supplier fails to provide products to us in a timely manner, we may experience inventory shortages, which may, in turn, require us to purchase our products at higher costs, result in unfulfilled product orders, leading to a negative impact on our financial condition and our relationships with distributors or consumers. Under-stocking can lead to missed sales opportunities, while over-stocking could result in inventory depreciation and decreased shelf space for products that are in higher demand. These results could adversely affect our business, financial condition and results of operations.

Information security events, or real or perceived errors, failures, or bugs in our systems; other technology disruptions; or failure to comply with laws and regulations relating to information security could negatively impact our business, our reputation and our relationships with customers.

Our continued success depends in part on our systems, applications, and software continuing to operate to meet our business demands. We rely on information technology systems and infrastructure for substantially all aspects of our business operations. We use mobile applications, social networking, and other online activities to connect with our customers, consumers, suppliers, and employees. Our business involves the storage and transmission of confidential information and intellectual property, including information pertaining to customers, consumers, vendors, distributors, and suppliers, and employees. We also may maintain financial and strategic information about us and our business partners. Further, as we pursue new initiatives that enhance our operations and cost structure, potentially including acquisitions, we may also be required to expand and improve our information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. Like all technology and information systems, such use gives rise to cybersecurity risks, including security incidents, espionage, system disruption through material errors, failures, vulnerabilities, or bugs, particularly when new features or capabilities are released, theft, and inadvertent release of information. Our technology and information systems may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware, and similar incidents or disruptions from unauthorized access or use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays, or website or mobile app shutdowns. Electronic security attacks designed to gain access to personal, sensitive, or confidential data are constantly evolving, and such attacks continue to grow in sophistication. If we fail to assess and identify cybersecurity risks associated with new initiatives or acquisitions, we may become increasingly vulnerable to such risks.

While we have implemented measures designed to prevent security incidents and cyber attacks, our preventative measures and incident response efforts may not be effective. The theft, destruction, loss, misappropriation, misuse, or release of sensitive or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, reputational harm, violation of privacy laws, loss of customers, and liability, all of which could have a material adverse effect on our business, operating results, and financial condition. Additionally, as a result of a security incident, we could be subject to demands, claims, and litigation by private parties and investigations, related actions, and penalties by regulatory authorities. Moreover, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of laws and regulations relating to the unauthorized access to, or acquisition, use, or disclosure of personal information.

Further, our operations depend on the continuing and efficient operation of our information technology, communications systems and infrastructure, and on cloud-based platforms, including platforms operated by vendors. Any of these systems and infrastructure are vulnerable to damage or interruption from earthquakes, vandalism, sabotage, terrorist attacks, floods, fires, power outages, telecommunications failures, computer viruses or other deliberate attempts to harm the systems. The occurrence of a natural or intentional disaster, any decision to close a facility we are using without adequate notice, or particularly an unanticipated problem at a cloud- based virtual server facility, could result in harmful interruptions in our service, resulting in adverse effects to our business. Although we have invested in the protection of data and information technology, there can be no assurances that our efforts will protect us against significant breakdowns, breaches in our systems, or other cyber incidents that could have a material adverse effect on our reputation, business, operations, or financial condition of the company.

Our collection, use, and disclosure of information, including personal information, is subject to federal, state and foreign privacy and security regulations and binding industry standards; new or changed regulations could impose significant costs to our operation and failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm.

We are subject to numerous federal, state and local rules and regulations relating to the collection, processing, storing, sharing, disclosure, use, and security of personal information and other data. We also are or may in the future be subject to contractual obligations to protect data. We strive to comply with applicable laws, contractual obligations, and our own policies pertaining to the processing of personal information. Nevertheless, such laws, regulations, and other obligations may require us to change our business practices and may negatively impact our ability to expand our business and pursue business opportunities. We may incur significant expenses to comply with the laws, regulations, and other obligations that apply to us. Additionally, the privacy- and data protection-related laws, rules, and regulations applicable to us may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Further, new laws, rules, and regulations could be enacted with which we are not familiar or with which our practices do not comply.

Several U.S. jurisdictions have passed omnibus privacy laws that apply to us now or may apply in the future as we grow and expand, and other jurisdictions are considering imposing additional restrictions. Examples include the California Consumer Privacy Act (the “CCPA”), as amended by the California Privacy Rights Act (collectively, “CPRA”). Since the passage of the CCPA, more than ten (10) U.S. states have enacted omnibus privacy laws, which will go into effect at varying dates through 2026. The CCPA and other state omnibus laws provide consumers with substantial rights over their personal information, impose notice obligations on companies, and require companies to implement programs to manage such rights. As Company operates in the business-to-business space, Company will not be directly subject to the majority of the enacted state omnibus privacy laws. Nonetheless, to the extent that certain of these laws are applicable to us, and to the extent that other states enact laws in the future that are or may be applicable to us, we will need to expend resources to evaluate such regulations and implement compliance solutions. If we engage in email marketing or certain telemarketing activities, we will be subject to issue-specific laws pertaining to the use of information, including laws on marketing and advertising, such as the Telephone Consumer Protection Act and the Telemarketing Sales Rule and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, and their state counterparts.

Further, if our operations bring us into the scope of non-U.S. privacy and data protection regulations, we may be subject to additional privacy and data protection regulations, which may require us to spend resources to comply with such programs and expose us to risk for any actual or perceived failure to comply.

We also are or may be subject to binding industry standards, including the Payment Card Industry Data Security Standard (“PCI-DSS”), due to our acceptance of payment cards. If we or our payment processors fail to comply with the PCI-DSS, we may incur significant fines or liability and lose access to major payment card systems. Industry groups may in the future adopt additional self-regulatory standards by which we are legally or contractually bound.

Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. Any failure or perceived failure by us to comply with privacy or data protection laws, policies, or industry standards or any security incident that results in the unauthorized release of personal information may result in governmental enforcement actions and investigations, fines and penalties, litigation and/or adverse publicity, including by consumer advocacy groups, and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Such failures could have a material adverse effect on our financial condition and operations. If the third parties we work with violate applicable laws, contractual obligations or suffer a security incident, such violations may also put us in breach of our obligations under privacy laws and regulations and/or could in turn have a material adverse effect on our business.

Our international sales and operations, including our planned business development activities outside of the United States, subject us to additional risks and challenges that can adversely affect our business, results of operations and financial condition.

As part of our growth strategy, we expect to continue to expand our international operations and manufacturing capacity, and provide our treats in additional languages and on-board new customers outside the U.S. Any new markets or countries into which we attempt to conduct business and sell our treats may not be receptive to our business development activities. We believe that our ability to attract new customers is directly correlated to the level of engagement we achieve with our customers in their home countries. To the extent that we are unable to effectively engage with non-U.S. customers, we may be unable to effectively grow in international markets.

Our international operations also subject us to a variety of additional risks and challenges, including:

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increased management, travel, infrastructure and legal compliance costs associated with having operations and developing our business in multiple jurisdictions;
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providing our treats and operating our business across a significant distance, in different languages, among different cultures and time zones, including the potential need to modify our marketing and products to ensure that they are culturally appropriate and relevant in different countries;
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compliance with non-U.S. data privacy, protection and security laws, rules and regulations, including data localization requirements, and the risks and costs of non-compliance;
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legislative changes that may impose fines or other penalties for failure to comply with certain content removal, law enforcement cooperation and disclosure obligations;
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longer payment cycles and difficulties enforcing agreements, collecting accounts receivable or satisfying revenue recognition criteria, especially in emerging markets;
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hiring, training, motivating and retaining highly-qualified personnel, while maintaining our unique corporate culture;
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increased financial accounting and reporting burdens and complexities;
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longer sales cycles;
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requirements or preferences for domestic products;
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differing technical standards, existing or future regulatory and certification requirements and required features and functionality;
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orders restricting or blocking our services in particular geographies, or other government-imposed remedies as a result of content hosted on our services;
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political and economic conditions and uncertainty in each country or region in which we operate and general economic and political conditions and uncertainty around the world;
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changes in a specific country’s or region’s political or economic conditions;
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compliance with laws and regulations for non-U.S. operations, including anti-bribery laws, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our treats and develop our business in certain non-U.S. markets, and the risks and costs of non-compliance;
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heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact our financial condition and result in restatements of our consolidated financial statements;
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heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact our financial condition and result in restatements of our consolidated financial statements;
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fluctuations in currency exchange rates and related effects on our results of operations;
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difficulties in repatriating or transferring funds from or converting currencies in certain countries;
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communication and integration problems related to entering new markets with different languages, cultures and political systems;
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new and different sources of competition;
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differing labor standards, including restrictions related to, and the increased cost of, terminating employees in some countries;

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the need for localized subscription agreements;
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the need for localized language support and difficulties associated with delivering support, training and documentation in languages other than English;
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increased reliance on channel partners;
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reduced protection for intellectual property rights in certain non-U.S. countries and practical difficulties of obtaining, maintaining, protecting and enforcing such rights abroad; and
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compliance with the laws of numerous foreign taxing jurisdictions, including withholding tax obligations, and overlapping of different tax regimes.

Any of these risks and challenges could adversely affect our operations, reduce our revenue or increase our operating costs, each of which could adversely affect our ability to expand our business outside of the United States and thereby our business more generally, as well as our results of operations, financial condition and growth prospects.

Compliance with laws and regulations applicable to our international operations substantially increases our cost of doing business. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could have adverse effects on our business. In many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or our policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences and increased costs, including the costs associated with defending against such actions, or the prohibition of the importation or exportation of our treats, each of which could adversely affect our business, results of operations and financial condition.

Risks Related to the Regulatory Environment

Our operations are subject to regulation by the FDA and other federal, state, and local authorities in the U.S., and in any other jurisdictions in which we may sell our products, and there is no assurance that we will be in compliance with all laws and regulations.

Our operations are subject to extensive regulation by the FDA, and other federal, state, and local authorities in the U.S. and in any other jurisdictions in which we may sell our products. Specifically, for products manufactured or sold in the U.S., we are subject to the requirements of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, ingredients, packaging, labeling, and safety of food. Under this program, the FDA requires that facilities that manufacture food products comply with a range of requirements, including hazard analysis and preventative controls regulations, current good manufacturing practices (“GMPs”), and supplier verification requirements. Our co-manufacturers prepare and package freeze dried candies per our specifications at their processing facilities and are subject to periodic inspection by foreign, federal, state, and local authorities. If our products are not manufactured, processed, packaged and labeled in conformity with our specifications and the strict regulatory requirements of the FDA or other regulatory authorities, we or our co-manufacturers may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products or result in a recall of our product, that have already been distributed. If the FDA or another regulatory authority determines that we or our suppliers or other business partners have not complied with applicable regulatory requirements, our business may be adversely impacted.

We seek to comply with applicable laws and regulations through expert personnel with experience to ensure quality-assurance compliance and contracting with third-party laboratories that conduct analyses of new products to establish nutrition labeling information and to help identify certain potential contaminants before distribution. Our existing compliance structures may be insufficient to address the current or changing regulatory environment. This may result in gaps in compliance coverage or the omission of necessary new compliance activity. The failure to comply with applicable laws and regulations, or maintain permits, licenses, or registrations relating to our or their operations, could subject us to civil remedies or penalties, including fines, injunctions, product recalls, warning letters, or restrictions on the marketing or manufacturing of products, as well as potential criminal sanctions, any of which could result in increased operating costs and reputational harm. In addition, changes to laws, regulations, or policies applicable to foods could leave us vulnerable to adverse governmental action and materially adversely affect our business, operating results, and financial condition.

Even inadvertent, non-negligent or unknowing violations of federal, state, or local regulatory requirements could expose us to adverse governmental action and materially adversely affect our business, operating results, and financial condition.

The FDCA, which governs the shipment of foods in interstate commerce, generally does not distinguish between intentional and unknowing, non-negligent violations of the law’s requirements. Most state and local laws operate similarly. Consequently, almost any deviation from subjective or objective requirements of the FDCA, or applicable state or local laws, leaves us vulnerable to a variety of administrative actions, enforcement actions, and/or civil and criminal penalties. Failure to comply with laws and regulations could materially adversely affect our business, operating results, and financial condition.

Risks Related to this Offering and Ownership of Our Common Stock

Our common stock is currently quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted on the OTCQB. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood that orders for shares of our common stock will be executed, and current prices may differ significantly from the price that was quoted at the time of entry of the order.

Our ability to uplist our common stock to Nasdaq Capital Market is subject to us meeting applicable listing criteria.

If our common stock is listed on Nasdaq Capital Market, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq Capital Market listing requirements, our common stock may be delisted. If we fail to meet any of Nasdaq Capital Market’s continued listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq Capital Market may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

Our failure to meet such applicable listing criteria could prevent us from listing our common stock on Nasdaq Capital Market. In the event we are unable to uplist our common stock, the offering will not be consummated. In addition, if we are unable to uplist our common stock, our common stock will continue to trade on the OTCQB, which is generally considered less liquid and more volatile than the Nasdaq Capital Market.

The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including but not limited to:

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dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;
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quarterly variations in our revenues and operating expenses as we commence our production and sales;
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changes in the valuation of similarly situated companies, both in our industry and in other industries sales;
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challenges associated with timely SEC filings;
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changes in analysts’ estimates affecting our company, our competitors and/or our industry;
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changes in the accounting methods used in or otherwise affecting our industry;
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additions and departures of key personnel;
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fluctuations in interest rates and the availability of capital in the capital markets;
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significant sales of our common stock following the registration of shares under this prospectus;
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any guidance we may provide to the public, any changes in this guidance, or our failure to meet this guidance;
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announcements of new products by us or our competitors, and competition from new or existing products;

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addition or loss of significant customers, suppliers or other business partners;
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new laws or regulations applicable to our business or products, or changes to the interpretation of existing laws or regulations;
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announcements of significant acquisitions, strategic partnerships, or joint ventures by us or our competitors;
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outcome of litigation, regulatory matters, enforcement actions, or other disputes that may arise; and
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general economic, industry, and market conditions.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and our results of operations and financial condition.

Further, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the trading prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations may negatively impact the trading price of our common stock. If the trading price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In the past, companies that have experienced volatility in the trading of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings if any, to service debt, fund growth, develop our business, fund working capital needs, and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors should rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment in our common stock.

Future sales and issuances of our common stock, or securities convertible into or exercisable for our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the trading price of our common stock to decline.

We may issue additional securities following the closing of this offering. In the future, we may sell shares of our common stock, or securities convertible into or exercisable for our common stock, in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue additional shares of our common stock to directors, officers, employees, and consultants pursuant to our equity incentive plans. If we sell shares of our common stock, or securities convertible into or exercisable for our common stock, in subsequent transactions, or if shares of our common stock are issued pursuant to our equity incentive plans, investors may be materially diluted. In addition, new investors in such subsequent transactions could receive securities with rights senior to those of holders of our common stock.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of our common stock intend to sell shares, could reduce the trading price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Upon the closing of this offering, we will have 9,961,809 shares of our common stock outstanding (or 10,141,809 shares, if the underwriters exercise in full their option to purchase additional shares of our common stock). The shares of common stock offered in this offering and any previously registered for sale pursuant to this registration statement will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other “affiliates,” as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

Subject to the restrictions set forth in the lock-up agreements entered into by each of our directors and officers and substantially all of our equity holders in connection with this offering, as described elsewhere in this prospectus, outstanding shares of our common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act, or to the extent that such shares have already been registered under the Securities Act and are held by non-affiliates.

We also intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock issued or issuable under the 2024 Equity Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market following the expiration of the applicable lock-up period. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a “smaller reporting company” under applicable SEC rules, meaning that the market value of our common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue was less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million, or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700.0 million. As a smaller reporting company, we may choose to present only the two most recent years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our Annual Report on Form 10-K, and we may take advantage of reduced disclosure obligations regarding executive compensation.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.

The offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock, which on an as-adjusted basis was $2.57 per share of our common stock as of December 31, 2023. As a result, you will incur immediate and substantial dilution in net tangible book value when you buy our common stock in this offering. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of our common stock outstanding. In addition, you may also experience additional dilution if options or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised, converted, or exchanged, or we issue additional shares of our common stock at prices lower than our net tangible book value at such time. For additional information, refer to the section entitled “Dilution.”

Our management has broad discretion in the use of the net proceeds received in this offering and may not use the net proceeds effectively.

We will use the proceeds from its sale of its common stock in this offering to for general corporate purposes, which may include capital expenditures for the expansion of our production capacity, funding working and growth capital and the reduction of certain tranches of our indebtedness. Accordingly, we will not retain any of these proceeds.

Our management will have broad discretion over the use of the net proceeds from this offering. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, operating results, and financial condition will be adversely impacted, and we may not be able to achieve our strategic objectives.

The concentration of our stock ownership limits our stockholders’ ability to influence corporate matters.

Following the offering, our officers and directors will continue to have significant influence over us through their ownership of shares of our common stock. As of the date of this prospectus, our directors and officers beneficially own shares of our common stock which will represent approximately 54.8% of the voting power of our outstanding capital stock following the offering. As a consequence, our directors and officers will have the power to affect our management and affairs and overall matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or our assets, for the foreseeable future. This concentrated control limits or restricts our stockholders’ ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

Anti-takeover provisions that are contained under our charter documents and Delaware law could delay or prevent a change of control, which could limit the market price of our common stock and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Our Charter and Bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

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a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;
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a requirement that special meetings of stockholders be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office;
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advance notice requirements for stockholder proposals and nominations for election to our board of directors;
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a requirement that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of all outstanding shares of our voting stock then entitled to vote in the election of directors;
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a requirement for approval by not less than two-thirds of all outstanding shares of our voting stock to amend any Bylaws by stockholder action or to amend specific provisions of our Charter; and
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the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, or DGCL, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions that are contained in our Charter and Bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our quarterly operating results may fluctuate significantly, period-to-period comparisons of our results may not be meaningful, and these fluctuations may cause the price of our common stock to decline.

Our quarterly results, including our revenues, operating expenses, operating margins, and profitability, may fluctuate significantly in the future, and period-to-period comparisons of our results may not be meaningful. Accordingly, the results of any one quarter should not be viewed as a prediction or indication of our future performance. In addition, our quarterly results may not fully reflect the underlying performance of our business.

Factors that may cause fluctuations in our quarterly results include, but are not limited to:

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our inability to retain our existing customers, and expand sales of our products to our existing customers;
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our ability to attract new customers and consumers to our brand, the type and amount of products purchased, and the cost of acquisition;
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the mix of our products sold during the period, and the gross margins associated with those sales;
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changes in our pricing policies, or those of our competitors;
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the amount and timing of discounts, rebates, or promotional activity;
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the amount and timing of costs and operating expenses related to the expansion of manufacturing capacity, distribution channels, production capabilities, and operational infrastructure;
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the amount and timing of costs and operating expenses associated with developing and commercializing new products;
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the amount and timing of costs and operating expenses related to the acquisition of businesses, assets, technologies, or intellectual property rights;

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the timing and impact of any security breaches, service outages or other performance problems with our technology infrastructure and software solutions;
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the timing and costs associated with legal or regulatory actions;
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changes in the competitive dynamics of our industry, including consolidation among customers, suppliers, or competitors;
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loss of our executive officers or other key employees;
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trends and conditions impacting the consumer packaged goods industry, and the freeze dried goods category in particular;
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the impacts and disruptions caused by the COVID-19 pandemic, or any other pandemics, epidemics, disease outbreak, or similar widespread public health concern on our business and operating results, or incidence of disease; and
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general economic, political, social, and market conditions.

Fluctuations in quarterly results, or for any other period, may negatively impact the value of our common stock, regardless of whether they impact or reflect the overall performance of our business. If our quarterly results, or results for any other period, fall below the expectations of investors or any securities analysts who follow our stock, or below any guidance we may provide, the trading price of our common stock could decline substantially.

Risks Related to Accounting and Tax Matters

Changes in tax laws or regulations that are applied adversely to us in the various tax jurisdictions to which we are subject could increase the costs of our products and harm our operating results.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Those enactments could harm our business, operating results, and financial condition. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us. These events could require us to pay additional tax amounts on a prospective or retroactive basis, as well as require us to pay fines, and penalties, and interest for past amounts deemed to be due, any of which would harm our operating results.

Changes in existing financial accounting standards or practices may require us to restate our reported financial results or harm our operating results.

GAAP is subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change. Adoption of such new standards and any difficulties in the implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could lead to regulatory enforcement actions, cause investors to lose confidence in our financial reports, and result in a decline in the trading price of our common stock.

General Risks

Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

A portion of our sales come from Israel, and because of this our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008 and January 2009 there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel. During November 2012 and from July through August 2014, Israel was engaged in an armed conflict with a militia group and political party who controls the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel, as well as at areas more centrally located near Tel Aviv and at areas surrounding Jerusalem. On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon may escalate in the future into a greater regional conflict.

Any hostilities involving Israel, or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations or could make it more difficult for us to raise capital. The conflict situation in Israel could also cause disruptions in our supply chain and international trade, including the export of our products. The conflict situation in Israel could also result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations in Israel or hamper our ability to raise additional funds, among others.

Our business depends substantially on the continuing efforts of our senior management and other key personnel, including Ira and Claudia Goldfarb, our Executive Chairman and the Chief Executive Officer, respectively, and our business may be severely disrupted if we lose their services.

Our future success heavily depends on the continued service of our senior management and other key employees, especially the continued contributions of Ira and Claudia Goldfarb, our Executive Chairman and Chief Executive Officer, respectively, whose knowledge, leadership and technical expertise would be difficult to replace. Our executive officers or key personnel could terminate their employment with us at any time without penalty. In addition, we do not maintain key person life insurance policies on any of our employees. If one or more of our senior executives is unable or unwilling to continue to work for us in the present position, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating a replacement into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy.

A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.

Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. There is no certainty regarding economic conditions in the United States, and credit and financial markets and confidence in economic conditions could deteriorate at any time. Accordingly, we may experience declines in revenue during economic turmoil or during periods of uncertainty. In addition, sustained periods of inflation may result in a decline in the amount of discretionary spending and otherwise hamper our gross margins. Future economic conditions such as employment levels, business conditions, housing starts, interest rates, inflation rates, energy and fuel costs and tax rates could reduce consumer spending or change consumer purchasing habits. Any material decline in the amount of discretionary spending, leading cost-conscious consumers to be more selective in food products purchased, could have a material adverse effect on our revenue, results of operations, business and financial condition.

The failure to successfully integrate newly acquired products or businesses could negatively impact our profitability.

From time to time, we may consider opportunities to acquire other products or businesses that may expand the breadth of our markets or customer base. The success of future acquisitions will be dependent upon our ability to effectively integrate the acquired products and operations into our business. Integration can be complex, expensive and time-consuming. The failure to successfully integrate acquired products or businesses in a timely and cost-effective manner could materially adversely affect our business, prospects, results of operations and financial condition. The diversion of our management’s attention and any difficulties encountered in any integration process could also have a material adverse effect on our ability to manage our business. In addition, the integration process could result in the loss of key employees, the disruption of ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, any of which could adversely affect our ability to maintain the appeal of our brand and our relationships with customers, employees or other third parties or our ability to achieve the anticipated benefits of such acquisitions and could harm our financial performance. We do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired products or businesses. Additionally, an additional risk inherent in any acquisition is that we fail to realize a positive return on our investment.

Claims, legal proceedings, and other disputes could divert our management’s attention, have a negative impact on our reputation, expose us to significant liabilities, and make it more difficult to obtain insurance coverage.

From time to time, we may be party to various claims, legal proceedings, and other disputes. We evaluate these matters to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Even when not merited, the defense of legal proceedings may divert our management’s attention, and we may incur significant expenses in defending these matters. The results of legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these proceedings may result in adverse monetary damages, penalties, or injunctive relief against us, which could have a material adverse effect on our operating results, financial condition, and liquidity. Any legal proceedings or other disputes, even if fully indemnified or insured, could have a negative impact on our reputation, and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Further, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions and caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and amount of our recovery.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering, expected growth, and future capital expenditures, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Forward-looking statements contained in this prospectus include, but are not limited to statements about:

•
our ability to compete successfully in the highly competitive industry in which we operate;
•
our ability to maintain and enhance our brand;
•
our ability to successfully implement our growth strategies related to launching new products;
•
the effectiveness and efficiency of our marketing programs;
•
our ability to manage current operations and to manage future growth effectively;
•
our future operating performance;
•
our ability to attract new customers or retain existing customers;
•
our ability to protect and maintain our intellectual property;
•
the government regulations to which we are subject;
•
our ability to maintain adequate liquidity to meet our financial obligations;
•
failure to obtain sufficient sales and distributions for our freeze dried product offerings;
•
the potential for supply chain disruption and delay;
•
the potential for transportation, labor, and raw material cost increases; and
•
other risks and uncertainties set forth under “Risk Factors.”

The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to the factors set forth under “Risk Factors.” Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $10.3 million (or $12.0 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and enable access to the public equity markets for us and our stockholders.

We currently expect to use the net proceeds from this offering for general corporate purposes, which may include capital expenditures for the expansion of our production capacity, funding working and growth capital, the expansion of our sales and marketing function and the reduction of certain tranches of our indebtedness $37.5 thousand in notes payable with a maturity date of May 11, 2024 and an interest rate of 8.00%, and $679.1 thousand in notes payable with a maturity date of December 31, 2024 and an interest rate of 8.00%. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions, which could change in the future as or plans and business conditions evolve. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application and specific allocations of the net proceeds of this offering. We intend to invest the net proceeds we receive from this offering that are not used as described above in short- and intermediate-term, interest-bearing obligations, investment-grade instruments or other securities.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of December 31, 2023, as follows:

•
on an actual basis;
•
on a pro forma basis, to give effect to the 2024 PIPE, the Warrant Exercise Transaction and the Equity Compensation Grants; and
•
on a pro forma as adjusted basis, to give further effect to the issuance and sale of common stock in this offering at a public offering price of $10.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

The information discussed below is illustrative only, and our cash and cash equivalents and capitalization following the consummation of this offering will adjust based on the actual public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of December 31, 2023
	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	$2,410,037	$6,148,115	$16,432,685
Long-term debt, including current portion(1)	$7,622,264	$3,445,092	$3,445,092
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 20,000,000 shares authorized, no shares issued and outstanding, actual; 20,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	-	-	-
Common stock, $0.001 par value per share: 500,000,000 shares authorized, 6,029,371 shares issued and outstanding, actual; 500,000,000 shares authorized, 8,761,809 shares issued and outstanding, pro forma; and 500,000,000 shares authorized, 9,961,809 shares issued and outstanding, pro forma as adjusted	6,029	8,762	9,962
Additional paid-in capital	66,014,415	75,335,021	85,618,391
Accumulated deficit	(58,739,995)	(60,049,332)	(60,049,332)
Total stockholders’ equity	7,280,449	15,294,450	25,579,020
Total capitalization	$14,902,713	$18,739,542	$29,024,112

(1)
Net of $2,102,736 of debt discounts at December 31, 2023, actual and $1,079,546 of debt discounts at December 31, 2023 pro forma and pro forma as adjusted.

The number of shares of our common stock to be outstanding after this offering is based on 9,961,809 shares of our common stock outstanding as of April 25, 2024, which is comprised of: (i) 6,029,371 shares of common stock outstanding as of December 31, 2023; (ii) the shares issued pursuant to the 2024 PIPE; (iii) the shares issued in connection with the Warrant Exercise Transaction; (iv) the shares issued pursuant to the Equity Compensation Grants; and (v) 1,200,000 shares issued in this offering at a public offering price of $10.00 per share of common stock, and excludes:

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999 shares of our common stock are issuable upon the exercise of options outstanding under the 2012 Plan as of December 31, 2023;
•
2,000 shares of our common stock are issuable upon the exercise of options outstanding under the 2016 Plan as of December 31, 2023;
•
2,617,814 shares of our common stock are issuable upon the exercise of options outstanding under the 2020 Plan as of December 31, 2023;

•
2,291,250 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.50 per share as of December 31, 2023; and
•
3,000,000 shares of our common stock are reserved for future issuance under our 2024 Plan, which is now effective, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2024 Plan.

The number of shares of our common stock outstanding shown in the pro forma or pro forma as-adjusted columns does not reflect shares of common stock issuable upon exercise of the Representative’s Warrants.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our Board may deem relevant.

Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future.”

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of December 31, 2023, was $7.3 million, or $1.21 per share of common stock. Historical net tangible book value (deficit) per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding.

Our pro forma net tangible book value as of December 31, 2023, was $15.3 million, or $1.75 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our shares of common stock outstanding as of December 31, 2023, after giving effect to (i) the 2024 PIPE, (ii) the Warrant Exercise Transaction, and (iii) the Equity Compensation Grants. This amount represents an immediate increase in pro forma net tangible book value relative to net tangible book value of $0.54 per share to our existing stockholders.

Our pro forma as adjusted net tangible book value as of December 31, 2023, after giving effect to the pro forma adjustments above and this offering would have been approximately $25.6 million, or $2.57 per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value relative to pro forma net tangible book value of $0.82 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of approximately $7.43 per share to new investors purchasing shares of common stock in this offering at a $10.00 per share offering price. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Public offering price per share		$10.00
Historical net tangible book value (deficit) per share as of December 31, 2023	$1.21
Pro forma increase in net tangible book value per share as of December 31, 2023 before giving effect to this offering	$0.54
Pro forma net tangible book value per share as of December 31, 2023	$1.75
Increase in pro forma net tangible book value per share attributable to investors in this offering	$0.82
Pro forma as adjusted net tangible book value per share after this offering	$2.57
Dilution in pro forma as adjusted net tangible book value per share to new common stock investors in this offering		$7.43

If the underwriters exercise their over-allotment option to purchase additional shares of common stock from us in full, the pro forma as adjusted net tangible book value after the offering would be $2.69 per share, the increase in pro forma as adjusted net tangible book value per share relative to pro forma net tangible book value per share to existing stockholders would be $0.94 per share and the dilution in pro forma as adjusted net tangible book value to new investors would be $7.31 per share, in each case at a public offering price of $10.00 per share.

If the underwriters purchase additional shares of common stock from us pursuant to a cash exercise of the Representative’s Warrants, the pro forma as adjusted net tangible book value after this offering would be $2.85 per share, the increase in the pro forma as adjusted net tangible book value per share relative to pro forma net tangible book value per share to existing stockholders would be $1.11 per share and the dilution in pro forma as adjusted net tangible book value to new investors would be $7.15 per share, in each case at a public offering price of $10.00 per share.

The following table summarizes, as of April 25, 2024, which is comprised of: (i) 6,029,371 shares of common stock outstanding as of December 31, 2023; (ii) the shares issued pursuant to the 2024 PIPE; (iii) the shares issued in connection with the Warrant Exercise Transaction; (iv) the shares issued pursuant to the Equity Compensation Grants, and (v) after giving effect to this offering, the number of shares of common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing stockholders and by the new investors. The calculation below is based on a public offering price of $10.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average price per Share
Existing stockholders	8,761,809	88.0%	$76,352,161	86.4%	$8.71
New investors	1,200,000	12.0%	$12,000,000	13.6%	$10.00
Total	9,961,809	100%	$88,352,161	100%

Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock from us and that the underwriters do not purchase additional shares of common stock from us pursuant to the Representative’s Warrants. The number of shares of our common stock to be outstanding after this offering is based on 9,961,809 shares of our common stock outstanding as of April 25, 2024, which is comprised of: (i) 6,029,371 shares of common stock outstanding as of December 31, 2023; (ii) the shares issued pursuant to the 2024 PIPE; (iii) the shares issued in connection with the Warrant Exercise Transaction; (iv) the shares issued pursuant to the Equity Compensation Grants; and (v) 1,200,000 shares issued in this offering at a public offering price of $10.00 per share of common stock, and excludes:

•
999 shares of our common stock are issuable upon the exercise of options outstanding under the 2012 Plan as of December 31, 2023;
•
2,000 shares of our common stock are issuable upon the exercise of options outstanding under the 2016 Plan as of December 31, 2023;
•
2,617,814 shares of our common stock are issuable upon the exercise of options outstanding under the 2020 Plan as of December 31, 2023;
•
2,291,250 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.50 per share as of December 31, 2023; and
•
3,000,000 shares of our common stock are reserved for future issuance under our 2024 Plan, which is now effective, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2024 Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section entitled “Summary Condensed Financial and Other Data,” our audited financial statements, the accompanying notes, and the other financial information included within this prospectus. The following discussion below contains forward-looking statements that involve risks and uncertainties such as our plans, estimates, hopes, beliefs, intentions, and strategies regarding the future. Our actual results could differ materially from those in the forward-looking statements below. Factors that could cause or contribute to such differences in our actual results include, but are not limited to, those discussed below and in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Sow Good is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. We began commercializing our freeze dried candy products in the first quarter of 2023, and as of December 31, 2023, we have fourteen stock keeping units (“SKUs”) in our Sow Good Candy line of treats and four SKUs in our Sow Good Crunch Cream line. We sell our treats using an omnichannel strategy primarily focused on the wholesale and retail channels with less than 2% of sales coming from e-commerce as of December 31, 2023. As of December 31, 2023, our treats are offered for sale in over 5,850 brick-and-mortar retail outlets in the United States. The rapid demand growth for our delectable treats since their retail debut in March 2023 highlights our consumers’ excitement for our novel and explosively flavorful treats that “satisfy your sweet tooth in fewer bites.”

We have custom-built a 20,945 square foot freeze drying facility in Irving, Texas, and have entered into additional co-manufacturing arrangements in China and Colombia that we anticipate, depending on product mix, will provide for a total of 30 million units by the end of 2024, with a significant portion of that capacity coming from our co-manufacturer relationships. Freeze drying removes up to 99% of moisture from a product in its frozen state by applying a small amount of heat in an extremely low air pressure, near outer space-like environment, through the use of massive vacuum chambers, resulting in moisture being removed from the product at the speed of sound. This process of removing moisture from the product, which can take up to twenty-four hours, concentrates its flavor, creating a “hyper dried, hyper crunchy, and hyper flavorful” snackable treat. Our commitment to providing the most flavorful and crunchy treats extends into the product packaging process, where our 194 employees dedicated to hand-packaging as of December 31, 2023, put our treats through our hand-packed precision packaging process in vigilantly managed low humidity conditions to protect our treats from reintroduction to moisture.

We have built four bespoke freeze driers using proprietary technology tailored specifically to our products, creating a truly state-of-the-art facility in Irving, Texas. We are in the process of fabricating and operationalizing two additional freeze driers, which we anticipate will come online in our Irving, Texas facility in the third quarter of 2024. We estimate that each of our proprietary freeze driers can produce approximately $10 million of revenue per year depending on product mix. In addition, due to strong customer demand, we have entered into co-manufacturing arrangements with third-party manufacturers whose freeze drying facilities meet our exacting production, sanitation and allergen control requirements, as well as our food quality and safety standards. Currently, all of our products manufactured by third parties are shipped to our facilities in Texas for packaging. However, we are actively searching for additional packaging facilities and additional internal freeze driers for further increased capacity.

Sow Good is led by co-founders Claudia and Ira Goldfarb, who have over a decade of manufacturing experience with an extensive freeze drying background, dedication to job creation, and proven track record of identifying and growing niche trends into everyday categories. Under their leadership, our revenues have grown from $428.1 thousand during the year ended December 31, 2022 to approximately $16.1 million for the year ended December 31, 2023, with approximately $14.6 million of that being recorded in the six-month period ended December 31, 2023. This revenue was achieved through the capacity provided by our three freeze driers and co-manufacturing arrangements that started in December 2023. Our fourth freeze drier became operational in the first quarter of 2024.

We believe the candy category is stagnant, repetitive, and in need of revitalization to reengage and captivate consumers seeking innovative ways to satisfy their sweet cravings. We see our market opportunity as existing at the intersection of two burgeoning categories: freeze dried candy and non-chocolate confections. According to Euromonitor, the North American sugar confectionery industry is expected to grow at a compounded annual growth rate of 6% from 2021 to 2028 and sales are expected to be $23.6 billion in 2028. We believe the nascent freeze dried candy market is poised for exponential growth given increasing consumer preferences for novel and distinctive candy products. According to the NCA, approximately 61% of shoppers occasionally or frequently seek out products they have never purchased before. Given our exceptional performance in retail launches, surging customer demand, and increasing production capacity, we are confident that we can catapult freeze dried candy from a trendy spark on social media to a stable, top-performing consumer confectionary category in retail.

Our products have launched in retailers nationwide from convenience and grocery stores to big-box retailers, such as Five Below, Target, Misfits Market/Imperfect Foods, TJX Canada, Big Lots, Hy-Vee, Cracker Barrel, and Circle K. In addition, we sell a substantial portion of our products through distributors such as Redstone Foods, CB Distributors and Alpine Foods. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of December 31, 2023. We believe there is a significant growth opportunity in increasing our shelf presence, SKU portfolio, and number of stores with our existing customers. For many of these customers, we launched with a limited number of SKUs and are now significantly outpacing initial sales projections. As we scale production, we will have the ability to increase the availability of our products to these customers in current locations and distribution to more of their stores, while also broadening our SKU portfolio offerings. Bolstering our distribution will be a key growth driver for Sow Good so more of our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store, or directly online. To further support our retail launches with existing customers and strengthen our brand name, we are also introducing our product displays with distinctive designs and product highlights to enhance our visibility in current stores and educate new consumers on the advantages of freeze dried treats. We believe this strategy will capture the attention of new consumers, further educate and attract current consumers, and ultimately, increase sales for our retailers.

Our highly differentiated omnichannel distribution strategy has three key components: retailers, e-commerce, and distributors. In aggregate, this omnichannel strategy provides us with a diverse set of consumers and customer partners, leading to a larger TAM opportunity than is normally available to products sold only in grocery stores, along with an opportunity to develop a direct relationship with our customers at our website, www.thisissowgood.com. This platform is already set up but with some items set as out of stock until we have additional production capacity.

Key Factors Affecting our Performance

We believe the growth of our business and our future success is dependent upon many factors. While the factors and trends described below present significant opportunities for us, they also pose important challenges that we must successfully address to enable us to sustain the growth of our business and improve our results of operations. These factors and trends in our business have driven fluctuations in revenues over the periods presented and are expected to be key drivers of our results of operations and liquidity position for the foreseeable future.

Ability to Meet Customer Demand through Production Capacity Expansion

Our customers consistently seek higher quantities of our treats than we can supply. In order for us to meet existing demand, we are actively expanding our internal production capacity and co-manufacturing arrangements. The speed and efficiency at which we are able to expand our production capacity, either internally or through co-manufacturing arrangements, will impact our results of operations. Our ability to grow and meet future demand will be affected by our ability to properly plan for additional production capacity and co-manufacturing arrangements. We aim to be able to produce 80 million units, depending on product mix, between our internal and co-manufacturing capacities in the coming years.

Consumer Trends

We compete in the freeze dried candy and non-chocolate confections segments of the greater food industry. According to the NCA, the non-chocolate confections market grew 13.8% in sales in 2022, exceeding $10 billion, and according to Grand View Research is forecasted to grow at a compounded annual growth rate of 5.8% from 2023 to 2030. We believe the nascent freeze dried candy market is poised for exponential growth given increasing consumer preferences for novel and distinctive candy products. According to the NCA, approximately 61% of shoppers occasionally or frequently seek out products they have never purchased before. While we believe our products are designed to provide alternatives for consumers looking for innovative treats, we also believe our candy products have broad appeal due to our uncompromising approach to developing a product line suited to a wide base of consumer tastes. We believe our ability to attract the robust and growing consumer base seeking the novel, crunchy and hyper flavorful experience our products provide will allow us to add distribution points with our retail customers and increase our revenues, which we believe will help us scale and increase our gross margin from sales of our products.

Ability to Grow Our Customer Base in Retail and Traditional Wholesale Distribution Channels

We are currently growing our customer base in a variety of physical retail and traditional wholesale distribution channels. Our products have launched in retailers nationwide from convenience and grocery stores to big-box retailers, such as Five Below, Target, Misfits Market/Imperfect Foods, TJX Canada, Big Lots, Hy-Vee, Cracker Barrel, and Circle K. In addition, we sell a substantial portion of our products through distributors such as Redstone, CB Distributors and Alpine Foods. We continue to increase our shelf presence, SKU portfolio and number of stores with existing customers. In addition, given the nascent state of the freeze dried candy segment and the number of potential retailer and wholesaler customers, we also believe there is a significant growth opportunity with customer acquisition in both the retail and wholesale channels. Customer acquisition in these channels depends on, among other things, our go-to-market function and our ability to meet the demand of customers who require large volumes of products.

Ability to Optimize Our Liquidity Position While Scaling

Our primary focus is developing our production capacity, which requires significant working capital for inventory and supply chain management, and capital expenditures for additional freeze driers domestically and our expansion outside the United States. Our ability to effectively manage our liquidity position while increasing production capabilities will impact our cash flow and capitalization, including the need for additional working capital through future equity offerings or debt arrangements.

Growth of Our Team

As of December 31, 2023, we had 225 full-time personnel who work across various functional areas within our business, including manufacturing, sales, marketing, and administration.

We have significantly expanded our manufacturing and accounting functions, as well as our executive team, to support our rapid growth, particularly since March 2023. Growing our production capacity has accounted for a majority of the increase in employee headcount over that period as we scale our self-manufacturing capacity at our Irving, Texas facility, and we anticipate that commencing operations at additional facilities will continue to accelerate this growth. As we expand our manufacturing capacity and corporate functions, our headcount will continue to increase for the foreseeable future. Additionally, we have increased, and will continue to increase our accounting headcount as a result of the ever increasing demands as a public reporting company.

We also expect to continue to increase our headcount across various functional areas as we expand our business operations, which could substantially increase our selling and distribution expense, marketing expense, and administrative expense. The anticipated increase in the size of our workforce may also require us to expand our current facilities or obtain new facilities, which will in turn necessitate additional capital expenditures and further increase our operational expense. However, while we expect to grow our headcount over time, we may experience challenges hiring and retaining a sufficient number of employees.

Ability to Expand Our Product Line

Our goal is to substantially expand our product line over time to increase our growth opportunity and reduce product-specific risks through SKU diversification into multiple products. Our pace of growth will be partially affected by the cadence and magnitude of new product launches over time. We believe the commercialization of these new products will require us to hire additional employees within our product design and commercialization team, thereby increasing our marketing expense, as well as research and development costs within our administrative expense.

Impact Of Inflation On Operations

We expect supplies and prices of the ingredients that we are going to use to be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries. These factors subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits. In addition, we may face limits on the ability to source some of the candy for our freeze dried candy products.

Seasonality

Because we are early in our lifecycle of growth, it is difficult to discern the exact magnitude of seasonality affecting our business. While any evidence of seasonality is currently not discernable because of our growth, we anticipate certain holiday cycles such as Halloween, Christmas, Easter and Valentine’s Day contributing to revenue fluctuations within a given year.

Components of Results of Operations

Revenues

We derive revenues from the sales of our freeze dried treats.

Cost of Goods Sold

Our cost of goods sold consists primarily of material costs and labor on the production of freeze dried treats.

Operating Expenses

Our operating expenses consist of general and administrative expenses, which includes salaries and benefits expenses, professional services expenses and other general and administrative expenses, intangible asset impairment losses and goodwill impairment losses.

We expect our general and administrative expenses will increase as our business grows.

Interest Expense

Interest expense consists primarily of the cash interest expense on outstanding debt and the amortization of the debt discount created upon the issuance of warrants in connection with debt.

Provision for Income Taxes

Due to our history of operating losses and expectation of future operating losses, we do not expect any significant income tax expenses and benefits for the foreseeable future.

Segment Overview

Our chief operating decision makers, who are our Chief Executive Officer and our Executive Chairman, review financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance, as well as for strategic operational decisions and managing the organization. For each of the years ended December 31, 2023 and 2022, we have determined that we have one operating segment and one reportable segment.

We earned $16.1 million of revenue in 2023, primarily through sales to distributors and big box retailers. Our general and administrative expenses totaled $5.9 million in 2023, including salaries and benefits expenses of $3.4 million. Our stock-based compensation of $0.8 million consisted of $125.2 thousand of stock issued to officers and directors and $0.7 million of expense related to the amortization of stock options for the year ended December 31, 2023.

Results of Operations

Comparison of the years ended December 31, 2023 and December 31, 2022

The following table summarizes selected items from the statement of operations for the years ended December 31, 2023 and 2022.

	Years Ended December 31,		Increase/
	2023	2022	Decrease	% Change
Revenues	$16,070,924	$428,132	$15,642,792	3,654%
Cost of goods sold	11,189,360	308,293	10,881,067	3,529%
Gross Profit	4,881,564	119,839	4,761,725	3,973%

Operating expenses:
General and administrative:
Salaries and benefits	3,391,798	3,662,313	(270,515)	(7)%
Professional services	688,023	245,546	442,477	180%
Other general and administrative	1,854,156	1,625,952	228,204	14%
Intangible asset impairment	-	310,173	(310,173)	(100)%
Goodwill impairment	-	4,887,297	(4,887,297)	(100)%
Total general and administrative	5,933,977	10,731,281	(4,797,304)	(45)%
Depreciation and amortization	168,271	274,053	(105,782)	(39)%
Total operating expenses:	6,102,248	11,005,334	(4,903,086)	(45)%

Net operating loss	(1,220,684)	(10,885,495)	9,664,811	(89)%

Other income (expense):
Interest expense	(1,839,749)	(1,277,965)	561,784	(44)%
Gain on disposal of property and equipment	-	36,392	(36,392)	(100)%
Total other expense	(1,839,749)	(1,241,573)	598,176	(48)%

Net loss	$(3,060,433)	$(12,127,068)	$9,066,635	(75)%

Revenues

	Years Ended December 31,
	2023	2022	Increase	% Change
Revenues	$16,070,924	$428,132	$15,642,792	3,654%

Revenues for the year ended December 31, 2023 were $16.1 million, which consist primarily of freeze dried candy product sales, compared to $428.1 thousand for the year ended December 31, 2022, an increase of $15.6 million, or 3,654%. Revenues increased as we pivoted to sales of our freeze dried candy, put additional freezers into production, and expanded our business-to-business sales during the current period, compared to the same period in the prior year.

Cost of Goods Sold

	Years Ended December 31,
	2023	2022	Increase	% Change
Cost of goods sold	$11,189,360	$308,293	$10,881,067	3,529%

Cost of goods sold for the year ended December 31, 2023 were $11.2 million, compared to $308.3 thousand for the year ended December 31, 2022, an increase of $10.9 million, or 3,529%. Cost of goods sold, primarily consisted of material costs and labor on the sales of freeze dried candy products and a one-time inventory write down of approximately $1.4 million as we disposed of non-candy freeze dried products to pivot exclusively to our better selling candy products. Cost of goods sold increased in 2023 as we began to realize economies of scale pursuant to our increased sales.

Gross Profit

	Years Ended December 31,
	2023	2022	Increase	% Change
Gross profit	$4,881,564	$119,839	$4,761,725	3,973%

Gross profit for the year ended December 31, 2023 was approximately $4.9 million compared to approximately $120.0 thousand for the year ended December 31, 2022, an increase of approximately $4.8 million or 3,973%. Our gross profit increased primarily due to significantly increased revenues. Our gross profit margin was 30% during the year ended December 31, 2023, compared to 28% for the year ended December 31, 2022. Gross profit margin increased in 2023 as we began to realize economies of scale pursuant to our increased sales.

Operating Expenses

	Years Ended December 31,		Increase/
	2023	2022	Decrease	% Change
Operating expenses:
General and administrative:
Salaries and benefits	3,391,798	3,662,313	(270,515)	(7)%
Professional services	688,023	245,546	442,477	180%
Other general and administrative	1,854,156	1,625,952	228,204	14%
Intangible asset impairment	-	310,173	(310,173)	(100)%
Goodwill impairment	-	4,887,297	(4,887,297)	(100)%
Total general and administrative	5,933,977	10,731,281	(4,797,304)	(45)%
Depreciation and amortization	168,271	274,053	(105,782)	(39)%
Total operating expenses:	6,102,248	11,005,334	(4,903,086)	(45)%

Salaries and Benefits

Salaries and benefits for the year ended December 31, 2023 were $3.4 million, compared to $3.7 million for the year ended December 31, 2022, a decrease of $270.5 thousand, or 7%. Salaries and benefits included stock-based compensation expense of $836.3 thousand for the year ended December 31, 2023, compared to $888.1 thousand for the year ended December 31, 2022, a decrease of $51.9 thousand, or 5.8%. Stock-based compensation consists of $711.0 thousand and $782.1 thousand of stock options expense incurred in the years ended December 31, 2023 and 2022, respectively, and $125.2 thousand and $106.0 thousand of expense related to shares of common stock issued to officers and consultants for services rendered in the years ended December 31, 2023 and 2022, respectively. The decrease in salaries and benefits was primarily due to the absence of accelerated vesting and recognition of stock-based compensation awards upon resignation of the former chief financial officer in the year ended December 31, 2022, partially offset by increases in headcount to support operations in the current period.

Professional Services

General and administrative expenses related to professional services were $688.0 thousand for the year ended December 31, 2023, compared to $245.5 thousand for the year ended December 31, 2022, an increase of $442.5 thousand, or 180%. The increase was primarily due to increased legal fees incurred in connection with capital raises in August and November 2023 and in preparation for our conversion to a Delaware corporation.

Other General and Administrative Expenses

Other general and administrative expenses for the year ended December 31, 2023 were $1.9 million, compared to $1.6 million for the year ended December 31, 2022, an increase of $228.2 thousand, or 14.0%. The increase is primarily attributable to increased administrative infrastructure as we seek to scale the production and sales of our freeze dried products.

Intangible Asset Impairment

We did not have any intangible asset impairment losses for the year ended December 31, 2023. Intangible asset impairment losses of $310.2 thousand for the year ended December 31, 2022, related to the complete impairment of our licensing and trademark assets, as our sales during 2022 did not ramp up quickly enough to support the carrying value.

Goodwill Impairment

We did not have any goodwill impairment losses for the year ended December 31, 2023. Goodwill impairment losses for the year ended December 31, 2022 were $4.9 million and were related to our 2020 acquisition of S-FDF, LLC. There were no goodwill impairment losses for the year ended December 31, 2023.

Depreciation

	Years Ended December 31,
	2023	2022	Decrease	% Change
Depreciation	$168,271	$274,053	$(105,782)	(39)%

Depreciation expense for the year ended December 31, 2023 was $168.3 thousand, compared to $274.1 thousand for year ended December 31, 2022, a decrease of $105.8 thousand or 39%. The decrease is attributable to an increased amount of book depreciation allocated to cost of goods sold, $291.1 thousand for the year ended December 31, 2023 as compared to $25.5 thousand for year ended December 31, 2022.

Other Income (Expense)

	Years Ended December 31,
	2023	2022	Increase	% Change
Other expense	$(1,839,749)	$(1,241,573)	$(598,176)	(48)%

In the year ended December 31, 2023, other expense was $1.8 million, consisting of interest expense derived from operating loans and the amortization of warrants issued as a debt discount. For the year ended December 31, 2022, other expense was $1.2 million consisting of interest expense derived from operating loans and the amortization of warrants issued as a debt discount, as offset by a gain on the disposal of equipment of $36.4 thousand. Interest expense increased by approximately $0.6 million or 48%, primarily due to the increased amortization of warrants issued in-the-money on loans from our officers and directors in the current period.

Net Loss

	Years Ended December 31,
	2023	2022	Decrease	% Change
Net loss	$(3,060,433)	$(12,127,068)	$9,066,635	(75)%

Net loss for the year ended December 31, 2023 was $3.1 million, compared to $12.1 million during the year ended December 31, 2022, a decrease of $9.1 million, or 75%. The decrease in net loss was primarily due the increase in gross profit of $4.8 million coupled with decreased operating loss in 2023 due to the absence of 2022 loss on impairment of intangible assets of $310.2 thousand and goodwill of $4.9 million related to our 2022 acquisition of S-FDF, LLC.

Provision for Income Taxes

The Company had no income tax expense in the 2023 or 2022 periods, as we maintain a full valuation allowance related to our net deferred tax assets, primarily due to our historical net loss position. Due to our history of operating losses and expectation of future operating losses, we do not expect any significant income tax expenses or benefits for the foreseeable future.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we believe that Adjusted EBITDA, a non-GAAP financial measure, is a useful performance measure and metric for investors to evaluate current trends in our operations and compare the ongoing operating performance of our business from period to period. In addition, management uses Adjusted EBITDA to assess our operating performance and for internal planning purposes. We also believe this measure is widely used by investors, securities analysts, and other parties in evaluating companies in our industry as a measure of operational performance. However, the non-GAAP financial measure included in this prospectus has limitations and should not be considered in isolation, as a substitute for, or as superior to performance measures calculated in accordance with GAAP. Other companies may calculate this measure differently, or may not calculate it at all, which limits the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, we consider, and you should consider, Adjusted EBITDA with other operating and financial performance measures presented in accordance with GAAP. For additional information, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, refer to the definitions and section entitled “Prospectus Summary—Summary Condensed Financial and Other Data—Non-GAAP Financial Measures” above.

Adjusted EBITDA increased from approximately $(4.5) million from the year ended December 31, 2022 to approximately $74.9 thousand for the year ended December 31, 2023, primarily driven by decreased net loss due to higher gross profit coupled with few large, one-time write downs, fewer add-backs for one-time charges, higher interest and higher depreciation.

Liquidity and Capital Resources

The following table summarizes our total current assets, liabilities and working capital at December 31, 2023 and 2022.

	December 31,
	2023	2022
Current Assets	$10,237,837	$2,578,057

Current Liabilities	$5,771,200	$890,177

Working Capital	$4,466,637	$1,687,880

As of December 31, 2023, we had working capital of $4.5 million, compared to working capital of $1.7 million as of December 31, 2022. The increased working capital is mainly attributable to increases in cash, accounts receivable, and inventory, partially offset by increased accounts payable. As of December 31, 2023, our balance of cash and cash equivalents was $2.4 million and we had total working capital of $4.5 million. We expect to incur significant costs related to the development and operation of our freeze dried candy business. Our plan for satisfying our cash requirements for the next twelve months is through cash on hand and additional financing in the form of equity or debt as needed. Our ability to scale production and distribution capabilities and further increase the value of our brands is largely dependent on our success in raising additional capital.

Indebtedness

Promissory Notes and Warrants

On May 11, 2023, the Company received proceeds of $100,000 from Bradley Berman, one of the Company’s directors, on behalf of the Bradley Berman Irrevocable Trust, from the sale of notes and warrants pursuant to an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes mature on May 11, 2024. Interest on the notes accrue at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31.

On April 25, 2023, we closed on an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes matured on April 25, 2024 and the principal amount was repaid with accrued and unpaid interest. Interest on the notes accrued at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31. On April 25, 2023, the Company received proceeds of $750,000 and $50,000 from the Company’s Chairman, Mr. Goldfarb, and the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, respectively, on the sale of these notes and warrants.

On April 11, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to a director pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

On December 31, 2021, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement with related parties to sell an aggregate $2.075 million of promissory notes, bearing 8% interest, and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term.

On August 23, 2022, the Company closed on an offering to sell up to $2.5 million of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes mature on August 23, 2025. Interest on the notes accrue at a rate of 8% per annum, payable on January 1, 2025. Loans may be advanced to the Company from time to time from August 23, 2023 to the maturity date. On December 21, 2022 and September 29, 2022, the Company received aggregate proceeds of $0.25 million and $0.75 million from two of the Company’s directors on the sale of these notes and warrants.

On April 8, 2022, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement to sell an aggregate $3.7 million of promissory notes and warrants to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. Accrued interest on the notes was payable semi-annually beginning September 30, 2022 at the rate of 6% per annum, but on August 23, 2022, the notes were amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The principal amount of the notes mature and become due and payable on April 8, 2025. The warrants are exercisable immediately and for a period of 10 years at a price of $2.35 per share. Proceeds to the Company from the sale of the securities were $3.7 million. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. Assuming full exercise thereof, further proceeds to the Company from the exercise of the warrant shares is calculated as approximately $2.2 million. The offering closed simultaneously with execution of the purchase agreement. Of the aggregate $3.7 million of notes, a total of $3,120,000 of notes were sold to officers or directors, along with 780,000 of the warrants.

Cash Flows

The following table summarizes our cash flows during the years ended December 31, 2023 and 2022, respectively.

	Years Ended December 31,
	2023	2022
Net cash used in operating activities	$(4,845,640)	$(5,146,635)
Net cash provided by (used in) investing activities	(2,266,635)	(2,622,829)
Net cash provided by financing activities	9,245,848	4,700,000

Net change in cash and cash equivalents	$2,133,573	$(3,069,464)

Net cash used in operating activities was $4.8 million and $5.1 million for the years ended December 31, 2023 and 2022, respectively, a decrease of $301.0 thousand. The decreased use of cash was primarily due to increased revenues of $15.6 million, partially offset by changes in working capital from operating activities which resulted in an increased use of cash of $5.4 million during the year ended December 31, 2023, as compared to $294.1 thousand for the same period in the previous year, mainly due to increased use of cash for inventory of $3.1 million and increased accounts receivable of $2.4 million.

Net cash used in investing activities was $2.3 million for the year ended December 31, 2023, compared to $2.6 million for the year ended December 31, 2022, a decrease of $356.2 thousand. During the year ended December 31, 2023, cash used in investing activities consisted of $2.3 million used for additional freezers. During the year ended December 31, 2022, cash used in investing activities primarily consisted of $2.6 million of payments for the construction of the Company’s second and third freeze dryers and expansion of its operations facility.

Net cash provided by financing activities was $9.2 million and $4.7 million for the years ended December 31, 2023 and 2022, respectively, an increase of $4.5 million. Net cash provided by financing activities the year ended December 31, 2023 consisted of $2.8 million of proceeds from notes payable, $2.4 million of which were related parties, and $6.4 million of proceeds from private placement offerings to accredited investors and related parties in August and November. Net cash provided by financing activities during the year ended December 31, 2022 consisted of $4.7 million of proceeds received from debt financing, including $4.1 million received from related parties.

Contractual Obligations and Commitments

Upon closing of the Asset Purchase Agreement, the Company assumed the Seller’s obligations under a real property lease for its 20,945 square foot facility at 1440 N. Union Bower Rd., Irving, TX 75061, under which an entity owned entirely by Ira Goldfarb is the landlord. The lease term is through September 15, 2025, with two five-year options to extend, at a monthly lease term of $10.0 thousand, with approximately a 3% annual escalation of lease payments commencing September 15, 2021.

On October 26, 2023, the Company entered into a lease agreement (the “2023 Lease Agreement”) with Prologis, Inc., a Maryland corporation (the “Landlord”). Pursuant to the terms of the 2023 Lease Agreement, beginning on November 1, 2023 the Company leases approximately 51,264 rentable square feet at Stemmons 10, 308 Mockingbird Lane, Dallas, TX 75247 for a term of approximately five years and two months (the “Initial Term”), which the Company intends to use as warehousing and distribution space. The 2023 Lease Agreement provides for base rent payments starting at approximately $42.5 thousand per month (taking into consideration an initial phase-in of the base rent obligation) in the first year of the Initial Term, and increase each year, up to approximately $51.7 thousand per month during the last year of the Initial Term. The 2023 Lease Agreement may be extended for a period of five years, at the option of the Company, at a rate to be based on a fair market rent rate determined at the time of the extension.

On January 19, 2024, the Company entered into a sublease agreement (the “Sublease Agreement”) with Papsa Merx S. de R.S. de C.V., a corporation registered in Mexico City, Mexico (the “Sublessor”). Pursuant to the terms of the Sublease Agreement, the Company will sublease approximately 141 rentable square meters at Av. Roble 660, Valle del Campestre, 66265 San Pedro Garza García Municipality, Nuevo León, 66269 (the “Premises”) for a term of approximately seventeen months (the “Term”), which the Company intends to use as office space. The Term of the Lease Agreement will commence on February 1, 2024 (the “Sublease Commencement Date”). The Sublease Agreement provides for rent payments at fixed price of $5.25 thousand per month plus the corresponding Value Added Tax (“VAT”) for the duration of the Term. The Company is also responsible for operating expenses of the Premises, which includes a maintenance fee, electricity and internet services. The Company is required to provide a deposit of guarantee in the amount of $5.25 thousand in connection with the Sublease Agreement. The Sublease Agreement does not have a renewal period.

Off-Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

We do not expect any significant effects from commodity price risk outside of inherent inflationary risks.

Interest Rate Risk

We are not a party to agreements that subject us to floating rates of interest and do not anticipate entering into any transactions that would expose us to any interest rate risk.

Foreign Currency Risk

We did not hold any cash in foreign jurisdictions as of December 31, 2023. However, we anticipate that as our foreign operations grow, we will hold more cash in foreign jurisdictions, particularly Mexico, Colombia and China, and thereby expose ourselves to greater currency fluctuation risk than we currently experience.

Critical Accounting Policies and Estimates

Note 2 to the audited financial statements included elsewhere in this prospectus includes a summary of the significant accounting policies or methods used in the preparation of our Consolidated Financial Statements, and Note 6 to the audited financial statements included elsewhere in this prospectus includes a summary of inventory. Some of those significant accounting policies or methods require us to make estimates and assumptions that affect the amounts reported by us. We believe the following items require the most significant judgments and often involve complex estimates.

General

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on historical experience, current market conditions, and various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions. The most significant estimates and assumptions are discussed below.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Recoverability is assessed using undiscounted cash flows based upon historical results and current projections of earnings before interest and taxes. Impairment is measured using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Impairments are recognized in operating results to the extent that carrying value exceeds discounted cash flows of future operations.

Our intellectual property is comprised of indefinite-lived brand names acquired and have been assigned an indefinite life as we currently anticipate that these brand names will contribute cash flows to the Company perpetually. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. Impairment analysis on intangible assets resulted in a loss of $310.2 thousand for the year ended

December 31, 2022, which represented a complete impairment of our intangible assets. The Company did not have any intangible asset impairment losses for the year ended December 31, 2023.

Inventory

Inventory, consisting of raw materials, material overhead, labor, and manufacturing overhead, are stated at the average cost or net realizable value and consist of the following:

	December 31,	December 31,
	2023	2022
Finished goods	$222,051	$384,241
Packaging materials	815,883	416,663
Inventory in transit	571,970	—
Work in progress	691,290	766,530
Raw materials	1,822,052	307,515
Total inventory	$4,123,246	$1,874,949

Goodwill

The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a quantitative goodwill impairment test. The impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair values of its reporting units using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company’s evaluation of goodwill completed at year-end resulted in an impairment loss of $4.9 million for the year ended December 31, 2022, which represented a complete impairment of our goodwill. The Company did not have any goodwill impairment losses for the year ended December 31, 2023.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue from the sale of its freeze dried food products, in accordance with a five-step model in which the Company evaluates the transfer of promised goods or services and recognizes revenue when customers obtain control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Company has elected, as a practical expedient, to account for the shipping and handling as fulfillment costs, rather than as a separate performance obligation. Revenue is reported net of applicable provisions for discounts, returns and allowances. Methodologies for determining these provisions are dependent on customer pricing and promotional practices. The Company records reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on industry-based historical data, historical sales returns, if any, analysis of credit memo data, and other factors known at the time.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 – Stock Compensation (“ASC 718”) and Equity-Based Payments to Non-employees pursuant to ASC 2018-07 – Compensation – Stock Compensation (“ASC 2018-07”). All transactions in which the consideration provided in exchange for the purchase of goods or services consists of the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance. Stock-based compensation was $836.3 thousand and $888.1 thousand for the years ended December 31, 2023 and 2022, respectively. Stock-based compensation consisted of $125.2 thousand and $106.0 thousand related to the issuance of shares of common stock for services for the years ended December 31, 2023 and 2022, respectively. Amortization of the fair values of stock options issued for services and compensation totaled $711.0 thousand and $782.1 thousand for the years ended December 31, 2023 and 2022, respectively. The fair values of stock options were determined using either the Black-Scholes or Monte-Carlo simulation options pricing models, using a range of effective terms from 2.274 to 7.3 years. In addition, $1.2 million of expenses related to the amortization of warrants issued in consideration for debt financing. Warrants were fair-valued upon issuance using the Black-Scholes options pricing model and an effective term of 5 years and the discount rate on 5 year U.S. Treasury securities at the grant date.

Recent Accounting Pronouncements

See Recent Accounting Pronouncements in Note 2 to our audited financial statements included elsewhere in this prospectus for additional information.

Smaller Reporting Company Status

We are a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may rely on exemptions from certain disclosure requirement that are available to smaller reporting companies. Specifically, as a smaller reporting company we have chosen and may continue to choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS

Our Company

Sweeten the revolution. We have a confection to make: the candy classics you love, with a crunchy twist.

Sow Good is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. We began commercializing our freeze dried candy products in the first quarter of 2023, and as of December 31, 2023, we have fourteen stock keeping units (“SKUs”) in our Sow Good Candy line of treats and four SKUs in our Sow Good Crunch Cream line. We sell our treats using an omnichannel strategy primarily focused on the wholesale and retail channels with less than 2% of sales coming from e-commerce as of December 31, 2023. As of December 31, 2023, our treats are offered for sale in over 5,850 brick-and-mortar retail outlets in the United States. The rapid demand growth for our delectable treats since their retail debut in March 2023 highlights our consumers’ excitement for our novel and explosively flavorful treats that “satisfy your sweet tooth in fewer bites.”

We have custom-built a 20,945 square foot freeze drying facility in Irving, Texas, and have entered into additional co-manufacturing arrangements in China and Colombia that we anticipate, depending on product mix, will provide for a total of 30 million units by the end of 2024, with a significant portion of that capacity coming from our co-manufacturer relationships. Freeze drying removes up to 99% of moisture from a product in its frozen state by applying a small amount of heat in an extremely low air pressure, near outer space-like environment, through the use of massive vacuum chambers, resulting in moisture being removed from the product at the speed of sound. This process of removing moisture from the product, which can take up to twenty-four hours, concentrates its flavor, creating a “hyper dried, hyper crunchy, and hyper flavorful” snackable treat. Our commitment to providing the most flavorful and crunchy treats extends into the product packaging process, where our 194 employees dedicated to hand-packaging as of December 31, 2023, put our treats through our hand-packed precision packaging process in vigilantly managed low humidity conditions to protect our treats from reintroduction to moisture.

We have built four bespoke freeze driers using proprietary technology tailored specifically to our products, creating a truly state-of-the-art facility in Irving, Texas. We are in the process of fabricating and operationalizing two additional freeze driers, which we anticipate will come online in our Irving, Texas facility in the third quarter of 2024. We estimate that each of our proprietary freeze driers can produce up to approximately $10 million of revenue per year depending on product mix. In addition, due to strong customer demand, we have entered into co-manufacturing arrangements with third-party manufacturers whose freeze drying facilities meet our exacting production, sanitation and allergen control requirements, as well as our food quality and safety standards. Currently, all of our products manufactured by third parties are shipped to our facilities in Texas for packaging. However, we are actively searching for additional packaging facilities and additional internal freeze driers for further increased capacity.

We believe in building a company that creates good experiences for our customers and growth for our investors and employees through our core pillars: (i) innovation—creating novel products that delight our consumers; (ii) scalability—building strong business and manufacturing foundations to support rapid growth and accelerated retail launches; (iii) manufacturing excellence—harnessing our executive team’s manufacturing expertise and continuously refining our processes to maximize efficiencies and reduce energy intake and waste, effectively lowering our costs, increasing margins, and improving our sustainability practices; (iv) meaningful employment opportunities—providing developmental opportunities for our communities by cultivating a growth-oriented and opportunity-rich workplace for our employees, top to bottom, and increasing our employee headcount sevenfold since March 2023; and (v) food quality standards—achieving superior product outcomes by using humidity control throughout our entire facilities, and methodical hand-packed precision packaging process of our treats, which takes additional time and expense when compared to an automated system, but ensures optimal flavor and texture, and maximum protection of product integrity, thereby minimizing customer product return rates.

Sow Good is led by co-founders Claudia and Ira Goldfarb, who have over a decade of manufacturing experience with an extensive freeze drying background, dedication to job creation, and proven track record of identifying and growing niche trends into everyday categories. Under their leadership, our revenues have grown from $428.1 thousand during the year ended December 31, 2022 to approximately $16.1 million for the year ended December 31, 2023, with approximately $14.6 million of that being recorded in the six-month period ended December 31, 2023. This revenue was achieved through the capacity provided by our three freeze driers and co-manufacturing arrangements that started in December 2023. Our fourth freeze drier became operational in the first quarter of 2024.

Our Market Opportunity

We believe the candy category is stagnant, repetitive, and in need of revitalization to reengage and captivate consumers seeking innovative ways to satisfy their sweet cravings. We see our market opportunity as existing at the intersection of two burgeoning categories: freeze dried candy and non-chocolate confections. According to Euromonitor, the North American sugar confectionery industry is expected to grow at a compounded annual growth rate of 6% from 2021 to 2028 and sales are expected to be $23.6 billion in 2028. We believe the nascent freeze dried candy market is poised for exponential growth given increasing consumer preferences for novel and distinctive candy products. According to the NCA, approximately 61% of shoppers occasionally or frequently seek out products they have never purchased before. Given our exceptional performance in retail launches, surging customer demand, and increasing production capacity, we are confident that we can catapult freeze dried candy from a trendy spark on social media to a stable, top-performing consumer confectionary category in retail.

Our Competitive Strengths

We believe we are well-positioned competitively to become the leader in the rapidly developing freeze dried candy market due to our distinctive branding, manufacturing expertise, advantage of being an early mover in the category and ability to innovate.

A Distinctive and Trusted Brand Name

We believe we have a distinctive brand that consumers trust and helps distinguish our product on crowded retail shelves. Since Sow Good’s inception, we have invested heavily to elevate the Sow Good brand by creating a distinctive and cohesive brand design that sparks consumer curiosity and a desire to sample additional flavors carried by Sow Good. In addition, we use premium packaging materials to communicate the high-quality nature of our products and differentiate ourselves from competitive offerings. We further support our brand efforts through our informative and user-friendly direct-to-consumer website and growing social media presence, where consumers have notably taken to posting unpaid, authentic reviews. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of December 31, 2023. Retailers have applauded our strong brand presentation and we believe this has been a contributing factor in our success in securing coveted shelf space upon our launch of our freeze dried candy treats.

Manufacturing Expertise

Sow Good spent over two years and over $10.0 million dollars to develop a state-of-the-art manufacturing facility and freeze drying equipment calibrated specifically for our products prior to the commercial launch of our freeze dried treats. Manufacturing our treats requires careful handling so as to protect the integrity of their crunch factor, a characteristic of freeze dried candy. To protect the fragility of the product, Sow Good invested in developing a stringent hand-packed precision packing process in humidity-controlled rooms. Our manufacturing expertise and proprietary in-house technology enable us to quickly test, innovate and launch new products with ease and effectively handle and produce the more fragile products with care. This fine-tuned process is difficult to replicate using co-manufacturing. In addition, subtle changes during the freeze drying process can result in dramatic variations in product quality and yield, which makes it very difficult to consistently manufacture freeze dried treats with optimal crunch and flavor at scale successfully. We have overcome these hurdles and achieved scale manufacturing of freeze dried treats by utilizing proprietary technology to custom build three large-scale freeze driers and by developing manufacturing processes that are tailored specifically for each of our products to ensure maximum flavor, crunch, and consistency. We believe the technical knowledge and expertise required to build a freeze drier facility matching our current capacity poses a substantial barrier to entry for competitors in the confectionary space. Moreover, our primary manufacturing facility located in Irving, Texas is a Safe Quality Food (“SQF”) II-certified facility, with a 97 score on our most recent food safety audit, which exemplifies our commitment to maintaining the highest standards in food safety, pathogen prevention, and allergen protocols.

Early Mover Advantage

Given that the freeze dried candy segment of the market is new, we believe we materially benefit from being among the first companies to enter the market at scale, with retail-ready branding and packaging, a diverse and comprehensive product assortment, and seasoned and experienced sales and branding teams. Our early entry into the market has afforded us the time to learn and gain the necessary experience needed to effectively scale and refine the manufacturing, packaging, and distribution processes needed to be successful. We also further utilize our early insights into the burgeoning market to develop a broad product portfolio which include flavor profiles appealing to a broad audience that we believe retailers are seeking. When combined with the strength of our emerging brand, we believe this has allowed us to quickly capture limited available shelf space at retailers. As we continue to expand our presence, we believe the Sow Good brand will be viewed as a pioneer in the category, which should afford increased brand recognition and loyalty. When taken together, we believe these advantages should allow us to establish an early dominant market share in the category that would be difficult to displace due to the barriers to entry for companies just starting out in this market segment. We believe these factors may potentially deter new competitive entrants into the market.

Innovative Product-Development Process

Innovation is at the heart of our company. We are vigilantly monitoring emerging confectionary trends online and in retail and identifying niche markets, turning them into category staples as evidenced by our successful launch of our Crunch Cream line. We also have highly communicative retail relationships in which retailers inform us of new candy trends they detect in their stores, informing our next freeze dried candy development and launches. We utilize a test kitchen that is integrated with our in-house manufacturing capability and expertise that would be difficult to replicate using co-manufacturing to swiftly test, develop, and launch new products without sacrificing quality or time. For example, we launched our Crunch Cream line within nine weeks of ideation. By integrating our strong insight on industry trends with our agility, adaptability, and proficiency in new product development, we can take a product from inception to production in just a few months while maintaining our high food quality standards. We believe this allows us to introduce innovative freeze dried treats to the market that will further elevate the status of the Sow Good brand, entrench our existing customer relationships, and provide advantaged entry into new ones.

Our Growth Strategy

With no major direct competitors in the freeze dried candy space and the fact that there is minimal retail presence for the category, we are capitalizing on our early mover advantage and rapid scaling experience to become the dominant player in this fast growing market. Sow Good is seeking to build significant brand recognition, as well as develop a trust and understanding with consumers that our products will consistently offer explosive and exciting taste. Our growth strategy is based on six primary elements: (i) increasing production capacity; (ii) deepening existing customer relationships; (iii) new customer expansion; (iv) expanding our product offering; (v) driving margin expansion; and (vi) vertically integrating our operations.

Increase Production Capacity:

Merely by meeting the current level of demand for our treats, we anticipate our net sales increasing rapidly. Our initial retail launches of our freeze dried candy line significantly exceeded sales projections. The growing demand from new customers and desire for additional product volume from existing customers has necessitated a significant increase in production capacity. To try to meet this demand, we have increased our workforce sevenfold since March 2023, transitioned to a 24/7 production cycle, and leased 62,000 square feet of warehousing space in the Dallas metroplex to be able to scale and streamline distribution. In addition to scaling production of our four freeze driers as of February 10, 2024, we are in the process of securing two additional freeze driers. We anticipate these two additional freeze driers being operational by the third quarter of the calendar year 2024.

To help bridge the gap between the demand for our treats from our customers and our capacity to manufacture and package those treats in our Irving, Texas facilities, we have entered into co-manufacturing arrangements in China and Colombia to provide additional freeze drying capacity.

Deepen Existing Customer Relationships:

Our products have launched in retailers nationwide from convenience and grocery stores to big-box retailers, such as Five Below, Target, Misfits Market/Imperfect Foods, TJX Canada, Big Lots, Hy-Vee, Cracker Barrel, and Circle K. In addition, we sell a substantial portion of our products through distributors such as Redstone Foods, CB Distributors and Alpine Foods. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of December 31, 2023. We believe there is a significant growth opportunity in increasing our shelf presence, SKU portfolio, and number of stores with our existing customers. For many of these customers, we launched with a limited number of SKUs and are now significantly outpacing initial sales projections. As we scale production, we will have the ability to increase the availability of our products to these customers in current locations and distribution to more of their stores, while also broadening our SKU portfolio offerings. Bolstering our distribution will be a key growth driver for Sow Good so more of our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store, or directly online. To further support our retail launches with existing customers and strengthen our brand name, we are also introducing our product displays with distinctive designs and product highlights to enhance our visibility in current stores and educate new consumers on the advantages of freeze dried treats. We believe this strategy will capture the attention of new consumers, further educate and attract current consumers, and ultimately, increase sales for our retailers.

New Customer Expansion:

Based on our estimate of what penetration for a leading CPG brand should be at maturity, we believe Sow Good’s omnichannel distribution footprint should eventually be multiples of its current size. Currently, our products are marketed and sold through a diverse set of retail channels, including conventional, natural and specialty grocery, club, and convenience stores, and on our website. Increasing our customer base across distribution channels will be a key growth driver for Sow Good and our goal is to expand our customer base so that our products are available wherever our consumers choose to shop, whether it be a retail store, convenience store or directly online. While expanding distribution, we are simultaneously increasing our brand awareness through online and offline marketing initiatives to accelerate the sell-through velocity of our products once they reach the shelves of our customers. We anticipate a portion of the use of proceeds from this offering to fund marketing initiatives to bolster sales and new retail launches.

Expand Our Product Offering:

We are working to increase the breadth of products offered to customers by leveraging our innovation expertise. We seek to achieve this by developing new candy products that complement our existing portfolio as well as the expansion into adjacent product categories. This is illustrated by the launch of our Crunch Cream freeze dried ice cream bars and sandwiches line in October 2023. We believe the expansion of our product offerings will help drive revenue and margin growth through (i) improving brand recognition, (ii) expanding existing customer relationships, and (iii) capturing new customers seeking unique products. In addition, as our product offering portfolio grows, we anticipate manufacturing efficiencies that provide for increased margin expansion and profitability.

Drive Margin Expansion:

Our near-term goal is to increase our net income at a faster rate than our sales growth. We believe that this can be achieved by taking several actions that will drive margin expansion. Our primary margin driver will be the expansion of our production and packaging capacity, as well as a portion of our corporate and administrative functions outside the United States, where the cost and availability of labor are significantly more favorable than our current labor market in Irving, Texas. In terms of other margin expansion initiatives, first, we plan to reduce our per-unit production cost by leveraging fixed costs as production volumes increase. Second, we aim to capture operating efficiencies from the refinement of our manufacturing process, which will further reduce our per-unit production cost. Third, we intend to utilize our sales data and market knowledge to manage our sales mix toward higher margin products over time. Fourth, we are actively pursuing cost reductions in our raw materials by implementing changes to our sourcing strategy. Fifth, we are developing product line expansions that optimize the efficiency of our freeze drying process. Finally, while we expect an increase in general and administrative expenses as we strengthen internal operating functions, we believe these expenses will grow at a slower rate than sales as we solidify our sales function, allowing for further margin improvement.

Vertically Integrate Our Operations:

A key part of driving our margin expansion is continuing to build our vertically integrated business model. The core of this strategy is our highly efficient manufacturing process, which enables rapid expansion of production capacity, provides fixed-cost leverage on increased volumes and optimizes our ability to control quality. In addition to manufacturing capabilities, we have internalized mechanical engineering, branding, design, packaging, digital marketing, customer service and data analytic capabilities, along with finance, research and development and human resource functions. Our broad in-house capabilities and manufacturing capacity are expected to enable significant fixed-cost leverage going forward in manufacturing, as well as most other operating expense line items.

Our Products

Our business operates under the Sow Good brand. We produce a unique portfolio of freeze dried treats under our Candy and Crunch Cream (freeze dried ice cream bars and sandwiches) product lines.

Sow Good Candy—Freeze Dried Candy

In the first quarter of 2023, we launched a freeze dried candy product line, which is our largest seller and has a fourteen SKU offering as of December 31, 2023. We use the power of freeze dried technology to transform familiar, traditional gummy, chewy, and hard candies into unique, novel, crunchy treats that are bursting with flavor for our consumers. Our freeze drying process hyper concentrates the candy flavor, adds a crunchy texture, and often increases the candy’s size, creating a sweet snacking experience that we believe can satisfy our customers’ sweet tooth in fewer bites. Our products have a wide range in flavor profiles – from sweet to sour to chocolate-y – shapes, and sizes to appeal to a wide range of customers. Pack sizes range from 1 to 4 oz, depending on the density and size of the product.

Sow Good Crunch Cream—Freeze Dried Ice Cream

Building upon the success of the Sow Good Candy brand, we launched our highly anticipated Sow Good Crunch Cream line of freeze dried, shelf-stable, no-melt, crunchy ice cream in October 2023. This line offers the novel experience of crunchy ice cream sandwiches and bars with flavors ranging from vanilla, Neapolitan, strawberry shortcake, chocolate, to cookies and cream. Pack sizes range from 1 to 2 ounces. We believe that participating in high-impulse categories such as ice cream represents a meaningful adjacent category that broadens our consumer base and increases engagement.

Motivated by our mission, success, and consumers’ feedback, we continue to innovate and expand our product offerings to address growing demand for freeze dried products that appeal to consumers.

Our Supply Chain and Manufacturing Process

Our Supply Chain

The primary raw materials used to manufacture our products include a variety of candy products including gummy candy, soft chews, taffy, as well as other candies. We buy these raw materials directly from candy manufacturers or other distributors. The price and availability of these raw materials can vary based on a number of factors beyond our control, including consumer demand, production constraints, adverse weather conditions, changes in supplier relationships, natural disasters, and public sentiment, among others. Certain raw materials used for individual SKUs are currently sourced from one supplier. We believe the company could find suitable replacements for such suppliers at similar terms if necessary. To hedge against price volatility and supply disruptions, we are actively expanding and diversifying our supplier network to reduce reliance on any one supplier or raw material.

Our Manufacturing and Packaging Process

We manufacture our products at our facility in Irving, Texas and through our co-manufacturing partners located worldwide. During the first nine months of 2023, all of our products were self-manufactured; however, we anticipate this changing in 2024 with the onboarding of several co-manufacturers with a significantly greater aggregate production capacity. It is important to note that all co-manufacturers have entered into long-term and exclusive agreements with Sow Good.

Our Irving, Texas facility consists of four freeze driers that we custom fabricated with technical programming tailored specifically to our products. For over three years we custom designed, fabricated and calibrated these freeze driers to meet our exact needs. Whereas most freeze driers operate on a standard software system, we have developed custom software to allow us to monitor, manipulate, and freeze dry our products with precision and adaptability. Our proprietary software allows for adjustment to a specific temperature at a granular level throughout the freeze drying process, offering us the significant benefit of freeze drying different products within the same freeze drier. This also allows us to monitor in real time every aspect of the freeze drying cycle to ensure optimal quality. If we identify one section of the freeze drier that is malfunctioning, we can deactivate that one section without shutting down the entire freeze drier. To increase our production capacity, we have two additional freeze driers that we expect will be operational by the third quarter of 2024.

During our packaging process, to ensure maximum protection of our products’ flavor, texture, and overall integrity, our products are packaged in specially constructed humidity-controlled rooms. Reintroduction of moisture to the freeze dried product degrades the product’s crunch factor, which is the key characteristic of freeze dried treats. As such, we tightly monitor the water activity of the products, invest heavily in dehumidifying machinery, and perform regular “Sow Good Sensory Tests” to verify that, while the product may visually appear satisfactory, it undergoes a human taste test to guarantee that the product meets our sensory standards of being “hyper dried, hyper crunchy, and hyper flavorful.”

Our hand-packed precision packaging process entails meticulous, carefully human-handled packaging of each freeze dried treat. While this process is more laborious and expensive compared to using an automated packaging machine, the investment in our gentle packaging process protects the product from breakage and allows easier detection and removal of below-standard products. Our facility contains three packaging lines, allowing us to flexibly package different products in different rooms at the same time, which improves our efficiency and prevents cross-contamination concerns in the case of allergens.

Upon packaging completion, we perform regular spot-checks of our packaging seals, whose function is to further mitigate the risk of moisture reentry and protect product integrity. Our shipping cases are available to us in various packing configurations, providing us flexibility to meet customers’ varying case size requirements for packing products.

Our facility is Food and Drug Administration (“FDA”) and United States Department of Agriculture (“USDA”) registered and SQF-II certified. In addition, our facility is certified to manufacture organic, vegan, kosher, and halal products.

Quality Control

We utilize a comprehensive and rigorous food safety and quality management program, which employs manufacturing procedures, expert technical knowledge of food safety science, employee training, ongoing process innovation, and both internal and independent third-party auditing. We conduct routine environmental studies to test for Salmonella, E. coli, Listeria, and allergens. In the case of packaging products containing allergens, we perform a stringent sanitation process directly following completion of packaging to elimination cross-contamination concerns. We have a dedicated and well-trained sanitation team that cleans the facility multiple times each day. Additionally, our production employees follow strict good manufacturing practices (“GMPs”) to ensure food safety and quality, including wearing hair nets, gloves, and coats, which are washed daily.

We require our co-manufacturing partners to adopt and utilize our food safety and quality program. We conduct a thorough on-site evaluation process prior to initiating our arrangements to ensure that the co-manufacturing facilities meet our food safety and quality standards.

We and our co-manufacturers each have a food safety plan (“FSP”) that focuses on preventing food safety risks and is designed to be compliant with the requirements set forth under the Food Safety Modernization Act (“FSMA”). In addition, each facility has at least one preventive controls-qualified individual who has successfully completed training and received certification in the development and application of risk-based preventive controls, at least equivalent to that received under a standardized curriculum recognized by the USDA and FDA.

Each of our co-manufacturers’ facilities complies with the Global Food Safety Initiative. All facilities manufacturing our products are certified against a standard recognized by either the Safe Quality Food Institute or British Retail Consortium. These standards are integrated food safety and quality management protocols designed specifically for the food sector and offer a comprehensive methodology to manage food safety and quality. Certification provides an independent and external validation that a product, process, or service is designed to comply with applicable regulations and standards.

In order to comply with Foreign Supplier Verification Program we have a qualified individual who has successfully completed training in the development and application of a program that verifies that the products we import have been produced in a manner that meets applicable U.S. safety standards. See “—Government Regulation” below.

In addition to third-party inspections of our manufacturing partners, we have instituted audits to address topics including allergen control; ingredient, packaging and product specifications; and sanitation. Under FSMA, our Irving, Texas facility and co-manufacturers’ facilities are required to have an FSP, a hazard analysis critical control plant plan, or a hazard analysis critical control points plan that identifies critical pathways for contaminants and mandates control measures that must be used to prevent, eliminate, or reduce relevant food-borne hazards.

We believe that the years we spent building and refining our machinery and facility, meticulous manufacturing and packaging processes, and stringent food safety and quality controls, have provided a foundational ramp that propels our rapid sales success and creates a meaningful barrier to entry.

Sales Channels and Product Distribution

Our highly differentiated omnichannel distribution strategy has three key components: retailers, e-commerce, and distributors. In aggregate, this omnichannel strategy provides us with a diverse set of consumers and customer partners, leading to a larger total addressable market (“TAM”) opportunity than is normally available to products sold only in grocery stores, along with an opportunity to develop a direct relationship with our customers at our website, www.thisissowgood.com. This platform is already set up but with some items set as out of stock until we have additional production capacity.

We believe that our trusted brand name, our proprietary freeze drying process and our extensive distribution are critical long-term and sustainable barriers to entry in the food industry. To date, wholesale and retail customers orders have outpaced our production capacity, resulting in a distribution backlog. Given that orders are continuing to accelerate in frequency and volume beyond our production capacity, we have commenced construction on two additional freeze driers, and we expect these will be completed by the third quarter of 2024. In addition, we have entered into long-term, exclusive co-manufacturing contractual arrangements that will substantially increase our production capacity in the near term. Once we have sufficient capacity to fulfill all wholesale, retail, and e-commerce customers, we will begin looking at other opportunities to expand into adjacent categories and/or additional products.

Sow Good products are sold through a diverse set of retail channels, including conventional, natural and specialty grocery, club, and convenience stores. Since launching, Sow Good’s freeze dried candy line is available in Five Below, Target, Misfits Market/Imperfect Foods, TJX Canada, Big Lots, Hy-Vee, Cracker Barrel, and Circle K. In addition, we sell a substantial portion of our products through distributors such as Redstone Foods, CB Distributors and Alpine Foods. We currently estimate our products are in over 5,850 retail locations across the United States. The diversity of our retail channel represents a strong competitive advantage for Sow Good and provides us with a larger TAM than would be considered normal for a food brand that is singularly focused on the grocery market.

We initially distributed the majority of our products directly to our customers from our Irving, Texas facility. Due to the high volume of orders we were experiencing there was a need to increase our warehousing and distribution footprint. To this end, we leased a total of approximately 62,000 additional square feet of warehouse and distribution space in Irving, Texas in October 2023 to enable us to better handle this heightened volume and optimize our shipping and logistics operations. We are also in the process of leveraging our NetSuite Warehouse Management System to scale our distribution functions, increase efficiencies, and decrease human error.

Sales and Marketing

Sales

Our internal sales team is led by our Director of Sales and Branding who manages major retail accounts and a robust, close-knit network of brokers and distributors to strategically service our customers nationwide and internationally. We place a strong emphasis on expanding our presence in retail stores through activating new customers, increasing the number of stores with existing customers, expanding our SKU portfolio, increasing our visibility on shelf and in high-traffic store locations to ultimately increase sales. We work closely with retail buyers to track top-performing products and appropriately manage inventory levels. Being a lean team allows us to be dynamic, nimble, and respond in real-time to customer needs. We have repeatedly surpassed initial sales projections across multiple retail launches, requiring consistent communication with buyers to fine-tune forecasts and ensure accuracy and efficiency in our inventory management processes. Simultaneously, we are dedicated to broadening our SKU portfolio and maximizing volume in existing stores as part of our growth and market expansion strategies. Our specialized team also affords us the advantage of understanding every facet of our operations: our sales, executive, and production teams work closely with one another to understand our customers’ needs, adjust our strategies with precision, and actively increase our production capabilities to meet growing demand. We believe that our holistic, collaborative and strategic sales approach positions us as a dynamic and agile player, well-prepared to navigate the ever-growing freeze dried candy market.

Marketing

We believe that Sow Good’s existing treats represent a multi-billion-dollar TAM; however, we have not commissioned a formal market study to properly quantify this expectation. We believe simply penetrating these core markets with our differentiated product lines will provide Sow Good with a large and long-duration growth opportunity. In the near-term, Sow Good will focus on growing its share within these categories. We plan to drive growth of our treats through distribution expansion and increased marketing and advertising to drive brand recognition and shelf velocity. We plan to also attempt to leverage our new and existing wholesale relationships to gain additional shelf space for our full suite of existing products.

Digital Marketing and Social Media

We currently manage all of our marketing activities in-house and do not rely on agencies or third parties for such activities. We believe maintaining authentic conversations with our robust and engaged community will allow us to durably and efficiently grow our brand equity relative to our competitors.

We primarily engage with our community directly through social media and our website.

Social Media. We interact daily with our consumers across our TikTok, Instagram, and Facebook accounts under the username @thisissowgood. Our social media presence allows us to directly connect with our audience, field customer service requests, share insights into our daily operations as a family start-up, and facilitate product giveaways either directly to our customers or through collaborations with other brands. We also have a YouTube page where we share additional video content as well as our podcast, Good Stories, hosted by our Director of Sales and Branding and often featuring Sow Good’s executive team, which is also available across all podcasting platforms. These efforts strengthen brand loyalty, provide compelling content, and facilitate online collaboration with our community.

Leveraging our retailers’ well-funded marketing campaigns, we engage their community influencers to encourage their followers to purchase our products in the retailer, particularly to bolster new launches and product restock announcements. However, the vast majority of content across social media featuring our products is generated organically by consumers.

The hashtag “freezedriedcandy” has amassed over 2 billion views and continues to be a viral topic on the video platform. Video reviews of Sow Good’s products that are organically generated by TikTok users have amassed over 4.5 million views as of December 31, 2023. The consistent and growing interest in freeze dried candy supports Sow Good’s belief that freeze dried candy is developing into an everyday category for retailers.

Website. We also maintain a registered domain website at www.thisissowgood.com. Our website attracted over 152,000 visitors from our launch in June 30, 2021 to December 31, 2023 with 63,000 visiting since the launch of our freeze dried candy in March, 2023 based on Google Analytics. Our website is used as a platform to promote our products, provide education regarding our freeze drying process, introduce our executive team, and provide business updates. The information contained on or accessed through our website does not constitute part of this prospectus.

Our Competition

Our brands primarily operate within the freeze dried candy and non-chocolate confections categories, but we also compete within the larger conventional packaged food category. The categories and markets we operate in are highly competitive and comprised of a diverse set of participants that include global multinational, national, regional, and local firms offering branded and/or private label products. Some of these competitors may have greater financial and other resources, longer operating histories, a broader assortment of product offerings, products that are well-accepted in the marketplace, more established relationships with retailers, and greater brand visibility among consumers.

Within the conventional packaged food category, our competitors include, but are not limited to, Nestlé S.A., The Hershey Company, Mars Inc., PepsiCo, Inc., Van Drunen Farms, Mondelēz International, Haribo. Within the freeze dried candy category, we believe our primary direct competitors are smaller or local companies that have significantly lower production capacity, distribution and/or branding, and includes such firms such as Crazy Candy and Trendy Treats, as well as others.

We believe the principal competitive factors for our business are taste, product quality, brand recognition and loyalty, price, convenience, product variety and innovation, customer service, access to retailer shelf-space, effectiveness of marketing and promotional activity, and the ability to respond to evolving customer preferences. While we believe we compete favorably with respect to each of these factors, there is no guarantee that we will be able to compete effectively against our current or future competitors.

Culture, Employees and Human Capital Resources

Sow Good firmly believes that we can all plant positive seeds to sow a better version of ourselves, our communities, and our world. We plant our seeds by coming into work each day dedicated to creating delicious treats that enrich the lives of our customers, partners and employees. We believe that we are only as excellent as our employees, which is why we provide a living wage, an energizing working environment, full benefits, and stock options to every employee. We strive for nothing short of excellence because that is what our customers, employees, and environment deserve. We believe that our company culture has been and will continue to be a key contributor to the fulfillment of this commitment. Our culture enables us to foster the creativity, teamwork, focus, and innovation we need to support our growth.

As of December 31, 2023, we had 225 full-time employees, of which 56% are female and 82% are minorities. Currently, none of our employees are covered by collective bargaining agreements. To date, we have never experienced an organized work stoppage, strike or labor dispute.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

We do not own any real property. Our principal executive office and manufacturing facility is located in Irving, Texas, where we lease approximately 20,945 square feet of space under a lease agreement with an entity owned entirely by Ira Goldfarb that expires in September 2025, subject to two options to extend the term of the lease for successive five-year periods. We entered into the lease agreement in connection with the closing of the Asset Purchase Agreement in October 2020.

In addition to our principal executive office and food manufacturing facility, we lease approximately 51,264 square feet and 9,900 square feet at two separate warehouse facilities located in Irving, Texas, which we use to receive, store, package, and distribute our products, as well as for office and administrative purposes.

The Company also subleases approximately 141 rentable square meters in Mexico City, Mexico, which the Company uses as office space. The term of the sublease is approximately seventeen months and does not have a renewal period.

We believe that these facilities are sufficient to meet our current needs. We intend to expand our facilities or add new facilities as we grow, and we believe that suitable additional space will be available as needed to accommodate expansion of our operations.

Trademarks and Other Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of copyright, trademark, trade dress, and trade secret laws, as well as confidentiality agreements and other contractual restrictions. We do not own any registered patents.

Our intellectual property is a strategically important component of our business. In particular, we believe that our trademarks are valuable assets that reinforce the distinctiveness of our brand to consumers, are critical to maintaining and improving our competitive position, and are an important aspect of building brand equity. As such, we consider our “Sow Good” name and our “Sow Good” logo trademarks to be among our most valuable intellectual property assets. We also believe that having distinctive marks that are readily identifiable on our products is an important factor in continuing to build our brand and distinguish our products. Accordingly, our products are marketed and sold uniformly under the registered trademark “Sow Good.” We expect to continue to invest in our trademark portfolio as we introduce new products and seek to build and protect our brand.

As of December 31, 2023, we owned two U.S. trademark registrations and had six pending U.S. trademark applications. Further, we have two registered domain names, www.thisissowgood.com and www.sowginc.com. The information contained on or accessed through our websites does not constitute part of this prospectus.

We also rely on unpatented proprietary expertise, recipes, and formulations, as well as other trade secrets and copyright protection, to maintain and improve our competitive position. We treat the confidential specifics of our marketing, promotions, and products as trade secrets, and information we work to keep confidential. In addition, we treat our proprietary information related to formulas, processes, know-how, and methods used in our production and manufacturing as trade secrets, and information we work to keep confidential. We have taken reasonable measures to keep each of these items, as well as our business and marketing plans, customer lists, and contracts, reasonably protected and secure.

While there is no active litigation involving any of our trademarks or other intellectual property rights, we may be required to enforce or defend our intellectual property rights against third parties in the future. For additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us, refer to the section entitled “Risk Factors—Risks Related to Our Intellectual Property, Information Technology, and Privacy.”

Security, Privacy and Data Protection

The regulatory environment surrounding information security and privacy is demanding, with the frequent imposition of new and changing requirements across our business. Various federal, state, and foreign legislative and regulatory bodies may expand current laws or regulations, enact new laws or regulations, or issue revised rules or guidance regarding privacy, data protection, information security, and consumer protection. We must comply with increasingly complex and rigorous laws and regulations regarding privacy and the collection, storage, use, processing, transfer, transmission, disclosure, and protection of personal and other data, which require us, among other things, to maintain reasonable and appropriate data security measures and to provide timely notice to individuals and regulators in the event that such personal information is compromised.

Earning and maintaining the trust of our customers, consumers, supply chain partners, employees, and securityholders is critical to the success and growth of our business, and we take significant measures to protect the privacy and security of their personal data and to comply with applicable laws. We have established and maintain an information security program, which is aligned with applicable standards and regulations, including Payment Card Industry Data Security Standard (“PCI-DSS”). In November 2020, California voters passed the California Privacy Rights Act (“CPRA”), which became fully effective on January 1, 2023. The CPRA imposed additional data privacy compliance requirements on companies covered by the legislation, including the expansion of consumers’ rights with respect to certain sensitive personal information. The CPRA also established a new regulatory agency dedicated to enforcing the requirements of the California Consumer Privacy Act (“CCPA”) and CPRA. The effects of the CCPA and CPRA may require us to continue to materially modify our data processing practices and policies and to incur substantial compliance-related costs and expenses. We must also comply with laws on advertising, including the Telephone Consumer Protection Act (“TCPA”) the Telemarketing Sales Rule, and Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM Act”).

Our team of professionals works to identify and mitigate risks, implement best practices, and continue to evaluate ways to improve our information security. These steps include data encryption in transit and at rest, network security, limiting and authorizing access controls, and multi-factor authentication for access to systems with data. We also employ regular system monitoring, logging, and alerting to retain and analyze the security state of our corporate and production infrastructure. In addition, we take appropriate steps to help ensure that appropriate security measures are maintained by the third-party vendors we use, including by conducting security reviews.

Government Regulation

The food industry is highly regulated. We, our co-manufacturers, and our suppliers are subject to extensive laws and regulations in the United States by federal, state, and local government authorities, or by federal, state, and local government authorities in other jurisdictions where they are located. These laws and regulations apply to many aspects of our business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality, and safety of our products, as well as the health and safety of our employees and the protection of the environment.

Our business is subject to extensive regulation by the FDA and the U.S. Federal Trade Commission (“FTC”), and other federal, state, and local authorities in the United States, and any other jurisdictions in which we may manufacture or sell our products. Specifically, in the United States, we and our products are subject to the requirements of the FDA and regulations promulgated thereby. This comprehensive regulatory program governs the manufacturing, nutritional value, composition and ingredients, packaging, labeling, and safety of food. Under this program, the FDA requires that facilities that manufacture food products comply with a range of requirements, including hazard analysis and preventative controls regulations, GMPs, and supplier verification requirements. Our processing facilities, including those of our co-manufacturers, are subject to periodic inspection by foreign, federal, state, and local authorities. For example, our Irving, Texas facility is subject to periodic inspections by the FDA and Occupational Safety and Health Administration to evaluate compliance with certain applicable requirements. In the instances where we do not control the manufacturing processes of our products, we rely upon our co-manufacturers for compliance with GMPs for the manufacturing of our products conducted by our co-manufacturers. We seek to comply with applicable laws and regulations through a combination of employing internal experience and expert personnel to monitor quality-assurance compliance, and we contract with third-party laboratories that conduct analyses of new products to establish nutrition labeling information and to help identify certain potential contaminants before distribution.

The FDA’s Foreign Supplier Verification Program requires that the U.S. owner or consignee of imported food take steps to verify that the foreign supplier of imported food is manufacturing the food in accordance with FDA requirements, that the importer understand what hazards the foreign supplier is controlling and how those hazards are controlled, and that this oversight program is documented. The regulation is being implemented using a tiered series of compliance dates based on the size of the U.S. importer and the foreign supplier. We have developed a program that we believe is in compliance with this regulation and are monitoring its ongoing implementation.

The FDA also requires that certain nutrition and product information appear on our product labels and, more generally, that our labels and labeling be truthful and not misleading. Similarly, the FTC requires that our marketing and advertising be truthful, not misleading, and not deceptive to consumers. We are also restricted from making certain types of claims about our products, including nutrient content claims, health claims, and claims regarding the effects of our products on any structure or function of the body, whether express or implied, unless we satisfy certain regulatory requirements and our representations are not misleading. Further, we must comply with additional laws impacting our advertising, including the TCPA, the Telemarketing Sales Rule, and the CAN-SPAM Act.

In addition to federal regulatory requirements in the United States, certain states impose their own manufacturing and labeling requirements. For example, every state in which our products are manufactured requires facility registration with the relevant state food safety agency, and those facilities are subject to state inspection as well as federal inspection. Further, states can impose state-specific labeling requirements, such as Proposition 65 in California.

We are currently subject to international laws and regulations where we manufacture our products, and to the extent we commence selling and distributing our products internationally, we will become subject to additional laws and regulations.

We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations, and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our co-manufacturers and suppliers, are also subject to various laws and regulations relating to environmental protection and worker health and safety matters.

Although we have implemented policies and procedures designed to comply with existing laws and regulations, we operate in a highly regulated environment with constantly evolving legal and regulatory frameworks. Consequently, we are subject to heightened risk of legal claims, government investigations, or other regulatory enforcement actions.

Legal Proceedings

From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are not currently engaged in any material legal proceedings.

Corporate Information

We were incorporated in Delaware in April 2010 and became a publicly traded company when our shares began trading on July 1, 2010. Prior to April 2, 2012, the Company name was Ante5, Inc., which became an independent company in April 2010. From October 2010 through August 2019, we were engaged in the business of acquiring oil and gas leases and participated in the drilling of wells in the Bakken and Three Forks trends in North Dakota and Montana and managing similar assets for third parties under the name Black Ridge Oil & Gas, Inc. In December 2012, we reincorporated in Nevada. Effective January 21, 2021, we changed our name from Black Ridge Oil & Gas, Inc. to Sow Good Inc. to pursue the freeze dried fruits and vegetables business as acquired with our October 1, 2020 acquisition of S-FDF, LLC. On May 5, 2021, the Company announced the launch of our freeze dried CPG food brand, Sow Good. Effective February 15, 2024, we reincorporated to the State of Delaware from the State of Nevada pursuant to a plan of conversion.

Our principal executive offices are located at 1440 N. Union Bower Road, Irving, Texas 75061, and our telephone number is (214) 623-6055. Our website addresses are www.thisissowgood.com and www.sowginc.com. Information contained on, or that can be accessed through, our websites are not incorporated by reference into this report, and you should not consider information on our websites to be part of this report.

Available Information – Reports to Security Holders

Our website addresses are www.thisissowgood.com and www.sowginc.com. We make available on our www.sowginc.com website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports after we electronically file those materials with, or furnish those materials to, the SEC, along with certain other materials. Electronic filings with the SEC are also available on the SEC internet website at www.sec.gov.

MANAGEMENT

The following table provides information regarding our executive officers and members of our board of directors (ages as of the date of this prospectus):

Name	Age	Title
Claudia Goldfarb	49	Chief Executive Officer, Director
Ira Goldfarb	66	Executive Chairman, Chairman of the Board of Directors
Brendon Fischer	46	Interim Chief Financial Officer
Bradley Berman	53	Director
Joe Mueller	54	Director
Lyle Berman	82	Director
Chris Ludeman	66	Director
Edward Shensky	72	Director

Executive Officers

Claudia Goldfarb. Claudia Goldfarb has served as our Chief Executive Officer since October 2020, and served as our Interim Chief Financial Officer from April 2022 until November 2023 and from March 2024 until April 2024. Prior to that, Mrs. Goldfarb served as President and Chief Operating Officer of Prairie Dog Pet Products, LLC between January 2010 and July 2020. From 2010 until 2012, Mrs. Goldfarb also served as Chief Operating Officer of PGT Holdings. Mrs. Goldfarb attended St. Mary’s University in San Antonio, Texas to pursue an accounting degree. Mr. Ira Goldfarb, who is our Executive Chairman and Chairman of the Board of Directors, is Mrs. Claudia Goldfarb’s husband. Mrs. Goldfarb was selected to serve on our Board of Directors due to her history with the Company and extensive product development, manufacturing and implementation experience in the consumer-packaged goods industry.

Ira Goldfarb. Ira Goldfarb has served as our Executive Chairman and Chairman of the Board of Directors since October 2020. Prior to that, from January 2012 until July 2020, Mr. Goldfarb founded and served as Chief Executive Officer of Prairie Dog Pet Products, LLC. Mr. Goldfarb also served as Chief Executive Officer of PGT Holdings from 2010 until 2012, and served as Chief Executive Officer of DS Retail Holdings, LLC, from 2006 until 2009. In 2009, Mr. Goldfarb co-founded Operation Ava Inc., one of the largest cat and dog rescue groups in Pennsylvania. Mr. Goldfarb attended the Fashion Institute of Technology in New York, New York. Mr. Goldfarb is the husband of Mrs. Claudia Goldfarb, who is our Chief Executive Officer. Mr. Goldfarb was selected to serve on our Board of Directors due to his history with the Company and extensive business, operational and management experience in the consumer-packaged goods industry.

Brendon Fischer. Brendon Fischer has served as our Interim Chief Financial Officer since April 2024, prior to which he served as an internal consultant in the accounting department of the Company beginning in June 2023. Before joining Sow Good in June 2023, Mr. Fischer served as the chief investment officer, managing director, and chief compliance officer of Fischer Capital Management, an investment advisory firm he founded in 2018. From February 2012 to May 2018, he was an assistant investment officer and portfolio manager at Rocky Mountain Advisors, managing a $1.3 billion publicly traded fund formerly known as the Boulder Growth & Income Fund (NYSE: STEW). Prior to these roles, he spent over a decade analyzing and maintaining equity and debt research coverage of public and private companies at H.I.G. WhiteHorse and Ulland Investment Advisors, with an early focus on small cap growth companies. Mr. Fischer holds a B.A. in Economics from Carleton College and a Master of Business Administration from the McCombs School of Business at the University of Texas at Austin. He is also an active CFA charterholder and a member of the Dallas Fort Worth CFA Society.

Directors

Bradley Berman. Bradley Berman has served as a Director since our inception in April 2010. Mr. Berman served as our Chief Executive Officer from November 2010 until November 2011, our Chief Financial Officer in November 2010 and our Corporate Secretary from November 2010 until February 2011. Mr. Berman is the president of King Show Games, Inc., a company he founded in 1998. Mr. Berman worked in various capacities in casino gaming from 1992 until 2004 for Grand Casinos, Inc. and then Lakes Entertainment, Inc., achieving the position of Vice President of Gaming, after which he assumed a lesser role in that company. Mr. Berman was a director of Voyager Oil and Gas, Inc. (formerly Ante4 and WPT) from August 2004 to November 2010. Mr. Berman was a director of Black Ridge Oil & Gas from November 2010 to October 2020. Mr. Berman was a director of Allied Esports Entertainment Inc. (Nasdaq: AESE) (f/k/a Black Ridge Acquisition Corp.) from May 2017 to July 2023. Mr. Berman attended Mankato State University in Mankato, Minnesota and the University of Nevada at Las Vegas in Las Vegas, Nevada. Mr. Lyle Berman, who is one of our directors, is Mr. Brad Berman’s father. Mr. Berman was selected to serve on our Board of Directors because of his history with the Company and extensive experience in various private and public companies.

Joe Mueller. Joe Mueller has served as a Director since April 2022. Since September 2019, Mr. Mueller has served as Vice President of Industry and Customer Development for Kellogg Company. Prior to that, from March 2015 until September 2019, Mr. Mueller served as Kellogg Company’s Vice President, Walmart Snacks Team. Mr. Mueller also serves as a board member for the American Heart Association. Mr. Mueller earned his Bachelor of Science degree in Marketing and Management from Missouri State University and completed his MBA from the University of Phoenix. Mr. Mueller was selected to serve on our Board of Directors due to his extensive experience in the consumer-packaged goods industry.

Lyle Berman. Lyle Berman has been a director of Sow Good Inc. since October 2020. From 1999 until 2023, Mr. Berman served as Chairman of the Board and Chief Executive Officer of Lakes Entertainment Inc. From 1993 until 2000, Mr. Berman served as Chief Executive Officer of Rainforest Café, Inc., and from 1991 until 1998, Mr. Berman served as the Chairman of the Board of Directors of Grand Casinos, Inc. Mr. Berman holds a degree in Business Administration from the University of Minnesota. Mr. Lyle Berman is the father of one of our directors, Mr. Brad Berman. Mr. Berman was selected to serve on our Board of Directors because of his experience as a chief executive officer and his knowledge of public and private companies. With a proven track record of success and a wealth of experience, Lyle Berman brings invaluable insights and leadership qualities that can significantly benefit any company’s Board.

Chris Ludeman. Chris Ludeman has served as a Director and Chairperson of the Audit Committee since January 2021. Since March 2011, Mr. Ludeman has served as Global President of Capital Markets at CBRE, where he also serves as a member of the Global Operating Committee and on the Americas Operations Management Board. Mr. Ludeman holds a Bachelor of Arts degree from the University of California, Santa Barbara. Mr. Ludeman was selected to serve on our Board of Directors because of his extensive management and institutional investor experience as well as his knowledge of capital markets.

Edward Shensky. Edward Shensky has served as a Director since January 2024. Mr. Shensky is a senior shareholder at Stark & Stark full-service law firm providing legal services across more than 30 practice areas. Mr. Shensky headed the medical malpractice and personal injury group in Yardley, Pennsylvania and was instrumental in expanding the firm’s litigation team in those practice areas. Mr. Shensky received his B.A. from Temple University in 1973 and received his juris doctorate degree from Temple University Law School in 1978. Mr. Shensky was selected to serve on our Board of Directors because of his legal experience and prior experience serving on the risk management board for a UK-based manufacturing company and the Strategic Planning Committee for a major charitable organization headquartered in Pennsylvania.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. We currently have seven directors, who are elected annually. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected. No director is required to make any specific amount or percentage of his business time available to us. Each of our officers intends to devote such amount of his or her time to our affairs as is required or deemed appropriate.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, our board of directors has determined that none of our directors, other than Claudia Goldfarb and Ira Goldfarb, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of Our Board of Directors

Our board of directors has established an audit committee, a nominating and corporate governance committee, and a compensation committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Bradley Berman, Chris Ludeman and Edward Shensky. Our board of directors has determined that it satisfies the independence requirements under listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Chris Ludeman, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

•
selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
helping to ensure the independence and performance of the independent registered public accounting firm;
•
helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and full fiscal year operating results;
•
developing “whistle-blower” procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•
reviewing our policies on risk assessment and risk management;
•
reviewing related party transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal controls environment and procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the Nasdaq Capital Market.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Lyle Berman, Joe Mueller and Edward Shensky. The chair of our nominating and corporate governance committee is Edward Shensky. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the listing standards.

The nominating and corporate governance committee’s responsibilities include, among other things:

•
identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;
•
approving the retention of director search firms;
•
evaluating the performance of our board of directors and of individual directors;
•
considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•
evaluating the adequacy of our corporate governance practices and reporting; and
•
overseeing an annual evaluation of the board’s performance.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the Nasdaq Capital Market.

Compensation Committee

Our compensation committee consists of Lyle Berman and Chris Ludeman. The chair of our compensation committee is Lyle Berman. Our board of directors has determined that each of Chris Ludeman and Lyle Berman is independent under listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The principal duties and responsibilities of our compensation committee include, among other things:

•
approving the retention of compensation consultants and outside service providers and advisors;
•
reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with her assistance, that of our other executive officers;
•
reviewing and recommending to our board of directors the compensation of our directors;
•
administering our equity and non-equity incentive plans;
•
reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•
reviewing and evaluating succession plans for the executive officers;
•
reviewing and approving, or recommending that our board of directors approve, and overseeing the administration of, incentive compensation and equity plans; and
•
reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the Nasdaq Capital Market.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are currently, or have been at any time, one of our executive officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Ethics and Conduct

In connection with this offering, our Board adopted a Code of Ethics and Conduct on April 11, 2024 that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Code of Ethics and Conduct will be deemed to be effective as of the effective date of this registration statement of which this prospectus forms a part. The full text of our Code of Ethics and Conduct will be posted on our websites at www.thisissowgood.com and www.sowginc.com. We intend to disclose on our websites any future amendments of our Code of Ethics and Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Ethics and Conduct. Information contained on, or that can be accessed through, our websites are not incorporated by reference into this prospectus, and you should not consider information on our websites to be part of this prospectus.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. Our “named executive officers,” and their positions are as follows:

Name	Title
Ira Goldfarb	Executive Chairman
Claudia Goldfarb	Chief Executive Officer
Brendon Fischer	Interim Chief Financial Officer
Brad Burke	Former Chief Financial Officer
Keith Terreri	Former Chief Financial Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the periods indicated. Brendon Fischer was not appointed as Interim Chief Financial Officer until April 2024, so he is not included in the following table.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Ira Goldfarb (1)	2022	$331,269	$-	$-	$-	$-	$-	$331,269
Executive Chairman	2023	$165,000	$-	$6,996,207	$230,462	$-	$-	$7,481,669

Claudia Goldfarb (2)	2022	$293,625	$-	$-	$-	$-	$-	$293,625
Chief Executive Officer	2023	$146,250	$-	$6,296,586	$298,250	$-	$-	$6,741,086

Brad Burke (3)	2022	$159,409	$-	$72,692	$-	$-	$-	$232,101
Former Chief Financial Officer	2023	$-	$-	$-	$-	$-	$-	$-

Keith Terreri (4)	2022	$-	$-	$-	$-	$-	$-	$-
Former Chief Financial Officer	2023	$11,423	$-	$138,240	$-	$-	$-	$149,663

(1)
Mr. Goldfarb was appointed Executive Chairman of the Board of Directors on October 1, 2020. We have agreed to compensate Mr. Goldfarb a total of $330,000 in cash per year commencing on January 1, 2022, and a total of $625,000 in cash per year commencing on December 15, 2023. On December 15, 2023, we granted Mr. Goldfarb an option to purchase 500,000 shares of common stock at an exercise price of $40.00 per share. The estimated average fair value per share of stock option based on the Monte Carlo Simulation, was $5.84 per share for a total value of $2,918,207. On December 15, 2023, we granted Mr. Goldfarb an option to purchase 500,000 shares of common stock at an exercise price of $9.75 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 96.7838% and a call option value of $8.16, was $4,078,000. In 2023, Mr. Goldfarb received a deferred salary amount of $195,462, which was paid once the Company reached profitability in the third quarter of 2023, and a discretionary cash bonus of $125,000 for a total of $230,462 non-equity incentive plan compensation for 2023.
(2)
Mrs. Goldfarb was appointed Chief Executive Officer on October 1, 2020. We have agreed to compensate Mrs. Goldfarb a total of $292,500 in cash per year commencing on January 1, 2022, and $575,000 in cash per year commencing on December 15, 2023. On December 15, 2023 we granted Mrs. Goldfarb an option to purchase 450,000 shares of common stock at an exercise price of $40.00 per share. The estimated average fair value per share of stock option based on the Monte Carlo Simulation, was $5.84 per share for a total value of $2,626,386. On December 15, 2023, we granted Mrs. Goldfarb an option to purchase 450,000 shares of common stock at an exercise price of $9.75 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 96.7838% and a call option value of $8.16, was $3,670,200. In 2023, Mrs. Goldfarb received a deferred salary amount of $173,250, which was paid once the Company reached profitability in the third quarter of 2023, and a discretionary cash bonus of $125,000 for a total of $298,250 non-equity incentive plan compensation for 2023.
(3)
Mr. Burke served as the Company’s Chief Financial Officer from December 28, 2020 through April 30, 2022, after serving as Interim Chief Financial Officer on an independent contractor basis from October 1, 2020. We had agreed to compensate Mr. Burke a total of $275,000 in cash per year. On April 1, 2022, we granted Mr. Burke an option to purchase 27,500 shares of common stock at an exercise price of $2.75 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.6433, was $72,692. On April 21, 2021, we granted Mr. Burke an option to purchase 27,500 shares of common stock at an exercise price of $5.50 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 193% and a call option value of $5.4381, was $149,547.
(4)
Mr. Terreri served as the Company’s Chief Financial Officer from November 20, 2023 through March 4, 2024. We had agreed to compensate Mr. Terreri a total of $270,000 in cash per year. On November 13, 2023, we granted Mr. Terreri an option to purchase 27,000 shares of common stock at an exercise price of $6.19 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 97.121% and a call option value of $5.11, was $138,240.

Executive Compensation Program

For the years ended December 31, 2023 and 2022, the compensation for our named executive officers generally consisted of a base salary and equity bonuses. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success.

Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Base Salaries

Executive officer base salaries are based on job responsibilities and individual contribution. Our board of directors review the base salaries of our executive officers, including our named executive officers, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise. Claudia Goldfarb, Ira Goldfarb and Brendon Fischer are our only named executive officers that have an employment agreement with us.

On December 15, 2023, the Company entered into an Amended and Restated Employment Agreement with Chief Executive Officer and member of the Board of Directors Claudia Goldfarb (the “A&R Employment Agreement of Claudia Goldfarb”). The A&R Employment Agreement of Claudia Goldfarb amended and restated Mrs. Goldfarb’s employment agreement with the Company dated, October 1, 2020. The A&R Employment Agreement of Claudia Goldfarb provides that Mrs. Goldfarb will be entitled to receive an annual base salary of $575,000. Additionally, beginning with the fiscal year 2024, Mrs. Goldfarb is entitled to a discretionary cash bonus of up to 100% of her then-current base salary, based on revenue and EBITDA targets set forth in the A&R Employment Agreement.

On December 15, 2023, the Company entered into an Amended and Restated Employment Agreement with Executive Chairman and Chairman of the Board of Directors Ira Goldfarb (the “A&R Employment Agreement of Ira Goldfarb”). The A&R Employment Agreement of Ira Goldfarb amended and restated Mr. Goldfarb’s employment agreement with the Company dated, October 1, 2020. The A&R Employment Agreement of Ira Goldfarb provides that Mr. Goldfarb will be entitled to receive an annual base salary of $625,000. Additionally, beginning with the fiscal year 2024, Mr. Goldfarb is entitled to a discretionary cash bonus of up to 100% of his then-current base salary, based on revenue and EBITDA targets set forth in the A&R Employment Agreement of Ira Goldfarb.

On April 15, 2024, authorized members of the Board authorized and entered into an Employment Agreement with Brendon Fischer, the Company’s Interim Chief Financial Officer (“Fischer Employment Agreement”). The Fischer Employment Agreement supersedes Mr. Fischer’s offer letter and includes the previously approved compensation terms as well as restrictive covenants, a release and the severance terms described in more detail below. The Fischer Employment Agreement provides for Mr. Fischer’s entitlement to receive an annual base salary of $225,000. Additionally, the Fischer Employment Agreement provides Mr. Fischer’s entitlement to a grant of 22,500 stock options, representing the right to purchase shares of the Company’s common stock, subject to Mr. Fischer’s continuous service to the Company through each vesting date.

Additional factors reviewed by our board of directors in determining appropriate base salary levels and raises include subjective factors related to corporate and individual performance. For the years ended December 31, 2022 and 2023, all executive officer base salary decisions were approved by the board of directors.

The 2023 annual base salaries for our named executive officers were as follows: (1) $165,000 for Ira Goldfarb, (2) $146,250 for Claudia Goldfarb and (3) $11,423 for Keith Terreri. The 2022 annual base salaries for our named executive officers were as follows: (1) $331,269 for Ira Goldfarb, (2) $293,625 for Claudia Goldfarb and (3) $159,409 for Brad Burke.

Incentive Compensation Awards

Other than the awards under our 2012 Plan, 2016 Plan, 2018 Plan, 2020 Plan and 2024 Plan described below, no bonuses were granted in the year ended December 31, 2022.

In the A&R Employment Agreement of Claudia Goldfarb and the A&R Employment Agreement of Ira Goldfarb, each of Claudia and Ira Goldfarb have bonus targets based on (i) revenue and (ii) Adjusted EBITDA. See “—Base Salaries” for more information regarding their bonus targets. For the year ended December 31, 2023, the Company awarded Claudia Goldfarb a discretionary cash bonus of $125,000 pursuant to the terms of the A&R Employment Agreement of Claudia Goldfarb and the Company awarded Ira Goldfarb a discretionary cash bonus of $125,000 pursuant to the terms of the A&R Employment Agreement of Ira Goldfarb. As our revenue continues to grow and bonuses become affordable and justifiable, we expect to use the following parameters in justifying and quantifying additional bonuses for our named executive officers and other officers of the Company: (1) the growth in our revenue, (2) the growth in our earnings before Adjusted EBITDA, and (3) our stock price.

Equity Incentive Awards

2012 Stock Incentive Plan

Effective June 10, 2012, as amended on February 22, 2011 and March 2, 2012, our Board adopted the Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) under which a total of 25,000 shares of our common stock have been reserved for issuance as restricted stock or pursuant to the grant and exercise of stock options. The 2012 Plan has been approved by the holders of a majority of our outstanding shares.

2016 Stock Incentive Plan

Effective December 12, 2016, our Board adopted the 2016 Non-Qualified Stock Option Plan (the “2016 Plan”) under which a total of 12,712 shares of our common stock have been reserved for issuance pursuant to the grant and exercise of non-qualified stock options.

2018 Stock Incentive Plan

On March 1, 2018, the Board of the Company approved and adopted the Black Ridge Oil & Gas, Inc. 2018 Management Incentive Plan (the “2018 Plan”) and the form of 2018 Management Incentive Plan Award Agreement (the “2018 Award Agreement”). The purpose of the 2018 Plan is to provide a means by which eligible employees and directors may have the opportunity to be granted awards of the Company’s equity in Black Ridge Acquisition Corp. (“BRAC”).

2020 Stock Incentive Plan

Effective December 5, 2019, as amended September 29, 2020, January 4, 2021 and March 19, 2021 our Board adopted the 2020 Stock Incentive Plan (the “2020 Plan”) under which a total of 814,150 shares of authorized common stock have been reserved for issuance as restricted stock or pursuant to the grant and exercise of stock options. Our 2020 Plan has been approved by a majority of the stockholders of record. We believe the use of stock-based long-term incentive compensation is vital to maintain a competitive position in attracting, retaining and motivating key personnel. The Board considers several factors in determining whether awards are granted to an executive officer, including corporate progress towards achieving objectives, individual experience and expertise, subjective factors related to corporate and individual performance, the executive’s position, his or her performance and responsibilities, and the amount of options or other awards, if any, currently held by the officer and their vesting schedule.

The 2020 Plan enables our Board to provide equity-based incentives through grants of awards to the Company’s present and future employees, directors, consultants and other third-party service providers. The 2020 Plan is generally administered by the compensation committee of our Board. Subject to the provisions of the 2020 Plan, the compensation committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The compensation committee has the authority and discretion to determine the terms of awards under the 2020 Plan.

In the event of a change of control as described in the 2020 Plan, the acquiring or successor entity may (i) accelerate the vesting of any or all awards, (ii) assume or substitute all or any awards outstanding under the 2020 Plan or substitute substantially equivalent awards or (iii) cash out any or all outstanding awards.

2024 Stock Incentive Plan

Our Board has adopted the 2024 Stock Incentive Plan (the “2024 Plan”), under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. Upon the effective date of the 2024 Plan, which date will be the consummation of the Corporate Conversion, prior to the effectiveness of the registration statement of which this prospectus forms a part, we will no longer grant awards under any of our other equity incentive plans and all future awards will be granted under our 2024 Plan. The material terms of the 2024 Plan are summarized below.

Eligibility and Administration

Our employees and directors, and employees and directors of our subsidiaries, will be eligible to receive awards under the 2024 Plan. Following this offering, the 2024 Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2024 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2024 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

An aggregate of 3,000,000 shares of our common stock are available for issuance under awards granted pursuant to the 2024 Plan (including shares of our common stock available for issuance under awards granted pursuant to the 2012 Plan, the 2016 Plan and the 2020 Plan), which shares may be authorized but unissued shares, treasury shares, or shares purchased in the open market. Notwithstanding anything to the contrary in the 2024 Plan, no more than 15,000,000 shares of our common stock may be issued pursuant to the exercise of incentive stock options under the 2024 Plan.

If an award under the 2024 Plan expires, lapses or is terminated, exchanged for or settled for cash, surrendered, repurchased, or cancelled without having been fully exercised or forfeited, any shares subject to such award may, to the extent of such forfeiture, expiration, or cash settlement, be used again for new grants under the 2024 Plan. Further, shares delivered to us to satisfy the applicable exercise or purchase price of an award under the 2024 Plan and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the 2024 Plan being exercised or purchased and/or creating the tax obligation) will become or again be available for award grants under the 2024 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2024 Plan will not reduce the shares available for grant under the 2024 Plan. However, the following shares may not be used again for grant under the 2024 Plan: (i) shares subject to stock appreciation rights, or SARs, that are not issued in connection with the stock settlement of the SAR on exercise and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2024 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2024 Plan. The 2024 Plan provides that, commencing with the calendar year following the calendar year in which the effective date of the 2024 Plan occurs, the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed the amount equal to $750,000 in total value, or with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, $1,000,000.

Awards

The 2024 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, or RSUs, stock appreciation rights, or SARs, and other stock or cash awards. Certain awards under the 2024 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2024 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Settlement of RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

Other Stock or Cash-Based Awards. Other stock or cash-based awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock may be granted under the 2024 Plan. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Performance Awards. Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. The plan administrator has discretion to make all or a portion of any award under the 2024 Plan conditioned on the achievement of objective or subjective performance metrics.

The following are performance metrics that the plan administrator may utilize for this purpose: market price of the company’s stock; net earnings, earnings before or after any or all of interest, taxes, depreciation, and amortization, net income (including, net income or operating income); cash flow (including, operating cash flow and free cash flow; customer satisfaction or growth measures; revenues (including net revenues, net revenue growth or gross revenue); enterprise value; financial ratios; market performance; margins (including gross margins or operating margins); productivity or efficiency ratios; costs; profits (including net profits, net operating profits, gross profit, gross profit growth, and profit returns or margins); earnings per share; stock price; total stockholder return; economic value added or other value added measurements; new product innovation; product release schedules or targets; product cost reduction; budget and expense management; employee satisfaction; human capital management goals; or environmental, social and governance goals.

These performance metrics may relate to the performance of an individual participant, the Company or any subsidiary or subdivision, or any combination of the foregoing. Performance metrics may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria. The Compensation Committee has the discretion to adjust the measurement of any performance metric to take into account factors such as the impact (positive and/or negative) of unusual and/or infrequently occurring items or expenses.

Foreign Participants, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2024 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2024 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order,” or such other consideration as it deems suitable.

Plan Amendment and Termination

Our board of directors may amend or terminate the 2024 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2024 Plan. No award may be granted pursuant to the 2024 Plan after the tenth anniversary of the earlier of the date on which our stockholders approved the 2024 Plan or the date on which our board of directors adopted the 2024 Plan.

Clawback

Awards are subject to the Company’s Policy for Recovery of Erroneously Awarded Incentive Compensation (the “Clawback Policy”), which complies with the listing standards Nasdaq Capital Market and the requirements under the Dodd-Frank Act or other applicable laws. The administrator of the 2024 Plan also may specify in the award agreement that the participant’s rights, payments or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. The administrator of the 2024 Plan may require a participant to forfeit, return or reimburse the Company all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with the Clawback Policy or applicable laws.

Health and Welfare Benefits and Perquisites

At this stage of our business, we have benefits that are generally comparable to those offered by other small private and public companies and no prerequisites for our employees. Other than a 401(k) plan, we do not have any other retirement plan for our named executive officers. We may adopt these plans and confer other fringe benefits for our executive officers in the future.

Director Compensation

2024 Director Compensation (to date)

On January 11, 2024, we issued Mr. Edward Shensky a total of 1,233 shares of common stock for annual director services. The fair value of the common stock was $10,110.60 based on the closing price of the Company’s common stock on the day prior to the grant. On February 9, 2024, we issued Mr. Shensky 4,112 shares of common stock for annual director services. The fair value of the common stock was $39,886.40 based on the closing price of the Company’s common stock on the day prior to the grant.

On January 11, 2024, we issued Mr. Lyle Berman a total of 1,267 shares of common stock for annual director services. The fair value of the common stock was $10,389.40 based on the closing price of the Company’s common stock on the day prior to the grant. On February 9, 2024, we issued Mr. Lyle Berman 4,083 shares of common stock for annual director services. The fair value of the common stock was $39,605.10 based on the closing price of the Company’s common stock on the day prior to the grant.

On January 11, 2024, we issued Mr. Bradley Berman a total of 1,267 shares of common stock for annual director services. The fair value of the common stock was $10,389.40 based on the closing price of the Company’s common stock on the day prior to the grant. On February 9, 2024, we issued Mr. Bradley Berman 4,083 shares of common stock for annual director services. The fair value of the common stock was $39,605.10 based on the closing price of the Company’s common stock on the day prior to the grant.

On January 11, 2024, we issued Mr. Joe Mueller a total of 1,267 shares of common stock for annual director services. The fair value of the common stock was $10,389.40 based on the closing price of the Company’s common stock on the day prior to the grant. On February 9, 2024, we issued Mr. Mueller 4,083 shares of common stock for annual director services. The fair value of the common stock was $39,605.10 based on the closing price of the Company’s common stock on the day prior to the grant.

On January 11, 2024, we issued Mr. Chris Ludeman a total of 2,026 shares of common stock for annual director services and audit committee services. The fair value of the common stock was $16,613.20 based on the closing price of the Company’s common stock on the day prior to the grant. On February 9, 2024, we issued Mr. Ludeman 4,083 shares of common stock for annual director services. The fair value of the common stock was $39,605.10 based on the closing price of the Company’s common stock on the day prior to the grant.

2023 Director Compensation

Our non-employee directors did not receive any cash compensation for their service as a non-employee director during the year ended December 31, 2023.

On June 1, 2023, we issued Mr. Bradley Berman 4,404 shares of common stock for annual director services. The fair value of the common stock was $26,644.20 based on the closing price of the Company’s common stock on the date of grant.

On June 1, 2023, we issued Mr. Lyle Berman a total of 4,404 shares of common stock for annual director services. The fair value of the common stock was $26,644.20 based on the closing price of the Company’s common stock on the date of grant.

On June 1, 2023, we issued Mr. Creed a total of 1,845 shares of common stock for annual director services. The fair value of the common stock was $11,162.25 based on the closing price of the Company’s common stock on the date of grant.

On June 1, 2023, we issued Mr. Ludeman a total of 7,046 of common stock, respectively, for annual director and audit committee services. The aggregate fair value of the common stock was $42,628.30 based on the closing price of the Company’s common stock on the respective grant dates.

On June 1, 2023, we issued Mr. Mueller a total of 3,000 shares of common stock for annual director services. The fair value of the common stock was $18,150.00 based on the closing price of the Company’s common stock on the date of grant.

2022 Director Compensation

Our non-employee directors did not receive any cash compensation for their service as a non-employee director during the year ended December 31, 2022.

On April 11, 2022, we issued Mr. Mueller a total of 8,064 shares of common stock for annual director services. The fair value of the common stock was $24,998 based on the closing price of the Company’s common stock on the date of grant. On April 11, 2022, we granted Mr. Mueller an option to purchase 24,151 shares of common stock at an exercise price of $3.10 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 153% and a call option value of $2.9574, was $71,423. Mr. Mueller also received a stock award of $24,998 during the year ended December 31, 2022.

On July 22, 2022, we issued Mr. Creed a total of 6,410 shares of common stock for annual director services. The fair value of the common stock was $25,000 based on the closing price of the Company’s common stock on the date of grant. On July 22, 2022, we granted Mr. Creed an option to purchase 24,151 shares of common stock at an exercise price of $3.90 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 137% and a call option value of $3.6166, was $87,346. Mr. Creed also received a stock award of $25,000 during the year ended December 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•
we have been or are to be a participant;
•
the amount involved exceeded or exceeds $120,000; and
•
any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Debt Financing

On May 11, 2023, the Company received proceeds of $100,000 from Bradley Berman, one of the Company’s directors, on behalf of the Bradley Berman Irrevocable Trust, from the sale of notes and warrants pursuant to an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 wairrant shares per $100,000 of notes purchased. The notes mature on May 11, 2024. Interest on the notes accrues at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31. The fair value of the warrants was allocated as a debt discount and amortized over the life of the loan. On April 15, 2024, in connection with the Warrant Exercise Transaction, the promissory note’s aggregate principal amount was reduced to $37,500. The related proportional amount of unamortized debt discount of $9,991 as of April 15, 2024, will be included as amortized interest in the second quarter of 2024.

On April 25, 2023, we closed on an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes matured on April 25, 2024 and the principal amount was repaid with accrued and unpaid interest. Interest on the notes accrued at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31. On April 25, 2023, the Company received proceeds of $750,000 and $50,000 from the Company’s Executive Chairman, Mr. Goldfarb, and the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, respectively, on the sale of these notes and warrants. The fair value of the warrants was allocated as a debt discount and amortized over the life of the loan. On April 15, 2024, in connection with the Warrant Exercise Transaction, the promissory notes’ aggregate principal amount was reduced to $918,750. The related proportional amount of unamortized debt discount of $40,416 as of April 15, 2024, will be included as amortized interest in the second quarter of 2024.

On April 11, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to a director pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. The fair value of the warrants was allocated as a debt discount and amortized over the life of the loan.

On December 31, 2021, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement with related parties to sell an aggregate $2,075,000 of promissory notes, bearing 8% interest, and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term. The fair value of the warrants was allocated as a debt discount and amortized over the life of the loan. On April 15, 2024, in connection with the Warrant Exercise Transaction, the promissory note’s aggregate principal amount was reduced to $679,138. The related proportional amount of unamortized debt discount of $92,729, as of April 15, 2024 will be included as amortized interest, and $51,372 of unamortized debt discount related to a fully repaid note will be included in loss on extinguishment of debt, in the second quarter of 2024.

On August 23, 2022, we closed on an offering to sell up to $2,500,000 of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes mature on August 23, 2025. Interest on the notes accrues at a rate of 8% per annum, payable on January 1, 2025. Loans may be advanced to the Company from time to time from August 23, 2023 to the maturity date. On December 21, 2022 and September 29, 2022, the Company received aggregate proceeds of $250,000 and $750,000 from two of the Company’s directors on the sale of these notes and warrants. The fair value of the warrants was allocated as a debt discount and amortized over the life of the loan.

On April 8, 2022, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement to sell an aggregate $3,700,000 of promissory notes and warrants to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. Accrued interest on the notes was payable semi-annually beginning September 30, 2022 at the rate of 6% per annum, but on August 23, 2022, the notes were amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The principal amount of the notes mature and become due and payable on April 8, 2025. The warrants are exercisable immediately and for a period of 10 years at a price of $2.35 per share. Proceeds to the Company from the sale of the securities were $3,700,000. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. Assuming full exercise thereof, further proceeds to the Company from the exercise of the warrant shares is calculated as $2,173,750. The offering closed simultaneously with execution of the purchase agreement. Of the aggregate $3,700,000 of notes, a total of $3,120,000 of Notes were sold to officers or directors, along with 780,000 of the warrants. The fair value of the warrants was allocated as a debt discount and amortized over the life of the loan. On April 15, 2024, in connection with the Warrant Exercise Transaction, the promissory notes’ aggregate principal amount was reduced to $239,250. The related proportional amount of unamortized debt discount of $72,638 as of April 15, 2024, will be included as amortized interest, and $645,130 of unamortized debt discount related to fully repaid notes, will be included as loss on extinguishment of debt, in the second quarter of 2024.

Common Stock Sold for Cash

On March 28, 2024, the Company entered into a stock purchase agreement with multiple accredited investors to sell and issue to the purchasers thereunder, an aggregate of 515,597 shares of the Company’s common stock at a stock price of $7.25 per share. The shares were issued on March 28, 2024. Proceeds to the Company from the sale of shares were approximately $3.7 million. A total of 138,002 of these shares, or proceeds of approximately $1.0 million, were purchased by officers and directors.

On November 20, 2023, the Company entered into a stock purchase agreement with multiple accredited investors to sell and issue to the purchasers thereunder, an aggregate of 426,288 shares of the Company’s common stock at a stock price of $6.50 per share. The shares were issued on November 20, 2023. Proceeds to the Company from the sale of shares were approximately $2.8 million. A total of 38,077 of these shares, or proceeds of approximately $247,500, were purchased by officers and directors. On August 30, 2023, the Company entered into a stock purchase agreement with multiple accredited investors to sell and issue to the purchasers thereunder, an aggregate of 735,000 shares of the Company’s common stock at a stock price of $5.00 per share. The shares were issued on August 30, 2023. Proceeds to the Company from the sale of shares were approximately $3.7 million. A total of 210,000 of these shares, or proceeds of approximately $1.1 million, were purchased by officers and directors.

On July 2, 2021, the Company entered into a stock purchase agreement with multiple accredited investors to sell and issue to the purchasers, thereunder, an aggregate of 714,701 shares of the Company’s common stock at a price of $4.25 per share. Proceeds to the Company from the sale of the shares were $3,037,511, of which $2,472,136 was received on June 30, 2021, and the other $565,375 was received on July 9, 2021. The shares were all issued on July 9, 2021. A total of 407,204 of these shares, or proceeds of $1,730,621 were purchased by officers and directors, including 347,057 shares, or $1,474,996, received on June 30, 2021.

On February 5, 2021, the Company entered into a stock purchase agreement with multiple accredited investors to sell and issue to the purchasers an aggregate 631,250 shares of the Company’s common stock at a price of $4.00 per share for total proceeds of $2,525,000. A total of 225,000 of these shares, or proceeds of $900,000 were purchased by officers and directors.

Warrants Granted

On December 31, 2021, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement with related parties to sell an aggregate $2,075,000 of promissory notes, bearing 8% interest, and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $2.25, was $699,213. The warrants will be expensed as a debt discount over the life of the loans. The officers, directors and related parties receiving grants and the amounts of such grants were as follows:

Name and Title at Time of Grant	Promissory Note	Stock Warrant Shares Granted
Ira and Claudia Goldfarb	$1,500,000	225,000
Executive Chairman and Chief Executive Officer
Brad Burke	$25,000	3,750
Chief Financial Officer
Lyle Berman	$500,000	75,000
Director
Cesar J. Gutierrez	$50,000	7,500
Brother of the Company’s Chief Executive Officer

On April 15, 2024, in connection with the Warrant Exercise Transaction, all of the warrants issued by the individuals named in the table above were exercised.

In consideration for four officers and directors’ willingness to serve as guarantors of the business loan agreement with Cadence Bank, N.A. (the “Cadence Loan”), the Company issued warrants to each of the Company’s Chief Executive Officer and members of the Company’s Board of Directors (collectively, the “Guarantors”) (the “Guarantor Warrants”) for the purchase of the Company’s common stock on March 12, 2020. The Guarantor Warrants entitle each Guarantor to purchase 26,250 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $4.00 per share. The Guarantor Warrants expire on March 12, 2030. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 146% and a call option value of $3.59, was $377,440. The warrants were expensed as a debt discount during the year ended December, 31, 2020. The officers and directors receiving grants and the amounts of such grants were as follows:

Name and Title at Time of Grant	Stock Warrant Shares Granted
Ken DeCubellis	26,250
Former Chief Executive Officer and Former Interim Chief Financial Officer
Bradley Berman	26,250
Director
Lyle Berman	26,250
Director
Benjamin Oehler	26,250
Former Director

Private Placement Transactions

On March 28, 2024, the Company raised approximately $3.7 million of capital from the sale of 515,597 newly issued shares of common stock at a share price of $7.25 in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

On November 20, 2023, the Company raised approximately $2.8 million of capital from the sale of 426,288 newly issued shares of common stock at a share price of $6.50 in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

On August 30, 2023, the Company raised approximately $3.7 million of capital from the sale of 735,000 newly issued shares of common stock at a share price of $5.00 in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

On July 7, 2021, the Company raised over $3 million of capital from the sale of 714,701 newly issued shares at a share price of $4.25 in a private placement. Investors in the private placement included Sow Good’s Chief Executive Officer, Executive Chairman, and Chief Financial Officer, in addition to other Sow Good board members and a small group of accredited investors. The proceeds were used to invest in inventory ahead of pursuing larger business-to-business relationships, as well as funding incremental capital expenditures and general operating expenses.

On February 5, 2021, the Company raised over $2.5 million of capital from the sale of 631,250 newly issued shares at a share price of $4.00 in a private placement. The proceeds were used to find capital expenditures and working capital investment.

Lease Agreement

The Company leases a 20,945 square foot facility in Irving, Texas, under which an entity owned entirely by Ira Goldfarb is the landlord. The lease term is through September 15, 2025, with two five-year options to extend, at a monthly lease rate of $10,036, with approximately 3% annual escalation of lease payments.

Our Policy Regarding Related Party Transactions

Prior to the completion of this offering, we intend to adopt a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock as adjusted to give effect to this offering, for:

•
each person known by us to beneficially own more than 5% of our common stock;
•
each of our directors;
•
each of our named executive officers; and
•
all of our executive officers and directors as a group.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.

The beneficial ownership of our voting securities prior to this offering is based on 8,761,809 shares of our common stock outstanding as of April 25, 2024, which includes: (i) 6,029,371 shares of common stock outstanding as of December 31, 2023; (ii) the shares issued pursuant to the 2024 PIPE; (iii) the shares issued in connection with the Warrant Exercise Transaction; and (iv) the shares issued pursuant to the Equity Compensation Grants. The beneficial ownership of our voting securities after this offering is 9,961,809 shares of our common stock and is based on the outstanding shares as of April 25, 2024 as described in the immediately prior sentence plus 1,200,000 shares issued in this offering.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase Sow Good common stock that are not exercisable within the next 60 days. Unless otherwise indicated, the address of each beneficial owners listed in the table below is c/o Sow Good Inc., 1440 N Union Bower Rd, Irving, TX 75061.

	Shares Beneficially Owned Prior to Offering(1)		Shares Beneficially Owned After Offering
Name and address of beneficial owner	Shares of Common Stock	Percentage of Class	Shares of Common Stock	Percentage of Class
Ira Goldfarb, Executive Chairman, Chairman of the Board(2)	3,377,876	38.6%	3,377,876	33.9%
Claudia Goldfarb, Chief Executive Officer, Director(3)	2,271,863	25.9%	2,271,863	22.8%
Brendon Fischer, Interim Chief Financial Officer	13,010	*	13,010	*
Lyle Berman, Director(4)	1,241,808	14.2%	1,241,808	12.5%
Bradley Berman, Director(5)	396,738	4.5%	396,738	4.0%
Chris Ludeman, Director(6)	154,097	1.8%	154,097	1.5%
Joe Mueller, Director(7)	31,074	*	31,074	*
Edward Shensky, Director	41,348	*	41,348	*
All Directors and Executive Officers as a Group (8 persons)	5,457,698	62.3%	5,457,698	54.8%
Benno Fischer(8)	802,059	9.2%	802,059	8.1%

* Represents beneficial ownership of less than 1%.

(1)
Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The total number of issued and outstanding shares and the total number of shares owned by each person does not include unexercised warrants and stock options owned by parties other than for whom the calculation is presented, and is calculated as of April 25, 2024.
(2)
Includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Ira owns with his spouse, Claudia Goldfarb, 449,143 shares held in joint tenancy with his spouse, Claudia Goldfarb and 114,900 shares which may be purchased pursuant to stock options exercisable within 60 days of April 25, 2024. Also includes 25,000 shares which are held by IG Union Bower, for which Mr. Goldfarb is the beneficial owner. Also includes 1,040,000 shares held by the Ira Goldfarb Irrevocable Trust, for which Mr. Goldfarb is a trustee and holds a pecuniary interest, and 17,646 shares held by trusts for the children of Mr. Goldfarb, for which Mr. Goldfarb is trustee.

(3)
Includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Claudia owns with her spouse, Ira Goldfarb, 449,143 shares held in joint tenancy with her spouse, Ira Goldfarb and 114,900 shares which may be purchased pursuant to stock options exercisable within 60 days of April 25, 2024.
(4)
Includes 20,654 shares which may be purchased pursuant to stock options exercisable within 60 days of April 25, 2024, and 26,250 shares which may be purchased pursuant to warrants exercisable within 60 days of April 25, 2024. Also includes 1,165,900 shares held by the Lyle A. Berman Revocable Trust, and 6,750 shares held by Berman Consulting Corporation, in which Mr. Lyle Berman holds a pecuniary interest. Does not include 124,742 shares held by trusts for the children of Mr. Lyle Berman, for which Mr. Gary Raimist is trustee.
(5)
Includes 20,987 shares which may be purchased pursuant to stock options exercisable within 60 days of April 25, 2024, and 26,250 shares which may be purchased pursuant to warrants exercisable within 60 days of April 25, 2024. Also includes 66,636 shares held by the Bradley Berman Irrevocable Trust, 23,735 shares held by certain trusts for the children of Mr. Bradley Berman, for which Mr. Bradley Berman is trustee, and 6,195 shares owned by Mr. Bradley Berman’s spouse.
(6)
Includes 97,058 shares held by Christopher R. & Lynda M. Ludeman JTWROS. Includes 24,151 shares which may be purchased pursuant to stock options exercisable within 60 days of April 25, 2024.
(7)
Includes 9,660 shares which may be purchased pursuant to stock options exercisable within 60 days of April 25, 2024.
(8)
Includes 175,000 shares held by Ben J. Fischer JTWROS Laree P. Hulshoff JTWROS.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our Certificate of Incorporation of Sow Good Inc., which will be in effect immediately prior to the completion of this offering (the “Charter”) and the Amended and Restated Bylaws of Sow Good Inc., which will be in effect immediately prior to the completion of this offering (the “Bylaws”) are summaries. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect immediately prior to the completion of this offering.

General

Our Articles of Incorporation authorizes us to issue up to 520,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which 9,961,809 shares of our common stock are outstanding as of April 25, 2024, which is comprised of: (i) 6,029,371 shares of common stock outstanding as of December 31, 2023; (ii) the shares issued pursuant to the 2024 PIPE; (iii) the shares issued in connection with the Warrant Exercise Transaction; (iv) the shares issued pursuant to the Equity Compensation Grants; and (v) 1,200,000 shares issued in this offering at a public offering price of $10.00 per share of common stock. Our Charter provides that the affirmative vote of the holders of a majority of the then-outstanding shares of common stock is required to increase or decrease number of authorized shares, as described below.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors (the “Board”) out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have not declared or paid any dividends on our common stock since our inception and do not anticipate paying dividends for the foreseeable future. The payment of dividends is subject to the discretion of our Board and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board, based upon the board’s assessment of our financial condition and performance, earnings, need for funds, capital requirements, prior claims of preferred stock to the extent issued and outstanding, and other factors, including income tax consequences, restrictions and applicable laws. There can be no assurance, therefore, that any dividends on our common stock will ever be paid.

Preferred Stock

The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board. The Board is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of all or any of the remaining preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

Number of Directors; Vacancies; Removal

Our Bylaws provide that only our Board may increase or decrease the number of directors. Any vacancy on the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and shall hold such office until the next annual election and until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting, or at a special meeting of stockholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office only until the next election of directors by the stockholder.

Our Bylaws provide that any director or directors of the corporation may be removed from office at any time, but only for cause and by the vote or written consent of stockholders representing not less than a majority of the issued and outstanding capital stock entitled to voting power.

Authorized Shares

The affirmative vote of the holders of a majority of the then-outstanding shares of common stock is required to increase or decrease the aggregate number of shares or the number of shares of any class we have authority to issue. Issuance of such a new class or series could, depending upon the terms of the class or series, delay, defer, or prevent a change of control of the Company.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

No Cumulative Voting

Holders of our common shares do not have cumulative voting rights in the election of Directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our common shares to elect any Directors to our Board.

Anti-Takeover Provisions

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock are able to elect all of our directors. A special meeting of stockholders may only be called by the Chairman of the Board, the Chief Executive Officer or the Executive Chairman of the Company or a majority of our board of directors. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to: facilitate our continued product innovation and the risk-taking that it requires; permit us to continue to prioritize our long-term goals rather than short-term results; and enhance the likelihood of continued stability in the composition of our board of directors and its policies. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition attempt and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Choice of Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder (including a beneficial owner of stock) to bring: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of, or claim based on, breach of a fiduciary duty owed by any of our directors, officers, employees, agents or stockholders to us or to our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the Charter or the Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Charter or Bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine. Our Charter also provides the, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any claims for which federal courts have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•
any breach of the director’s duty of loyalty to our company or our stockholders;
•
any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and
•
any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our Bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer or trustee. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer.

Trading Symbol and Market

Our common stock will be listed on the Nasdaq Capital Market under the symbol “SOWG.”

SHARES ELIGIBLE FOR FUTURE SALE

Currently, our common stock is quoted on the OTCQB under the symbol “SOWG.” Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to list our common stock listed on the Nasdaq Capital Market, we cannot assure you that our application will be approved or that there will be an active public market for our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of 9,961,809 shares of common stock, assuming the issuance of 1,200,000 shares of common stock offered by us in this offering, assuming that the underwriters do not exercise their over-allotment option to purchase additional shares of common stock from us and do not purchase additional shares of common stock from us pursuant to the Representative’s Warrants. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

We also have 105,000 outstanding warrants with exercise prices of $4.00, upon the exercise of which we are required to issue shares of common stock. Approximately 50% of the warrants and the corresponding shares of common stock underlying such warrants are beneficially owned by our directors and officers that will be entering into lock-up agreements in connection with this offer. We have previously filed an S-1 registration statement for the resale of 2,179,689 shares of our common stock, including those underlying the warrants not owned by our directors or officers. Such registration statement has not gone effective and as part of the underwriting arrangements with the underwriters, we have agreed not to effect any registration statement other than a registration statement on Form S-8. Thereby, the previously filed S-1 registration statement for the resale of 2,179,689 shares of our common stock will not go effective until 180 days after the effective date of the registration statement of which this prospectus forms a part, or we will otherwise withdraw such registration statement.

We also have:

•
999 shares of our common stock are issuable upon the exercise of options outstanding under the 2012 Plan as of December 31, 2023;
•
2,000 shares of our common stock are issuable upon the exercise of options outstanding under the 2016 Plan as of December 31, 2023;
•
2,617,814 shares of our common stock are issuable upon the exercise of options outstanding under the 2020 Plan as of December 31, 2023; and
•
3,000,000 shares of our common stock are reserved for future issuance under our 2024 Plan, which is now effective, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2024 Plan.

Approximately 84.3% of the options and the corresponding shares of common stock underlying such options are beneficially owned by our directors and officers that will be entering into lock-up agreements in connection with this offer.

The remaining 6,904,251 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act.

Lock-Up Arrangements

Our officers, directors and substantially all of our stockholders have agreed, or will agree, with the underwriters that, until 180 days after the date of this prospectus, subject to certain exceptions, they will not, without the prior written consent of Roth Capital Partners, LLC, offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. These agreements are described in the section titled “Underwriting.” Roth Capital Partners, LLC may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below, subject, in the case of restricted securities, to such shares having been beneficially owned for at least six months. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

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1% of the number of common stock then outstanding, which will equal approximately shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us; or
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the average weekly trading volume of our common stock on the during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale,

Except that, in the case of restricted securities, at least six months have elapsed since the later of the date such shares were acquired from us or any of our affiliates.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” of ours is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us.

Form S-8 Registration Statements

We may file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable under the 2012 Plan, the 2016 Plan, the 2018 Plan, the 2020 Plan and the 2024 Plan. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

10b5-1 Plans

After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) that holds our common stock as a capital asset (generally, property held for investment). This discussion is based on the Code, Treasury Department regulations promulgated thereunder (“Regulations”), judicial decisions, administrative pronouncements and other relevant applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below.

This discussion does not address all U.S. federal income tax considerations that may be applicable to Non-U.S. Holders in light of their particular circumstances or Non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

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banks, insurance companies, and other financial institutions;
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brokers, dealers, or traders in securities, commodities, or currencies;
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certain former citizens or residents of the United States;
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persons that elect to mark their securities to market;
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persons holding our common stock as part of a straddle, hedge, conversion, or other integrated transaction;
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persons who acquired shares of our common stock as compensation or otherwise in connection with the performance of services;
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controlled foreign corporations;
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passive foreign investment companies;
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corporations that accumulate earnings to avoid U.S. federal income tax;
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tax-qualified retirement plans; and
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tax-exempt organizations and governmental organizations.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations. Non-U.S. Holders should consult their tax advisors regarding the particular tax considerations to them of owning and disposing of our common stock.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the United States;
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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
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a trust (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has otherwise validly elected to be treated as a U.S. person under the applicable Regulations.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner or beneficial owner of the entity will generally depend on the status of the owner and the activities of the entity. Partners in a partnership (or beneficial owners of another entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) should consult their tax advisors regarding the tax considerations of an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, FOREIGN, STATE OR LOCAL LAWS AND ANY APPLICABLE TAX TREATIES.

Distributions on our Common Stock

As discussed under “Dividend Policy” above, we do not currently anticipate paying cash dividends to our common stockholders. In the event that we do make distributions of cash or property (other than certain stock distributions) with respect to our common stock (or that we engage in certain redemptions that are treated as distributions with respect to common stock), any such distributions generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our common stock and thereafter as capital gain from the deemed sale, exchange or other taxable disposition of our common stock, with the tax treatment described below in “-Sale, exchange or other disposition of our common stock.”

Subject to the discussions below regarding effectively connected income and under “-Foreign account tax compliance act withholding taxes,” distributions treated as dividends paid on our common stock to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate, unless the Non-U.S. Holder is entitled to a reduced rate under an applicable income tax treaty. To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will generally be required to (1) provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor or replacement forms), as applicable, certifying that it is not a U.S. person as defined under the Code and that it is entitled to benefits under the treaty or (2) if such Non-U.S. Holder’s common stock is held through certain foreign intermediaries or foreign partnerships, satisfy the relevant certification requirements of applicable Regulations. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below under “-Foreign account tax compliance act withholding taxes,” no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a Non-U.S. Holder if the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI, or other applicable successor or replacement form before payment of any distributions. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax on a net income basis as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A Non-U.S. Holder who provides us with an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI or other applicable successor form will be required to periodically update such form.

Sale, Exchange, or Other Disposition of our Common Stock

Subject to the discussion below under “–Information reporting and backup withholding,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of our common stock unless:

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such gain is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax in the same manner as effectively connected dividend income as described above;
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such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States; or
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we are or become a United States real property holding corporation (as defined in section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. Although there can be no assurances in this regard, we believe we are not a USRPHC and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If we become a USRPHC after this offering, so long as our common stock is regularly traded on an established securities market and continues to be so traded, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized from the sale, exchange or other disposition of shares of our common stock as a result of such status unless (1) such holder actually or constructively owned more than 5% of our common stock at any time during the shorter of (A) the five-year period preceding the disposition, or (B) the holder’s holding period for our common stock, and (2) we were a USRPHC at any time during such period when the more than 5% ownership test was met. If any gain on your disposition is taxable because we are a USRPHC and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons. Any such Non-U.S. Holder that owns or has owned, actually or constructively, more than 5% of our common stock is urged to consult that holder’s own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange, or other disposition of shares of our common stock if we were to be or to become a USRPHC.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Information reporting and, in certain circumstances, backup withholding will apply to the payment of dividends and proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption by properly certifying its Non-U.S. Holder status on an IRS Form W-8BEN, W-8BEN-E, or other applicable or successor form.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act Withholding Taxes

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. FATCA may require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain “foreign financial institutions” or a “non-financial foreign entity” (each as defined in the Code), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. We will not pay any amounts to holders in respect of any amounts withheld. Under existing Regulations, FATCA withholding on gross proceeds from the sale or other disposition of our common stock was to take effect on January 1, 2019; however, recently proposed Regulations, which may currently be relied upon, would eliminate FATCA withholding on such types of payments. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Roth Capital Partners, LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Roth Capital Partners, LLC	960,000
Craig-Hallum Capital Group LLC	240,000
Total:	1,200,000

The underwriters and the representatives of the underwriters are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.35 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 180,000 additional shares of common stock at a public offering price of $10.00, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 180,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$10.00	$12,000,000	$13,800,000
Underwriting discounts and commissions to be paid by us	$0.70	$840,000	$966,000
Proceeds, before expenses, to us	$9.30	$11,160,000	$12,834,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $35.4 thousand.

We also have agreed to reimburse the underwriter for reasonable out-of-pocket expenses in connection with this offering, including fees and disbursements of counsel up to $50,000.

In addition, we have agreed to issue the representative the Representative’s Warrants to purchase a number of shares of common stock equal to 10% of the number of shares sold in this offering by us. The Representative’s Warrants will be exercisable upon issuance, will have an exercise price equal to 120% of the initial public offering price and will terminate fifth anniversary o the effective date of the registration statement of which this prospectus is a part. The Representative’s Warrants and the underlying shares of common stock are deemed compensation by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will therefore be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the Representative’s Warrants nor any of our shares issued upon exercise of the Representative's Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the Representative’s Warrants are being issued, subject to certain exceptions.

Our common stock will be listed on the Nasdaq Capital Market under the symbol “SOWG.”

We, our executive officers, directors and the holders of substantially all of our outstanding stock have agreed that, without the prior written consent of Roth Capital Partners, LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

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offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;
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file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or
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enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Roth Capital Partners, LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

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the sale of shares of common stock to the underwriters;
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transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or
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the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

Roth Capital Partners, LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time. In addition, for so long as the Representative’s Warrants are held by the representative, we have granted the representative registration rights for the Representative’s Warrants. In accordance with FINRA Rule 5110(g)(8), the Representative’s Warrants (i) will not be exercisable more than five years from the commencement of sales in the offering; (ii) do not provide for more than one demand registration right at our expense (such demand right is being exercised with the registration of the shares of our common stock underlying the Representative's Warrant in the registration statement to which this prospectus forms a part); (iii) do not have demand rights that extend more than five years following the commencement of sales in this offering; (iv) do not have “piggyback” registration rights which extend more than seven years following the commencement of sales in this offering; (v) do not have any anti-dilution terms that would allow the representa1tive to receive more shares or to exercise at a lower price than originally agreed upon at the time of this offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; and (vi) do not have any anti-dilution terms that would allow the representative to receive or accrue cash dividends prior to the exercise of the Representative’s Warrants.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been a limited public market for our common stock. The public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no Shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

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to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
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to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of Roth Capital Partners, LLC for any such offer; or
•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and Roth Capital Partners, LLC that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant Member State to qualified investors, in circumstances in which the prior consent of Roth Capital Partners, LLC has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
•
where no consideration is or will be given for the transfer;
•
where the transfer is by operation of law; or
•
as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by DLA Piper LLP (US), Austin, Texas. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The audited financial statements of Sow Good Inc. as of December 31, 2023 and 2022 appearing in this prospectus and registration statement have been audited by Urish Popeck & Co., LLC and M&K CPAS, PLLC, respectively, each an independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Sow Good. The address of the SEC website is www.sec.gov.

We also maintain websites at www.sowginc.com and www.thisissowgood.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our websites is not a part of this prospectus, and the inclusion of our website addresses in this prospectus is an inactive textual reference only.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the shares offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

SOW GOOD INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED December 31, 2023 and 2022

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Sow Good, Inc.

Irving, TX

Opinion on the Financial Statements

We have audited the accompanying balance sheet of SOW Good, Inc. (“the Company”) as of December 31, 2023, the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also includes evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Stock Based Compensation — Measurement of fair value of stock options with market and performance conditions — Refer to Notes 2 and 13 to the Financial Statements

Critical Audit Matter Description

As described in Notes 2 and 13 to the financial statements, the Company granted certain stock-based awards that will vest based on various service conditions and certain stock-based awards that will vest based on the achievement of a market-based and performance-based goal. The Company estimated the fair value of stock awards using a Black-Scholes option pricing formula for service conditions and a Monte-Carlo simulation for market-based and performance-based goal.

We identified the fair value measurement of the Company’s stock-based awards based on the achievement of a market-based and performance-based condition as a critical audit matter. Specifically, there was a high degree of subjective auditor judgment due to the complex valuation methodology used and assumption of the expected price volatility of the Company’s common stock.

How the Critical Audit Matter Was Addressed in the Audit

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and understood the controls related to the valuation of stock-based awards based on the achievement of a market-based and performance-based condition process, including management’s method, use of a specialist, assumptions and data. We involved valuation professionals with specialized skill and knowledge who assisted in:

•
evaluating the appropriateness of the valuation methodology utilized by the Company
•
recalculated the volatility assumptions used in the model

/s/ Urish Popeck & Co., LLC

We have served as the Company's auditor since 2023.

Pittsburgh, Pennsylvania

March 22, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Sow Good, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of SOW GOOD INC. (the Company) as of December 31, 2022, and the related statements of operations, stockholders’ equity, and cash flows for year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered net losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

As discussed in Note 1 to the financial statements, the Company issues stock-based compensation in accordance with ASC 718, Compensation.

Auditing management’s calculation of the fair value of stock-based compensation can be a significant judgment given the fact that the Company uses management estimates on various inputs to the calculation.

To evaluate the appropriateness of the fair value determined by management, we examined and evaluated the inputs management used in calculating the fair value of the stock-based compensation.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We served as the Company’s auditor from 2010 to 2023.

Houston, TX

April 14, 2023

SOW GOOD INC.

BALANCE SHEETS

	December 31,	December 31,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$2,410,037	$276,464
Accounts receivable, net	2,578,259	191,022
Inventory	4,123,246	1,874,949
Prepaid inventory	563,131	97,930
Prepaid expenses	563,164	137,692
Total current assets	10,237,837	2,578,057

Property and equipment:
Construction in progress	1,522,465	2,487,673
Property and equipment	6,287,422	3,055,579
Less accumulated depreciation	(967,602)	(508,257)
Total property and equipment, net	6,842,285	5,034,995

Security deposit	346,616	24,000
Right-of-use asset	4,061,820	1,261,525

Total assets	$21,488,558	$8,898,577

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$853,535	$392,691
Accrued interest	860,693	226,575
Accrued expenses	648,947	218,368
Current portion of operating lease liabilities	550,941	52,543
Current maturities of notes payable, related parties, net of $431,854 and $0 of debt discounts at December 31, 2023 and 2022, respectively	2,543,146	-
Current maturities of notes payable, net of $86,062 and $0 of debt discounts at December 31, 2023 and 2022, respectively	313,938	-
Total current liabilities	5,771,200	890,177

Operating lease liabilities	3,671,729	1,301,355
Notes payable, related parties, net of $1,448,858 and $2,692,757 of debt discounts at December 31, 2023 and 2022, respectively	4,171,142	3,502,243
Notes payable, net of $135,962 and 336,082 of debt discounts at December 31, 2023 and 2022, respectively	594,038	393,915

Total liabilities	14,208,109	6,087,690

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 6,029,371 and 4,847,384 shares issued and outstanding at December 31, 2023 and 2022, respectively	6,029	4,847
Additional paid-in capital	66,014,415	58,485,602
Accumulated deficit	(58,739,995)	(55,679,562)
Total stockholders' equity	7,280,449	2,810,887

Total liabilities and stockholders' equity	$21,488,558	$8,898,577

The accompanying notes are an integral part of these financial statements.

SOW GOOD INC.

STATEMENTS OF OPERATIONS

	For the Years
	Ended December 31,
	2023	2022
Revenues	$16,070,924	$428,132
Cost of goods sold	11,189,360	308,293
Gross profit	4,881,564	119,839

Operating expenses:
General and administrative expenses:
Salaries and benefits	3,391,798	3,662,313
Professional services	688,023	245,546
Other general and administrative expenses	1,854,156	1,625,952
Intangible asset impairment	-	310,173
Goodwill impairment	-	4,887,297
Total general and administrative expenses	5,933,977	10,731,281
Depreciation and amortization	168,271	274,053
Total operating expenses	6,102,248	11,005,334

Net operating loss	(1,220,684)	(10,885,495)

Other income (expense):
Interest expense, including $1,173,986 and $925,839 of warrants issued as a debt discount for the years ended December 31, 2023 and 2022, respectively	(1,839,749)	(1,277,965)
Gain on disposal of property and equipment	-	36,392
Total other expense	(1,839,749)	(1,241,573)

Loss before income tax	(3,060,433)	(12,127,068)
Provision (benefit) for income taxes	-	-
Net loss	$(3,060,433)	$(12,127,068)

Weighted average common shares outstanding - basic and diluted	5,168,339	4,835,389
Net loss per common share - basic and diluted	$(0.59)	$(2.51)

The accompanying notes are an integral part of these financial statements.

SOW GOOD INC.

STATEMENT OF STOCKHOLDERS' EQUITY

			Additional	Common		Total
	Common Stock		Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Capital	Payable	Deficit	Equity
Balance, December 31, 2021	4,809,070	$4,809	$54,342,027	$26,066	$(43,552,494)	$10,820,408

Common stock issued to officers and directors for services	26,059	26	76,038	(26,066)	-	49,998
Common stock issued to advisory panel for services	12,255	12	29,988	-	-	30,000
Common stock options granted to officers and directors for services	-	-	645,127	-	-	645,127
Common stock options granted to employees and advisors for services	-	-	136,954	-	-	136,954
Common stock warrants granted to related parties pursuant to debt financing	-	-	2,811,138	-	-	2,811,138
Common stock warrants granted to note holders pursuant to debt financing	-	-	444,330	-	-	444,330
Net loss	-	-	-	-	(12,127,068)	(12,127,068)

Balance, December 31, 2022	4,847,384	$4,847	58,485,602	-	(55,679,562)	2,810,887

Common stock issued in private placement offering	1,161,288	1,161	6,444,687	-	-	6,445,848
Common stock issued to officers and directors for services	20,699	21	125,209	-	-	125,230
Common stock issued to advisory panel for services	-	-	-	-	-	-
Common stock options granted to officers and directors for services	-	-	599,886	-	-	599,886
Common stock options granted to employees and advisors for services	-	-	111,151	-	-	111,151
Common stock warrants granted to related parties pursuant to debt financing	-	-	197,198	-	-	197,198
Common stock warrants granted to note holders pursuant to debt financing	-	-	50,682	-	-	50,682
Net loss	-	-	-	-	(3,060,433)	(3,060,433)

Balance, December 31, 2023	6,029,371	$6,029	$66,014,415	$-	$(58,739,995)	$7,280,449

The accompanying notes are an integral part of these financial statements.

SOW GOOD INC.

STATEMENTS OF CASH FLOWS

	For the Years
	Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,060,433)	$(12,127,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debts expense	-	4,404
Depreciation and amortization	459,345	299,553
Non-cash amortization of right-of-use asset and liability	68,477	21,594
Gain on disposal of property and equipment	-	(36,392)
Inventory write-downs	1,398,888	-
Impairment of intangible assets	-	310,173
Impairment of goodwill	-	4,887,297
Common stock issued to officers and directors for services	125,230	49,998
Common stock awarded to advisors and consultants for services	-	30,000
Amortization of stock options	711,037	782,081
Amortization of stock warrants issued as a debt discount	1,173,986	925,839
Decrease (increase) in current assets:
Accounts receivable	(2,387,237)	(183,044)
Prepaid expenses	(425,472)	(56,635)
Inventory	(3,647,185)	(520,982)
Prepaid inventory	(465,201)	-
Security deposits	(322,616)	(14,000)
Increase (decrease) in current liabilities:
Accounts payable	400,929	173,269
Accrued interest	634,118	-
Accrued expenses	490,494	307,278
Net cash used in operating activities	(4,845,640)	(5,146,635)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds received from disposal of property and equipment	-	63,957
Purchase of property and equipment	(2,266,635)	(193,184)
Cash paid for construction in progress	-	(2,487,673)
Cash paid for intangible assets	-	(5,929)
Net cash used in investing activities	(2,266,635)	(2,622,829)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from the sale of common stock	6,445,848	-
Proceeds received from notes payable, related parties	2,400,000	4,120,000
Proceeds received from notes payable	400,000	580,000
Net cash provided by financing activities	9,245,848	4,700,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,133,573	(3,069,464)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	276,464	3,345,928
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,410,037	$276,464

SUPPLEMENTAL INFORMATION:
Interest paid	$30,017	$134,444
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Reclassification of construction in progress to property and equipment	$965,208	$-
Value of debt discounts attributable to warrants	$247,880	$3,255,468

The accompanying notes are an integral part of these financial statements.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Organization and Nature of Business

Effective January 21, 2021, we changed our name from Black Ridge Oil & Gas, Inc. (business acquired with our October 1, 2020 acquisition of S-FDF, LLC) to Sow Good Inc. (“SOWG,” “Sow Good,” or the “Company”) to pursue the production of freeze dried fruits and vegetables, a business we later expanded to include freeze dried candy. At that time, our common stock began to be quoted on the OTCQB under the trading symbol “SOWG,” from the former trading symbol “ANFC.” Prior to April 2, 2012, Black Ridge Oil & Gas was known as Ante5, Inc., a publicly traded company since July 1, 2010. From October 2010 through August 2019, Ante5, Inc. and Black Ridge Oil & Gas, Inc. participated in the acquisition and development of oil and gas leases.

On May 5, 2021, the Company announced the launch of our direct-to-consumer freeze dried consumer packaged goods (“CPG”) food brand, Sow Good. Sow Good launched its first line of non-GMO products including six ready-to-make smoothies and nine snacks. On July 23, 2021, we launched six new gluten-free granola products under the Sow Good brand.

In the first quarter of 2023, the Company launched a freeze dried candy product line, with a fourteen SKU offering as of December 31, 2023, that is projected to continue being a major driver of growth. After launching our freeze dried candy product line we discontinued our smoothie, snack and granola products. During the second quarter of 2023, we completed the construction of our second and third freeze driers and to facilitate the increased production demands for our recently launched candy products. The significant and rising demand for our freeze dried candy products has led us to add a fourth freeze drier in the first quarter of 2024 and begin construction of our fifth, and sixth freeze driers, which we expect to be completed in the third quarter of 2024.

Note 2 – Summary of Significant Accounting Policies

These financial statements are presented in accordance with United States generally accepted accounting principles (“GAAP”) and stated in US dollars, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These statements reflect all adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. Except as otherwise disclosed, all such adjustments are of a normal recurring nature.

Segment Reporting

FASB ASC 280-10-50 requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform with the current period.

Environmental Liabilities

The Company was formerly a direct owner of assets in the oil and gas industry. The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs. At this time, management knows of no substantial losses from environmental accidents or events which would have a material effect on the Company.

Cash and Cash Equivalents

Cash equivalents include money market accounts which have maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

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NOTES TO THE FINANCIAL STATEMENTS

Cash in Excess of FDIC Insured Limits

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) and the Securities Investor Protection Corporation (SIPC) up to $250,000 and $500,000, respectively, under current regulations. The Company had cash in excess of FDIC and SIPC insured limits of $1,837,840 at December 31, 2023. The Company did not have cash in excess of FDIC and SIPC insured limits at December 31, 2022. The Company has not experienced any losses in such accounts.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. The Company had no allowance for doubtful accounts for either of the periods presented, as all accounts receivable had been subsequently collected.

Inventory

Inventory is valued at the lower of average cost or net realizable value. The cost of substantially all of the Company’s inventory has been determined by the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at the lower of cost or estimated net recoverable amount. The cost of property, plant and equipment is depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based on the following life expectancy:

Software	3 years, or over the life of the agreement
Website (years)	3
Office equipment (years)	5
Furniture and fixtures (years)	5
Machinery and equipment (years)	7 - 10
Leasehold improvements	Fully extended lease-term

Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the cost and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in operations. Depreciation expense was $459,345 and $299,553 including $291,074 and $25,500 which was allocated to cost of goods sold, for the years ended December 31, 2023 and 2022, respectively.

Construction in progress is stated at cost, which predominately relates to the cost of freezers and equipment not yet placed into service. No depreciation expense is recorded on construction-in-progress until such time as the relevant assets are completed and put into use.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Recoverability is assessed using undiscounted cash flows based upon historical results and current projections of earnings before interest and taxes. Impairment is measured using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Impairments are recognized in operating results to the extent that carrying value exceeds discounted cash flows of future operations.

The Company's intellectual property is comprised of indefinite-lived brand names acquired and have been assigned an indefinite life as the Company currently anticipate that these brand names will contribute cash flows to the Company perpetually. The Company evaluates the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. Impairment analysis on intangible assets resulted in a loss of $310,173 for the year ended December 31, 2022 which represented a complete impairment of our intangible assets. As of December 31, 2023 and 2022, the carrying value of long-lived intangibles was $0.

Goodwill

The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to (1) a significant adverse change in legal factors or in business

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a quantitative goodwill impairment test. The impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair values of its reporting units using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company’s evaluation of goodwill completed at year-end resulted in an impairment loss of $4,887,297 for the year ended December 31, 2022 which represented a complete impairment of our goodwill. As of December 31, 2023 and 2022, the carrying value of goodwill was $0.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue from the sale of its freeze dried food products, in accordance with a five-step model in which the Company evaluates the transfer of promised goods or services and recognizes revenue when customers obtain control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Company has elected, as a practical expedient, to account for the shipping and handling as fulfillment costs, rather than as a separate performance obligation. For the years ended December 31, 2023 and 2022, shipping and handling costs of $129,412 and $59,756 , respectively, are included in cost of goods sold. Revenue is reported net of applicable provisions for discounts, returns and allowances. Methodologies for determining these provisions are dependent on customer pricing and promotional practices. The Company records reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on industry-based historical data, historical sales returns, if any, analysis of credit memo data, and other factors known at the time.

Customer Concentration

For the year ended December 31, 2023, one retail customer accounted for 43.3% of our revenues and one food distributor accounted for 25.2% of our revenues during the year ended December 31, 2023. For the year ended December 31, 2022 two large retail customers accounted for 43.1% and 42.5% of our revenues and one large food distributor accounted for 12.9% of our revenues. Our top five customers accounted for 83% and 99% of our revenues during the years ended December 31, 2023 and 2022, respectively.

Supplier Concentration

For the year ended December 31, 2023, two large candy suppliers accounted for 17% and 10% each of our purchases from vendors. The Company considers these vendors to be critical suppliers of candy for our freeze dried candy production. For the year ended December 31, 2022 no suppliers represented greater than 10% or more of our purchases from vendors.

Basic and Diluted Earnings (Loss) Per Share

The basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share is computed by dividing the net income (loss) adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods where potential dilutive securities would have an anti-dilutive effect and they were not included in the calculation of diluted net loss per common share.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 – Stock Compensation (“ASC 718”) and Equity-Based Payments to Non-employees pursuant to ASC 2018-07 – Compensation – Stock Compensation (“ASC 2018-07”). All transactions in which the consideration provided in exchange for the purchase of goods or services consists of the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance. Stock-based compensation was $836,267 and $888,107 for the years ended December 31, 2023 and 2022, respectively. Stock-based compensation consisted of $125,230 and $106,026 related to the issuance of shares of common stock for services for the years ended December 31, 2023 and 2022, respectively. Amortization of the fair values of stock options issued for services and compensation totaled $711,037 and $782,081 for the years ended December 31, 2023 and 2022, respectively. The Company uses a Monte Carlo simulation to value its performance-based and market-based stock options. The fair values of service based stock options are determined using the Black-Scholes options pricing model and an effective term of 2.3 to 7.3 years based on either the weighted average of the vesting periods and the stated term of the option grants or as calculated under the options valuation model, the discount rate on 5 to 7 year U.S. Treasury securities at the grant date, and are being amortized over the related implied service term, or vesting period.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Uncertain Tax Positions

In accordance with ASC 740 – Income Taxes (“ASC 740”), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities can periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards Financial Instruments – Credit Losses. The Financial Accounting Standards Board (“FASB”) issued five Accounting Standards Updates (“ASUs”) related to financial instruments – credit losses. The ASUs issued were: (1) in June 2016, ASU 2016-13, “Financial Instruments – Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments,” (2) in November 2018, ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses,” (3) in April 2019, ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” (4) in May 2019, ASU 2019-05, “Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief” and (5) in November 2019, ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses.” Additionally, in February and March 2020, the FASB issued ASU 2020-02, “Financial Instruments—Credit Losses (Topic 326) and Leases (“ASC 842”): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (“ASC 842”) and ASU 2020-03, “Codification Improvements to Financial Instruments,” respectively, which include amendments to ASC 326.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

ASU 2016-13 is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but rather, should be accounted for in accordance with the leasing standard. ASU 2019-04 clarifies and improves areas of guidance related to the recently issued standards on financial instruments – credit losses, derivatives and hedging, and financial instruments. ASU 2019-05 provides entities that have certain instruments within the scope of ASC Subtopic 326-20, Financial Instruments—Credit Losses—Measured at Amortized Cost, with an option to irrevocably elect the fair value option in Subtopic 825- 10, Financial Instruments—Overall. ASU 2019-11 clarifies guidance around how to report expected recoveries among other narrow-scope and technical improvements. ASU 2020-02 adds a SEC paragraph pursuant to the 7 Table of Contents issuance of SEC Staff Accounting Bulletin No. 119 on loan losses to FASB Codification ASC 326 and updates the SEC section of the Codification for the change in the effective date of ASC 842. ASU 2020-03 makes narrow-scope improvements to various aspects of the financial instrument guidance as part of the FASB’s ongoing Codification improvement project aimed at clarifying specific areas of accounting guidance to help avoid unintended application. The Company adopted the applicable guidance in ASU 2016-13, ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 on January 1, 2023, and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

Our financial assets are limited to trade receivables. We estimate our reserve based on historical loss information. We believe that historical loss information is a reasonable base on which to determine expected credit losses for trade receivables held at the reporting date because the composition of the trade receivables at the reporting date is consistent with that used in developing the historical credit-loss percentages. However, the Company will continue to monitor and adjust the historical loss rates to reflect the effects of current conditions and forecasted changes.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, to require a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures required under ASC 280. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, on a retrospective basis. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new ASU on its interim and annual financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to enhance the transparency and decision-usefulness of income tax disclosures, particularly in the rate reconciliation table and disclosures about income taxes paid. The ASU’s amendments are effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statements and related disclosures.

No other new accounting pronouncements, issued or effective during the year ended December 31, 2023, have had or are expected to have a significant impact on the Company’s financial statements.

Note 3 – Going Concern

In the prior reporting period, there was significant doubt regarding Sow Good's ability to continue as a going concern. This concern stemmed from our status as an early-stage development company, characterized by significant capital requirements and uncertain financial projections, largely due to a lack of historical sales data. The turnaround can be attributed to two successful capital raises that totaled $6,445,848. These infusions of capital have significantly bolstered our financial stability and capacity for sustained operations.

The Company has experienced excellent sales growth in the last two quarters, exceeding initial projections and establishing a more predictable revenue stream. This positive trend in sales performance is indicative of a growing market acceptance of our products/services and a clearer path to long-term viability. Based on these developments, management no longer has significant doubt about Sow Good's ability to continue as a going concern.

The Company realized a net loss of $3,060,433 for the year ended December 31, 2023 compared to a net loss of $12,127,068 for the year ended December 31, 2022. As of December 31, 2023, the Company had an accumulated retained deficit of $58,739,995. As of December 31, 2023, the Company had $2,410,037 cash on hand, and working capital of $ 4,466,637, compared to $276,464 of cash on hand and $ 1,687,880 working capital as of December 31, 2022.

As a result of the capital infusion during the year ended December 31, 2023, improved results, and improved cash and working capital at year end, the Company will be able to meet obligations as they become due for the twelve-month period following the filing of this report, and the Company believes any doubts existing in prior periods have been substantially alleviated.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Related Party

Common Stock Sold for Cash

On November 20, 2023, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers, thereunder, an aggregate of 426,288 shares of the Company’s common stock at a price of $6.50 per share, resulting in total proceeds received of $2,770,872. The stock sales included purchases by the following related parties:

	Shares	Amount
Ira and Claudia Goldfarb, Executive Chairman and CEO, respectively	23,077	$150,000
Bradley Berman, Director	10,000	65,000
Joe Mueller, Director	5,000	32,500
Alexandria Gutierrez	4,615	29,998
Cesar J. Gutierrez Living Trust	3,977	25,851
	46,669	$303,348

On August 25, 2023, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers, thereunder, an aggregate of 735,000 shares of the Company’s common stock at a price of $5.00 per Share, resulting in total proceeds received of $3,675,000. The stock sales included purchases by the following related parties:

	Shares	Amount
Ira and Claudia Goldfarb, Executive Chairman and CEO, respectively	100,000	$500,000
Ira Goldfarb Irrevocable Trust	40,000	200,000
Lyle A. Berman Revocable Trust, Director	40,000	200,000
Bradley Berman, Director	10,000	50,000
Alexandria Gutierrez	5,000	25,000
	195,000	$975,000

Common Stock Issued to Officers and Directors for Services

On June 1, 2023, the Company issued an aggregate 20,699 shares of common stock amongst its five non-employee Directors for annual services to be rendered. The aggregate fair value of the common stock was $125,230, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

On July 22, 2022, the Company accepted Mr. Joseph Lahti’s resignation from the Board of Directors and appointed Tim Creed as a member of the Board. Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Creed received 6,410 shares of common stock as compensation. The shares were expensed upon issuance.

On April 11, 2022, the Company appointed Joe Mueller as a member of the Board of Directors and Audit Committee. Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Mueller received 8,064 shares of common stock as compensation.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Common Stock Options Awarded to Officers and Directors

On December 15, 2023, pursuant to the respective A&R Employment Agreements of Ira Goldfarb and Claudia Goldfarb, and the terms of the 2020 Equity Incentive Plan, Mr. Goldfarb was granted stock options entitling him to purchase up to 500,000 shares of common stock, and Mrs. Goldfarb was granted stock options entitling her to purchase 450,000 shares of common stock, at an exercise price of $9.75 per share. The shares will vest equally over a five-year period from grant date. In the case of a Change of Control (as defined in their respective A&R Employment Agreements) all shares granted in the Initial Option Grant will vest immediately.

Additionally, on December 15, 2023, pursuant to their respective A&R Employment Agreements, Mr. Goldfarb was granted additional stock options entitling him to purchase up to 500,000 shares of common stock, and Mrs. Goldfarb was granted an additional 450,000 options to purchase shares of common stock, at an exercise price of $40.00. The shares will vest upon the Company’s stock price trading on a national securities exchange operated by Nasdaq or the New York Stock Exchange with a closing transaction price above $40.00 per share for a period of twenty consecutive trading days. In the case of a Change of Control (as defined in the A&R Employment Agreements) all shares granted in the additional option grant will vest immediately.

On November 13, 2023, the Company appointed Keith Terreri as Chief Financial Officer, and granted options to purchase 27,000 shares of common stock having an exercise price of $6.19 per share. The options vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested.

On July 22, 2022, pursuant to the Company’s 2020 Stock Incentive Plan, Mr. Creed was also granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $3.90 per share. These options will vest 20% as of July 22, 2023 and 20% each anniversary thereafter until fully vested.

On April 11, 2022, pursuant to the Company’s 2020 Equity Plan, Mr. Mueller was granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $3.10 per share. These options will vest 20% as of April 11, 2023 and 20% each anniversary thereafter until fully vested.

On April 1, 2022, the Company granted options to purchase 27,500 shares of the Company’s common stock, having an exercise price of $2.75 per share, exercisable over a 10-year term, to the Company’s then Chief Financial Officer. The options were to vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.64, was $72,692. The options were being expensed over the vesting period, however, pursuant to a Separation Agreement and Release, dated May 3, 2022, the vesting terms of the options were accelerated to be fully vested, resulting in $72,692 of stock-based compensation expense during the year ended December 31, 2023. Pursuant to the Separation Agreement and Release, the vesting of an aggregate 47,500, with a weighted average exercise price of $4.87, of Mr. Burke’s previously awarded options were also accelerated to be fully vested.

Debt Financing and Related Warrants Granted

On May 11, 2023, the Company received proceeds of $100,000 from Bradley Berman, one of the Company’s directors, on behalf of the Bradley Berman Irrevocable Trust, from the sale of notes and warrants. This term loan was pursuant to an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes mature on May 11, 2024. Interest on the notes accrue at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31.

On April 25, 2023, we closed on an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes mature on April 25, 2024. Interest on the notes accrue at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31. On April 25, 2023, the Company received proceeds of $750,000 and $50,000 from the Company’s Executive Chairman, Mr. Goldfarb, and the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, respectively, on the sale of these notes and warrants.

On April 11, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to a director pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

On December 21, 2022, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement with related parties to sell an aggregate $2.075 million of promissory notes and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term.

On August 23, 2022, we closed on an offering to sell up to $2,500,000 of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on August 23, 2025. Interest on the notes accrue at a rate of 8% per annum, payable on January 1, 2025. Loans may be advanced to the Company from time to time from August 23, 2023 to the maturity date. On December 21, 2022 and September 29, 2022, the Company received aggregate proceeds of $250,000 and $750,000 from two of the Company’s directors on the sale of these notes and warrants.

On April 8, 2022, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement to sell an aggregate $3,700,000 of promissory notes and warrants to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. Accrued interest on the notes was payable semi-annually beginning September 30, 2022 at the rate of 6% per annum, but on August 23, 2022, the notes were amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The principal amount of the notes mature and become due and payable on April 8, 2025. The warrants are exercisable immediately and for a period of 10 years at a price of $2.35 per share. Proceeds to the Company from the sale of the securities were $3,700,000. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. Assuming full exercise thereof, further proceeds to the Company from the exercise of the warrant shares is calculated as $2,173,750. The offering closed simultaneously with execution of the purchase agreement. Of the aggregate $3,700,000 of notes, a total of $3,120,000 of notes were sold to officers or directors, along with 780,000 of the warrants.

The value of the related party warrants are classified as debt discounts and are amortized to interest expense over the life of the notes.

Leases

The Company leases a 20,945 square foot facility in Irving, Texas, under which an entity owned entirely by Ira Goldfarb is the landlord. The lease term is through September 15, 2025, with two five-year options to extend, at a monthly lease rate of $10,036, with approximately 3% annual escalation of lease payments.

Note 5 – Fair Value of Financial Instruments

The Company's financial statements are prepared in accordance with ASC 820, “Fair Value Measurement,” which requires the measurement of certain financial instruments at fair value. The Company's financial instruments primarily consist of cash and cash equivalents, and accounts receivable, which approximate fair value due to their short-term nature, and Term Loans issued in connection with detachable warrants, which are carried on the balance sheet net of the unamortized portion of the related discounts. For financial instruments or investments that are required to be reported at fair value on a recurring or nonrecurring basis under GAAP, the applicable guidance for fair value measurement requires the Company to include the determination of the appropriate fair value hierarchy level for each instrument. The fair value hierarchy levels consist of the following:

Level 1: Quoted Prices in Active Markets for Identical Assets or Liabilities - This level represents the highest degree of observability, where fair values are based on quoted market prices for identical assets or liabilities in active markets.

Level 2: Inputs Other Than Quoted Prices Included within Level 1 - Fair values in this level are based on inputs other than quoted market prices but are still observable, such as quoted market prices for similar assets or liabilities, or inputs derived from market data.

Level 3: Unobservable Inputs - This level includes fair values for which there are no observable inputs and relies on the reporting entity's own assumptions and estimates. These fair values are considered the least reliable and most subjective.

Detachable common stock warrants issued in connection with debt may be recorded as either liabilities or equity depending on the applicable accounting guidance. The Company determined that warrants issued in connection with our notes payable met the definition of a freestanding financial instrument and qualified for treatment as permanent equity. Warrants recorded as equity are recorded at the fair market value determined at issuance date, and are not remeasured after that. We utilized the Black-Scholes valuation model to estimate the fair value of warrants granted at issuance date. The initial measurement of the fair value of the notes considers the present value of future cash flows, discounted at the current market rate of interest at the issuance date, and time to liquidity. The Company allocated the value of warrants between the relative fair value of the notes payable without the warrants, and the warrants themselves at the time of issuance. The allocated portion of the warrants was treated as a debt discount, and amortized over the term of

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

the note. The amortization of the debt discount is recognized as interest expense. When a notes payable are issued at a discount, wherein a significant portion of the issuance is between related parties, the valuation of the notes and the discount involve significant judgement and the use of unobservable inputs, classifying it into Level 3 of the fair value hierarchy, requiring a nonrecurring fair value measurement. Changes other than additions, settlements, or discount amortization, in the fair value of the notes payable, net of discounts do not impact net income or cash flows.

The following schedule summarizes the valuation of financial instruments at fair value on a nonrecurring basis in the balances sheet as of December 31, 2023 and 2022:

	Fair Value Measurements at December 31, 2023
	Carrying Value	Estimated Fair Value
Liabilities
Notes payable, related parties, net of $1,880,711 of debt discounts	$6,714,288	$7,008,684
Notes payable, net of $220,024 of debt discounts	907,976	953,847
Total liabilities	$7,622,264	$7,962,531

	Fair Value Measurements at December 31, 2022
	Carrying Value	Estimated Fair Value
Liabilities
Notes payable, related parties, net of $2,692,757 of debt discounts	$3,502,243	$4,502,093
Notes payable, net of $336,085 of debt discounts	393,915	413,018
Total liabilities	$3,896,158	$4,915,111

Note 6 – Inventory

Inventory

As of December 31, 2023 the Company's inventory is valued at $4,123,246, consisting of raw materials, material overhead, labor, and manufacturing overhead, consist of the following:

	December 31,	December 31,
	2023	2022
Finished goods	$222,051	$384,241
Packaging materials	815,883	416,663
Inventory in transit	571,970	-
Work in progress	691,290	766,530
Raw materials	1,822,052	307,515
Total inventory	$4,123,246	$1,874,949

During the year ended December 31, 2023, the Company wrote down $1,398,888 related to our non-candy products following the Company's decision to focus production on freeze dried candy products in the second quarter of 2023. This write down is included in cost of goods sold in the accompanying condensed statement of operations.

Prepaid Inventory

As of December 31, 2023, the company has reported a total of $563,131 in prepaid inventory, current assets line item on our consolidated balance sheet. This represents payments made in advance for inventory purchases that have not yet been shipped as of the balance sheet date. The prepaid inventory primarily consists of deposits and advance payments to suppliers for the purchase of raw materials and finished goods expected to be received and utilized in production within the next fiscal year.

The Company accounts for prepaid inventory at cost, which includes all charges necessary to bring the inventory items to their present location and condition. Upon shipment of the inventory, these amounts are reclassified from prepaid inventory to the appropriate inventory accounts on the balance sheet.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 7 – Prepaid Expenses

Prepaid expenses consist of the following:

	December 31,
	2023	2022
Prepaid professional costs	382,524	-
Prepaid software licenses	35,252	36,424
Prepaid insurance costs	48,305	16,746
Trade show advances	29,964	18,707
Prepaid rent	67,119	27,043
Prepaid office and other costs	-	38,772
Total prepaid expenses	$563,164	$137,692

Note 8 – Property and Equipment

Property and equipment at December 31, 2023 and 2022, consisted of the following:

	December 31,	December 31,
	2023	2022
Office equipment	$21,440	$13,872
Machinery	4,714,626	1,643,010
Software	70,000	70,000
Website	71,589	71,589
Leasehold improvements	1,409,767	1,257,108
Construction in progress	1,522,465	2,487,673
	7,809,887	5,543,252
Less: Accumulated depreciation and amortization	(967,602)	(508,257)
Total property and equipment, net	$6,842,285	$5,034,995

Construction in progress consists of costs incurred to build out our manufacturing facility in Irving Texas, along with the construction of our freeze driers. These costs will be capitalized as Leasehold Improvements and Machinery, respectively, upon completion.

On July 1, 2022, the Company disposed of certain leasehold improvements that were damaged. The Company received proceeds on the disposal of $62,308 pursuant to a settlement with the manufacturer, resulting in a gain on the disposal of property and equipment of $36,392, which represented the proceeds received, less the net book value at the time of disposal.

Depreciation of property and equipment was $459,345, including $168,271 capitalized as inventory, and $299,553, including $25,500 capitalized as inventory overhead and expensed to cost of goods sold, December 31, 2023 and 2022, respectively.

Note 9 – Leases

The Company determines if an arrangement is a finance lease or operating lease at inception and recognizes right-of-use (“ROU”) assets and lease liabilities at commencement date based on the present value of the lease payments over the lease term. For operating leases, our right-of-use assets are amortized on a straight-line basis over the lease term with rent expense recorded to operating expenses. The depreciable life of related leasehold improvements is based on the shorter of the useful life or the lease term.

The Company leases its 20,945 square foot facility under a non-cancelable real property lease agreement that expires on August 31, 2025, with two five-year options to extend, at a monthly lease rate of $10,036, with approximately a 3% annual escalation of lease payments commencing September 15, 2021, under which an entity owned entirely by Ira Goldfarb, the Company's Executive Chairman, is the landlord. The facility lease contains provisions requiring payment of property taxes, utilities, insurance, maintenance and other occupancy costs applicable to the leased premise. As the Company’s leases do not provide implicit discount rates, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate for the lease at the time of commencement was 5.75%.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

On July 1, 2023, the Company leased additional warehouse space in Irving, Texas, of approximately 9,000 feet under a 37-month lease at a rate of $8,456 per month, with approximately a 4% annual escalation of lease payments. The facility lease contains provisions requiring payment of property taxes, utilities, insurance, maintenance and other occupancy costs applicable to the leased premise. As the Company’s leases do not provide implicit discount rates, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate for the lease at the time of commencement was 8%.

On October 26, 2023, the Company entered into a lease agreement with Prologis, Inc., a Maryland corporation, which the Company intends to use as production space. The Company leased approximately 51,264 square feet in Dallas, Texas for an initial term of approximately five years and two months. The lease commenced on November 1, 2023. The base rent payments started at approximately $42,500 per month in the first year, and increase each year, up to approximately $51,700 per month during the last year of the initial term. The Company is also responsible for operating expenses of the premises, which start at $7,835 per month, with an annual escalation of 4.3%. As a deposit on the lease, the Company is required to provide a letter of credit to the Landlord in the amount of $300,000. The lease may be extended for a period of five years, at the option of the Company, at a rate to be based on a fair market rent rate determined at the time of the extension. The incremental borrowing rate for the lease at the time of commencement was 9.38%.

The components of lease expense were as follows:

	For the Year Ended
	December 31,
	2023	2022
Operating lease cost:
Amortization of right-of-use asset	$189,605	$67,564

Supplemental balance sheet information related to leases was as follows:

	December 31,	December 31,
	2023	2022
Operating lease:
Operating lease assets	$4,061,820	$1,261,525

Current portion of operating lease liability	$550,941	$52,543
Noncurrent operating lease liability	3,671,729	1,301,355
Total operating lease liability	$4,222,670	$1,353,898

Weighted average remaining lease term:
Operating leases (in years)	5.9	13.3

Weighted average discount rate:
Operating lease	8.20%	5.75%

Supplemental cash flow and other information related to operating leases was as follows:

	For the Year Ended
	December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$194,435	$45,970

Leased assets obtained in exchange for lease liabilities:
Total operating lease liabilities	$4,222,670	$1,353,898

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

The future minimum lease payments due under operating leases as of December 31, 2023 is as follows:

Fiscal Year Ending	Minimum Lease
December 31,	Commitments
2024	$874,000
2025	907,617
2026	881,562
2027	830,278
2028 and thereafter	1,980,505
5,473,962
Less effects of discounting	(1,251,292)
Lease liability recognized	$4,222,670

Note 10 – Notes Payable, Related Parties

Notes payable, related parties consists of the following at December 31, 2023 and 2022, respectively:

December 31,	December 31,
2023	2022

On May 11, 2023, the Company received $100,000 pursuant to a note and warrant purchase agreement from Bradley Berman, one of the Company’s directors, on behalf of the Bradley Berman Irrevocable Trust, as lender. The unsecured note matures on May 11, 2024. The note bears interest at 8% per annum, payable in cash semi-annually on June 30 and December 31, with appropriate pro rata adjustments made for any partial interest accrual period. The noteholder also received warrants to purchase 25,000 shares of common stock, exercisable at $2.50 per share over a ten-year term. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

$100,000	$-

On April 25, 2023, the Company received $50,000 pursuant to a note and warrant purchase agreement from the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, as lender. The unsecured note matures on April 25, 2024. The note bears interest at 8% per annum, payable in cash semi-annually on June 30 and December 31, with appropriate pro rata adjustments made for any partial interest accrual period. The noteholder also received warrants to purchase 12,500 shares of common stock, exercisable at $2.50 per share over a ten-year term. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

50,000	-

On April 25, 2023, the Company received $750,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Executive Chairman, Mr. Goldfarb, as lender. The unsecured note matures on April 25, 2024. The note bears interest at 8% per annum, payable in cash semi-annually on June 30 and December 31, with appropriate pro rata adjustments made for any partial interest accrual period. The noteholder also received warrants to purchase 187,500 shares of common stock, exercisable at $2.50 per share over a ten-year term. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

750,000	-

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

On April 11, 2023, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	-

On March 7, 2023, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	-

On March 2, 2023, the Company received $250,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Executive Chairman, Mr. Goldfarb, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	-

On February 1, 2023, the Company received $500,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Executive Chairman, Mr. Goldfarb, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 125,000 shares of common stock, exercisable at $2.60 per share over a ten-year term.	500,000	-

On January 5, 2023, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	-

On December 21, 2022, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	250,000

On September 29, 2022, the Company received $500,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Executive Chairman, Mr. Goldfarb, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 125,000 shares of common stock, exercisable at $2.60 per share over a ten-year term.	500,000	500,000

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

On September 29, 2022, the Company received $250,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, as lender. The unsecured note matures on August 23, 2025. The note bears interest at 8% per annum, payable on January 1, 2025. The noteholder also received warrants to purchase 62,500 shares of common stock, exercisable at $2.60 per share over a ten-year term.	250,000	250,000

On April 8, 2022, the Company received $2,000,000 pursuant to a note and warrant purchase agreement from a trust held by the Company’s Executive Chairman, Mr. Goldfarb, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 500,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	2,000,000	2,000,000

On April 8, 2022, the Company received $100,000 pursuant to a note and warrant purchase agreement with the Company’s Executive Chairman, Mr. Goldfarb, and Chief Executive Officer, Mrs. Goldfarb as lenders. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 25,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	100,000	100,000

On April 8, 2022, the Company received $100,000 pursuant to a note and warrant purchase agreement with IG Union Bower LLC, an entity owned by Ira Goldfarb, the Company’s Executive Chairman, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 25,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	100,000	100,000

On April 8, 2022, the Company received $920,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholder also received warrants to purchase 230,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	920,000	920,000

On December 31, 2021, the Company received $1,500,000 pursuant to a note and warrant purchase agreement with the Company’s Executive Chairman, Mr. Goldfarb, and Chief Executive Officer, Mrs. Goldman, as lenders. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholders also received warrants to purchase 225,000 shares of common stock, exercisable at $2.21 per share over a ten-year term.	1,500,000	1,500,000

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

On December 31, 2021, the Company received $500,000 pursuant to a note and warrant purchase agreement from the Lyle A. Berman Revocable Trust, as beneficially controlled by one of the Company’s directors, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 75,000 shares of common stock, exercisable at $2.21 per share over a ten-year term.	500,000	500,000

On December 31, 2021, the Company received $25,000 pursuant to a note and warrant purchase agreement from the Company’s former CFO, Bradley K. Burke, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 3,750 shares of common stock, exercisable at $2.21 per share over a ten-year term.	25,000	25,000

On December 31, 2021, the Company received $50,000 pursuant to a note and warrant purchase agreement from the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, as lender. The unsecured note bears interest at 8% per annum, compounded semi-annually, and shall be payable in cash semi-annually on June 30th and December 31st. The note matures on December 31, 2024. The noteholder also received warrants to purchase 7,500 shares of common stock, exercisable at $2.21 per share over a ten-year term.	50,000	50,000

Total notes payable, related parties	8,595,000	6,195,000
Less unamortized debt discounts:	1,880,712	2,692,757
Notes payable	6,714,288	3,502,243
Less: current maturities	2,543,146	-
Notes payable, related parties, less current maturities	$4,171,142	$3,502,243

The Company recorded total discounts of $1,154,050 and $2,811,138, consisting of debt discounts on warrants granted to the related parties during the years ended December 31, 2023 and 2022, respectively. The warrants were valued using Black-Scholes option pricing model with significant inputs as follows:

	For the Year Ended
	December 31,
	2023	2022
Weighted average expected volatility	155%	162%
Weighted average expected life (in years)	10	10
Weighted average risk-free interest rate	2.9%	2.5%
Expected dividend yield	-	-

The discounts are being amortized to interest expense over the term of the notes, until repayment, using the straight-line method, which closely approximates the effective interest method. The Company recorded $1,009,397 of related party stock-based interest expense pursuant to the amortization of discounts during the year ended December 31, 2023.

The Company recognized $598,340 and $320,580 of related-party note interest expense for the years ended December 31, 2023 and December 31, 2022.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 11 – Notes Payable

Notes payable consists of the following at December 31, 2023 and 2022, respectively:

	December 31,	December 31,
	2023	2022

On April 25, 2023, the Company received $400,000 pursuant to a note and warrant purchase agreement from an accredited investor, as lender. The unsecured note matures on April 25, 2024. The note bears interest at 8% per annum, payable in cash semi-annually on June 30 and December 31, with appropriate pro rata adjustments made for any partial interest accrual period. The noteholder also received warrants to purchase 100,000 shares of common stock, exercisable at $2.50 per share over a ten-year term. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

	$400,000	$-

On April 8, 2022, the Company received $80,000 pursuant to a note and warrant purchase agreement from an accredited investor, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholders also received warrants to purchase 20,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	80,000	80,000

On April 8, 2022, the Company received $500,000 pursuant to a note and warrant purchase agreement from an accredited investor, as lender. The unsecured note bears interest at 6% per annum, compounded semi-annually, and was payable in cash semi-annually on June 30th and December 31st. On August 23, 2022, the note was amended to update the terms of the interest payment to be payable at the earlier of the maturity date or January 1, 2025, rather than being paid semi-annually. The note matures on April 8, 2025. The noteholders also received warrants to purchase 125,000 shares of common stock, exercisable at $2.35 per share over a ten-year term.

	500,000	500,000

On June 16, 2020, the Company entered into a loan authorization and loan agreement with the United States Small Business Administration (the “SBA”), as lender, pursuant to the SBA’s Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business (the “EIDL Loan Agreement”) encompassing a $150,000 Promissory Note issued to the SBA (the “EIDL Note”)(together with the EIDL Loan Agreement, the “EIDL Loan”), bearing interest at 3.75% per annum. In connection with entering into the EIDL Loan, the Company also executed a security agreement, dated June 16, 2020, between the SBA and the Company (the “EIDL Security Agreement”) pursuant to which the EIDL Loan is secured by a security interest on all of the Company’s assets. Under the EIDL Note, the Company is required to pay principal and interest payments of $731 every month beginning June 16, 2021. All remaining principal and accrued interest is due and payable on June 16, 2050. The EIDL Note may be repaid at any time without penalty.

	150,000	150,000

Total notes payable	1,130,000	730,000
Less: unamortized debt discounts	222,024	336,085
Notes payable	907,976	393,915
Less: current maturities	313,938	-
Notes payable, less current maturities	$594,038	$393,915

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

The Company recorded total discounts of $202,285 and $444,330, consisting of debt discounts on warrants granted to accredited investors during the years ended December 31, 2023 and 2022, respectively. The warrants were valued using Black-Scholes option pricing model with significant inputs as follows:

	For the Year Ended
	December 31,
	2023	2022
Weighted average expected volatility	147%	154%
Weighted average expected life (in years)	10	10
Weighted average risk-free interest rate	3.1%	2.7%
Expected dividend yield	-	-

The discounts are being amortized to interest expense over the term of the notes, until repayment, using the straight-line method, which closely approximates the effective interest method. The Company recorded $164,589 and $108,245 of stock-based interest expense pursuant to the amortization of discounts during the years ended December 31, 2023 and 2022, respectively.

The Company recognized $56,346 and $31,546 of interest expense for the years ended December 31, 2023 and 2022, respectively.

The Company recognized interest expense for the years ended December 31, 2023 and 2022, as follows:

	December 31,	December 31,
	2023	2022
Interest on notes payable, related parties	$598,340	$320,580
Amortization of debt discounts on notes payable, related parties	1,009,396	817,594
Interest on notes payable	65,848	31,546
Amortization of debt discounts on notes payable	164,590	108,245
Interest - other	1,575	-
Total interest expense	$1,839,749	$1,277,965

Note 12 – Stockholders’ Equity

Preferred Stock

The Company has 20,000,000 authorized shares of $0.001 par value preferred stock. No shares have been issued to date.

Common Stock Sold for Cash

On November 20, 2023, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers, thereunder, an aggregate of 426,288 shares of the Company’s common stock at a price of $6.50 per share. Proceeds to the Company from the sale of the shares were $2,770,848. A total of 46,669 of these shares, or proceeds of $303,348 were purchased by officers and directors.

On August 25, 2023, the Company entered into a Stock Purchase Agreement with multiple accredited investors to sell and issue to the purchasers, thereunder, an aggregate of 735,000 shares of the Company’s common stock at a price of $5.00 per share. Proceeds to the Company from the sale of the shares were $3,675,000. A total of 195,000 of these shares, or proceeds of $975,000 were purchased by officers and directors.

Common Stock Issued to Directors for Services

On June 1, 2023, the Company issued an aggregate 21,095 shares of common stock amongst its five directors for annual services to be rendered. The aggregate fair value of the common stock was $125,230, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

On July 22, 2022, the Company accepted Mr. Joseph Lahti’s resignation from the Board of Directors and appointed Tim Creed as a member of the Board. Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Creed received 6,410 shares of common stock as compensation. The fair value of the shares was $25,000, based on the closing price of the Company’s common stock on the date of grant.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

On April 11, 2022, the Company appointed Joe Mueller as a member of the Board of Directors and Audit Committee. Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Mueller received 8,064 shares of common stock as compensation. The fair value of the shares was $24,998, based on the closing price of the Company’s common stock on the date of grant.

Common Stock Awarded to Advisory Panel Members

On April 20, 2022, the Company awarded an aggregate total of 8,000 shares of common stock to two advisory panel members for services. The aggregate fair value of the shares was $20,000, based on the closing price of the Company’s common stock on the date of grant.

On March 25, 2022, the Company awarded 4,255 shares of common stock to a newly appointed advisory panel member for services. The fair value of the shares was $10,000, based on the closing price of the Company’s common stock on the date of grant.

Note 13 – Options

The 2020 Equity Plan was approved by written consent of a majority of shareholders of record as of November 12, 2019 and adopted by the Board on December 5, 2019, as provided in the definitive information statement filed with Securities and Exchange Commission on January 10, 2020 (the “DEF 14C”). The description of the 2020 Equity Plan is qualified in its entirety by the text of the 2020 Equity Plan, a copy of which was attached as Annex C to the DEF 14C. On January 8, 2024, our stockholders took action by written consent to ratify the amendment to the 2020 Stock Incentive Plan (the “2020 Plan”) approved by the Board on December 15, 2023. On December 15, 2023, our Board approved an amendment to the 2020 Plan to effect an increase in the number of shares that remain available for issuance under the 2020 Plan by an additional 2,150,000 shares up to an aggregate of 2,272,954 shares available for issuance under the 2020 Plan (the “2020 Plan Amendment”). Before the 2020 Plan Amendment, the number of shares available for issuance under the 2020 Plan would be too limited to effectively operate as an incentive and retention tool for employees, officers, directors, non-employee directors and consultants of the Company and its affiliates (as defined in the 2020 Plan). The 2020 Plan and the approved increase will enable us to continue our policy of equity ownership by employees, officers, directors, non-employee directors and consultants of the Company and its affiliates as an incentive to contribute to the creation of long-term value for our stockholders.

Outstanding Options

Options to purchase an aggregate total of 2,260,813 and 590,991 shares of common stock were outstanding as of December 31, 2023 and 2022, respectively, at a weighted average strike price of $19.38 and $4.53, respectively. The weighted average life of exercisable outstanding options was 6.6 and 8.1 years as of December 31, 2023 and 2022, respectively.

Options Granted

On December 15, 2023, pursuant to the respective A&R Employment Agreements of Ira Goldfarb and Claudia Goldfarb, and the terms of the 2020 Equity Incentive Plan, Mr. Goldfarb was granted stock options entitling him to purchase up to 500,000 shares of common stock, and Mrs. Goldfarb was granted stock options entitling her to purchase 450,000 shares of common stock, at an exercise price of $9.75 per share. The shares will vest equally over a five-year period from grant date. In the case of a Change of Control (as defined in their respective A&R Employment Agreements) all shares granted in the Initial Option Grant will vest immediately. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 97% and a call option value of $8.15, was $7,752,000. The options are being expensed over the vesting period.

Additionally, on December 15, 2023, pursuant to their respective A&R Employment Agreements, Mr. Goldfarb was granted additional stock options entitling him to purchase up to 500,000 shares of common stock, and Mrs. Goldfarb was granted an additional 450,000 options to purchase shares of common stock, at an exercise price of $40.00. The shares will vest upon the Company’s stock price trading on a national securities exchange operated by Nasdaq or the New York Stock Exchange with a closing transaction price above $40.00 per share for a period of twenty consecutive trading days. In the case of a Change of Control (as defined in the A&R Employment Agreements) all shares granted in the additional option grant will vest immediately. The Company engaged a third-party valuation expert to perform a Monte-Carlo simulation options pricing model to determine the call value and expected term of the options. Based a volatility of $97% and a risk-free interest rate of 3.9%, the option value was $5.84, resulting in an aggregate value of $5,544,200, which will be amortized over the expected term of the options of 2.3 years.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

On November 13, 2023, the Company appointed Keith Terreri as Chief Financial Officer, and granted options to purchase 27,000 shares of common stock having an exercise price of $6.19 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 97% and a call option value of $5.12, was $138,240. These shares were subsequently forfeited when Mr. Terreri resigned as Chief Financial Officer on March 8, 2024.

During November 2023, five employees were granted options to purchase an aggregate of 61,500 shares of the Company's common stock, having a weighted average exercise price of $8.21, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 97% and a call option value of $6.77, was $416,245. The options are being expensed over the vesting period.

During July 2023, three employees were granted options to purchase an aggregate of 16,000 shares of the Company's common stock, having a weighted average exercise price of $4.61, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 90% and a call option value of $2.95, was $47,182. The options are being expensed over the vesting period.

On June 5, 2023, a total of nineteen employees and consultants were granted options to purchase an aggregate 46,405 shares of the Company’s common stock, having an exercise price of $3.66 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 84.2% and a call option value of $3.66, was $170,028. The options are being expensed over the vesting period.

On July 22, 2022, the Company appointed Tim Creed as a member of the Board. Pursuant to the Company’s 2020 Equity Plan, Mr. Creed was granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $3.90 per share. These options will vest 20% as of July 22, 2023 and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 137% and a call option value of $3.62, was $87,346. The options are being expensed over the vesting period.

On April 11, 2022, the Company appointed Joe Mueller as a member of the Board of Directors and Audit Committee. Pursuant to the Company’s 2020 Equity Plan, Mr. Mueller was granted options to purchase 24,151 shares of the Company’s common stock at an exercise price of $3.10 per share. These options will vest 20% as of April 11, 2023 and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.64, was $71,423. The options are being expensed over the vesting period.

On April 1, 2022, a total of nineteen employees and consultants were granted options to purchase an aggregate 35,977 shares of the Company’s common stock, having an exercise price of $2.75 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.64, was $95,099. The options are being expensed over the vesting period.

On April 1, 2022, the Company granted options to purchase 27,500 shares of the Company’s common stock, having an exercise price of $2.75 per share, exercisable over a 10-year term, to the Company’s then Chief Financial Officer. The options were to vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.64, was $72,692. The options were being expensed over the vesting period, however, pursuant to a Separation Agreement and Release, dated May 3, 2022, the vesting terms of the options were accelerated to be fully vested, resulting in $72,692 of stock-based compensation expense during the year ended December 31, 2022. Pursuant to the Separation Agreement and Release, the vesting of an aggregate 47,500, with a weighted average exercise price of $4.87, of Mr. Burke’s previously awarded options were also accelerated to be fully vested.

On March 30, 2022, a total of sixteen employees and consultants were granted options to purchase an aggregate 19,436 shares of the Company’s common stock, having an exercise price of $2.75 per share, exercisable over a 10-year term. The options will vest 60% on the third anniversary, and 20% each anniversary thereafter until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 407% and a call option value of $2.64, was $51,380. The options are being expensed over the vesting period, resulting in $7,096 of stock-based compensation expense during the year ended December 31, 2023. As of December 31, 2023, a total of $26,756 of unamortized expenses are expected to be expensed over the vesting period.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

On March 25, 2022, a newly appointed advisory panel member was granted options to purchase an aggregate 6,382 shares of the Company’s common stock, having an exercise price of $2.35 per share, exercisable over a 10-year term. The options will vest 20% on each anniversary over a five-year period, until fully vested. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 406% and a call option value of $2.26, was $14,413. The options are being expensed over the vesting period, resulting in $2,220 of stock-based compensation expense during the year ended December 31, 2023. As of December 31, 2023, a total of $12,193 of unamortized expenses are expected to be expensed over the vesting period.

The Company recognized a total of $711,068, and $782,081 of compensation expense during the years ended December 31, 2023 and 2022, respectively, related to common stock options that are being amortized over the implied service term, or vesting period, of the options. The remaining unamortized balance of these options is $14,625,420 as of December 31, 2023 and the weighted-average period over which these awards are expected to be recognized is approximately 2.4 years.

Options Cancelled or Forfeited

An aggregate 21,083 and 87,793 options with a weighted average strike price of $2.84 and $7.11 per share were forfeited by former employees during the years ended December 31, 2023 and 2022, respectively.

Options Expired

During the years ended December 31, 2023 and 2022 there were no options expirations.

Options Exercised

No options were exercised during the years ended December 31, 2023 and 2022.

The following is a summary of information about the Stock Options outstanding at December 31, 2023.

Shares Underlying
	Shares Underlying Options Outstanding				Options Exercisable
Weighted
	Shares		Average	Weighted	Shares	Weighted
	Underlying		Remaining	Average	Underlying	Average
	Options	Range of	Contractual	Exercise	Options	Exercise
	Outstanding	Exercise Prices	Life (in years)	Price	Exercisable	Price
December 31, 2022	590,991	$2.35 - $195.00	8.1	$4.53	160,199	$5.02
December 31, 2023	2,620,813	$2.35 - $195.00	6.6	$19.38	271,259	$4.69

The following is a summary of activity of outstanding stock options:

		Weighted
		Average	Average
	Number	Exercise	Intrinsic
	of Shares	Prices	Value
Balance, December 31, 2021	541,187	$6.77
Options granted	137,597	2.99
Options cancelled	(87,793)	(7.11)
Balance, December 31, 2022	590,991	$4.53	$2,677,189
Options granted	2,050,905	23.55
Options cancelled	(21,083)	(2.84)
Balance, December 31, 2023	2,620,813	$19.38	$50,802,052

Exercisable, December 31, 2023	271,259	$4.69	$1,272,205

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 14 – Warrants

Outstanding Warrants

Warrants to purchase an aggregate total of 2,291,250 shares of common stock at a $2.50 strike price, exercisable over a weighted average life of 8.51 years were outstanding as of December 31, 2023. Warrants are fair-valued using the Black-Scholes options pricing model, using the applicable volatility and risk-free rate based on the term of the warrant, at the issue date. The fair value of the warrants is allocated to the notes payable, and amortized to interest over the term of the notes. Interest expense related to debt discount amortization was $1,173,986 and $925,839 for the years ended December 31, 2023 and 2022 respectively.

Warrants Granted

On May 11, 2023, we closed on an offering to sell $100,000 of promissory notes and warrants to purchase an aggregate 25,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on May 11, 2024. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. On May 11, 2023, the Company received aggregate proceeds of $100,000 from one of the Company’s Directors on the sale of these notes and warrants.

On April 25, 2023, we closed on an offering to sell up to $1,200,000 of promissory notes and warrants to purchase an aggregate 300,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on April 25, 2024. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. On April 25, 2023, the Company received aggregate proceeds of $800,000 from two of the Company’s Directors and $400,000 from one accredited investor on the sale of these notes and warrants.

On April 11, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to a director pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption.

On December 21, 2022, the Company closed a private placement and concurrently entered into a note and warrant purchase agreement with related parties to sell an aggregate $2.075 million of promissory notes and warrants to purchase an aggregate 311,250 shares of common stock, representing 15,000 warrant shares per $100,000 of promissory notes. The warrants are exercisable at a price of $2.21 per share over a ten-year term.

On August 23, 2022, we closed on an offering to sell up to $2,500,000 of promissory notes and warrants to purchase an aggregate 625,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.60 per share, representing 25,000 warrant shares per $100,000 of Notes purchased. The notes mature on August 23, 2025. Loans may be advanced to the Company from time to time from August 23, 2022 to the Maturity Date. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. On various dates from September 29, 2022 through March 7, 2023, the Company received aggregate proceeds of $2,250,000 from two of the Company’s Directors on the sale of these notes and warrants.

On April 8, 2022, warrants to purchase an aggregate 925,000 shares of common stock were issued pursuant to a private placement debt offering in which aggregate proceeds of $3,700,000 were received in exchange for promissory notes and warrants to purchase an aggregate 925,000 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.35 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. A total of 780,000 of the warrants were issued to officers or directors.

No warrants were exercised, cancelled or expired during the year ended December 31, 2023. A total of 1,300 warrants with a weighted average exercise price of $3.00 per share expired during the year ended December 31, 2022

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

The following is a summary of activity of outstanding warrants:

		Weighted
		Average
	Number	Exercise
	of Shares	Prices
Balance, December 31, 2021	417,550	2.66
Warrants granted	1,175,000	2.40
Warrants expired	(1,300)	(3.00)
Balance, December 31, 2022	1,591,250	$2.47
Warrants granted	700,000	2.55
Warrants expired	-	-
Balance, December 31, 2023	2,291,250	$2.50

Exercisable, December 31, 2023	2,291,250	$2.50

Note 15 - Earnings Per Share

Basic and diluted earnings per share years ended December 31, 2023 and 2022

	For the Year Ended
	December 31,
	2023	2022
Net income (loss) attributable to common shareholders	$(3,060,433)	$(12,127,068)

Basic weighted average shares	5,168,339	4,835,389

Basic income and diluted loss per share	$(0.59)	$(2.51)

The table below includes information related to stock options and warrants that were outstanding at the end of each respective year ended December 31, 2023 and 2022. For periods in which we incurred a net loss, these amounts are not included in weighted average dilutive shares because their impact would be anti-dilutive.

	For the Year Ended
	2023	2022
Weighted average stock options	1,060,717	600,796
Weighted average price of stock options	$19.38	$4.81

Weighted average warrants	2,084,994	1,010,337
Weighted average price of warrants	$2.50	$2.47

Average price of common stock	$5.37	$4.06

Note 16 – Income Taxes

We account for income taxes under the provisions of ASC Topic 740, Income taxes, which provides for an asset and liability approach for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

We had no provision for income taxes for the years ended December 31, 2023 and 2022.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

The effective income tax rate for the years ended December 31, 2023 and 2022 consisted of the following:

	December 31,
	2023	2022
Federal statutory income tax rate	21.00%	21.00%
State income taxes	0.00%	0.00%
Permanent differences	(0.21)%	0.10%
Change in effective state income tax rate	0.00%	0.00%
True up prior year tax return	0.06%	(0.50)%
Change in valuation allowance	(20.85)%	(20.60)%
Net effective income tax rate	0.00%	0.00%

The components of the deferred tax assets and liabilities as of December 31, 2023 and 2022 are as follows:

	December 31,
	2023	2022
Deferred tax assets:
Federal and state net operating loss carryovers	$9,391,254	$8,681,830
Stock compensation	2,578,060	862,079
Stock-based debt discounts	440,963	925,839
Goodwill and intangibles	1,106,693	5,197,470
Reorganization costs	28,135	-
Allowance for bad debts	132
Total deferred tax assets	$13,545,237	$15,667,218

Deferred tax liabilities:
Property and equipment	(561,128)	(149,777)
Total deferred liabilities	(561,128)	(149,777)

Net deferred tax assets (liabilities)	12,984,109	15,517,441
Less: valuation allowance	(12,984,109)	(15,517,441)
Deferred tax assets (liabilities)	$-	$-

As of December 31, 2023, the Company has a net operating loss carryover of approximately $44,720,255. Under existing Federal law, a portion of the net operating loss may be utilized to offset taxable income through the year ended December 31, 2037. A portion of the net operating loss (“NOL”) carryover begins to expire in 2030. For tax years beginning after December 31, 2017, pursuant to the enactment of the Tax Cuts and Jobs Act (“TCJA”) net operating losses now carry forward indefinitely but are limited to offsetting 80% of taxable income in a tax year. Of the total net operating loss as of December 31, 2023, approximately $18,966,124 of the Company’s NOL is subject to the TCJA net operating loss provisions.

ASC Topic 740 provides that a valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In 2023, the Company decreased its valuation allowance from $15,517,441 to $12,984,109 to adjust for the decrease in net deferred tax assets. The Company believes it is more likely than not that the benefit of these remaining assets will not be realized.

The Company filed annual US Federal income tax returns and annual income tax returns for the state of Minnesota through 2020. Following the 2020 tax year, the Company has filed annual state franchise tax returns for the state of Texas. We are not subject to income tax examinations by tax authorities for years before 2020 for all returns. Income taxing authorities have conducted no formal examinations of our past federal or state income tax returns and supporting records.

The Company adopted the provisions of ASC Topic 740 regarding uncertainty in income taxes. The Company has found no significant uncertain tax positions as of any date on or before December 31, 2023.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 17 – Subsequent Events

Management has evaluated events and transactions subsequent to the balance sheet date through the date of this report (the day the financial statements were available to be issued) for potential recognition or disclosure in the financial statements. Management has not identified any items requiring recognition or disclosure, except as follows:

Change in Board of Directors

On January 5, 2024, Tim Creed tendered his resignation, effective January 5, 2024 from the Board of Directors and the Company appointed Edward Shensky as a member of the Board of Directors of the Company effective immediately. Mr. Creed’s resignation was not a result of any disagreement with the Company on any matter related to its operations, policies or practices. Mr. Shensky will stand for re-election at the Company’s next annual meeting. His appointment to the Board of Directors was not pursuant to any arrangement or understanding between Mr. Shensky and any other person.

Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Shensky will receive annualized compensation of $25,000, to be paid in cash or common stock, at the Company’s election, beginning with his appointment and continuing on each subsequent anniversary of his appointment thereafter or the date of his election at an annual meeting of shareholders, whichever comes first. On January 11, 2024, the Company issued an aggregate of 1,233 shares to Mr. Shensky under the Non-Employee Director Compensation Plan, which represents the number of shares to be issued based on the closing price of the Company’s shares on the OTCQB marketplace on January 10, 2024.

Employment Agreement with and Resignation of Chief Financial Officer

On January 11, 2024, the Board ratified the Employment Agreement (the “Terreri Employment Agreement”) entered into on December 1, 2023 with Keith Terreri, the Company’s Chief Financial Officer. The Terreri Employment Agreement supersedes Mr. Terreri’s previously filed offer letter and includes the previously approved compensation terms as well as restrictive covenants, a release and the severance terms described in more detail below. The Terreri Employment Agreement provides for Mr. Terreri’s entitlement to receive an annual base salary of $270,000 and an annual target bonus opportunity equal to 25% of base salary. Additionally, the Terreri Employment Agreement provides Mr. Terreri’s entitlement to a grant of 27,000 stock options, representing the right to purchase shares of the Company’s common stock, subject to Mr. Terreri’s continuous service to the Company through each vesting date.

On March 2, 2024, Mr. Terreri tendered his resignation effective as of March 4, 2024. None of Mr. Terreri’s options were vested at the time his resignation was effective, so in accordance with the Terreri Employment Agreement, all 27,000 of his options are forfeited.

Amendment to the 2020 Stock Incentive Plan

On January 8, 2024, our stockholders took action by written consent to ratify the amendment to the 2020 Stock Incentive Plan (the “2020 Plan”) approved by the Board on December 15, 2023. On December 15, 2023, our Board approved an amendment to the 2020 Plan to effect an increase in the number of shares that remain available for issuance under the 2020 Plan by an additional 2,150,000 shares up to an aggregate of 2,272,954 shares available for issuance under the 2020 Plan (the “2020 Plan Amendment”). Before the 2020 Plan Amendment, the number of shares available for issuance under the 2020 Plan would be too limited to effectively operate as an incentive and retention tool for employees, officers, directors, non-employee directors and consultants of the Company and its affiliates (as defined in the 2020 Plan). The 2020 Plan and the approved increase will enable us to continue our policy of equity ownership by employees, officers, directors, non-employee directors and consultants of the Company and its affiliates as an incentive to contribute to the creation of long-term value for our stockholders.

Approval of Option Grants under the 2020 Plan

On December 15, 2023 our Board of Directors approved option grants under the 2020 Plan to Ira Goldfarb and Claudia Goldfarb, subject to approval by a majority of the voting stockholders. In addition to ratifying the 2020 Plan Amendment, on January 9, 2024, the majority of voting stockholders of the Company approved Board on December 15, 2023.

On December 15, 2023, pursuant to the respective A&R Employment Agreements of Ira Goldfarb and Claudia Goldfarb, and the terms of the 2020 Equity Incentive Plan, Mr. Goldfarb was granted stock options entitling him to purchase up to 500,000 shares of common stock, and Mrs. Goldfarb was granted stock options entitling her to purchase 450,000 shares of common stock, at an exercise price of $9.75 per share. The shares will vest equally over a five-year period from grant date. In the case of a Change of Control (as defined in their respective A&R Employment Agreements) all shares granted in the Initial Option Grant will vest immediately.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Additionally, on December 15, 2023, pursuant to their respective A&R Employment Agreements, Mr. Goldfarb was granted additional stock options entitling him to purchase up to 500,000 shares of common stock, and Mrs. Goldfarb was granted an additional 450,000 options to purchase shares of common stock, at an exercise price of $40.00. The shares will vest upon the Company’s stock price trading on a national securities exchange operated by Nasdaq or the New York Stock Exchange with a closing transaction price above $40.00 per share for a period of twenty consecutive trading days. In the case of a Change of Control (as defined in the A&R Employment Agreements) all shares granted in the additional option grant will vest immediately.

Reincorporation

Effective February 15, 2024, Sow Good Inc. reincorporated to the State of Delaware from the State of Nevada under the name Sow Good Inc. pursuant to a plan of conversion (the “Plan of Conversion”), dated February 15, 2024 (the “Reincorporation”). The Reincorporation was effected by the Company filing (i) articles of conversion (the “Articles of Conversion”) with the Secretary of State of the State of Nevada, (ii) a certificate of conversion (the “Certificate of Conversion”) with the Secretary of State of the State of Delaware and (iii) a certificate of incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware. In connection with the Reincorporation the Company also adopted Amended and Restated Bylaws (the “Bylaws”).

Upon effectiveness of the Reincorporation:

•
the affairs of the Company ceased to be governed by the Nevada Revised Statutes, as amended, the Company’s existing articles of incorporation and the Company’s existing bylaws, and the affairs of the Company became subject to the Delaware General Corporation Law, as amended, the Certificate of Incorporation and the Bylaws;
•
the shares of Sow Good’s issued and outstanding common stock, with a par value $0.001 per share, converted into shares of the equivalent class of the Company’s Common Stock, each with a par value $0.001 per share, on a 1 share of common stock to 1 share of common stock basis;
•
each director and officer of Sow Good will continue to hold his or her respective position with the Company;
•
each employee benefit, stock option or other similar plan of Sow Good will continue to be an employee benefit, stock option or other similar plan of the Company; and
•
the Company will continue to file periodic reports and other documents with the SEC.

2024 Stock Incentive Plan

Effective February 15, 2024, the board of directors adopted the 2024 Plan (the “2024 Plan”) under which a total of 3,000,000 share of our common stock have been reserved for issuance of Incentive Stock Options, or ISOs, Non-Qualified Stock Options, or NSOs, restricted share awards, stock unit awards, SARs, other stock-based awards, performance-based stock awards, (collectively, “stock awards”) and cash-based awards (stock awards and cash-based awards are collectively referred to as “awards”). ISOs may be granted only to our employees, including officers, and the employees of our parent or subsidiaries. All other awards may be granted to our employees, officers, our non-employee directors, and consultants and the employees and consultants of our subsidiaries, and affiliates.

Sublease Agreement by and between Papsa Merx S. de R.S. de C.V. and the Company, dated January 19, 2024.

On January 19, 2024, Sow Good Inc., the Company entered into a sublease agreement with Papsa Merx S. de R.S. de C.V., a corporation registered in Mexico City, Mexico. Pursuant to the terms of the Sublease Agreement, the Company will sublease approximately 141 rentable square meters at Av. Roble 660, Valle del Campestre, 66265 San Pedro Garza García Municipality, Nuevo León, 66269 for a term of approximately seventeen months, which the Company intends to use as office space. The Term of the Lease Agreement will commence on February 1, 2024. The Sublease Agreement provides for rent payments at fixed price of $5,250 USD per month plus the corresponding Value Added Tax for the duration of the Term. The Company is also responsible for operating expenses of the Premises, which includes a maintenance fee, electricity and internet services. The Company is required to provide a deposit of guarantee in the amount of $5,250 USD in connection with the Sublease Agreement. The Sublease Agreement does not have a renewal period.

SOW GOOD INC.

NOTES TO THE FINANCIAL STATEMENTS

Board of Director Grants

On January 11, 2024, the Company issued an aggregate 7,060 shares of common stock amongst its five non-employee Directors for annual services to be rendered. The aggregate fair value of the common stock was $56,480, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

On February 9, 2024, the Company issued an aggregate 23,534 shares of common stock amongst its five non-employee Directors and three advisory Directors for annual services to be rendered. The aggregate fair value of the common stock was $519,280, based on the closing price of the Company’s common stock on the date of grant. The shares were expensed upon issuance.

Filing of an S-1

On February 13, 2024, the Company filed a Form S-1 Registration Statement in connection with a potential public offering of its common stock and uplist on a nationally recognized stock exchange.

1,200,000 Shares

SOW GOOD INC.

Common Stock

ROTH CAPITAL PARTNERS

CRAIG-HALLUM